ZiLOG, Inc.
                            ZiLOG-MOD III, Inc.
                          OFFERING MEMORANDUM AND
                            DISCLOSURE STATEMENT

         We are soliciting votes on our joint prepackaged reorganization plan from the holders of ZiLOG's outstanding 9 1/2% Senior Secured Notes due 2005 and holders of ZiLOG's outstanding Series A Cumulative Preferred Stock. Under the reorganization plan, holders of the 9 1/2% Senior Secured Notes due 2005 would exchange those notes for--


         PLEASE REVIEW CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 50 OF THIS DISCLOSURE STATEMENT.

         This document contains forward-looking statements. Unknown risks, uncertainties, and other factors might materially alter the actual results suggested by the statements.

         Neither the Securities and Exchange Commission, any state securities commission, nor any bankruptcy court has approved the securities to be issued under the reorganization plan or determined that this offering memorandum and disclosure statement is accurate or complete. It is illegal for anyone to tell you otherwise.


    o all of ZiLOG's newly-issued common stock (except 14% reserved for distribution under a management incentive plan);

    o 100% of the series A preferred stock to be issued by ZiLOG-MOD III, Inc., our currently wholly-owned subsidiary ("MOD III Subsidiary"). Each holder of MOD III Subsidiary's series A preferred stock will be entitled to receive a liquidation preference of an aggregate $30 million plus all accrued but unpaid dividends from the net proceeds of the sale of our MOD III fabrication plant in Nampa, Idaho (including all necessary assets used in the operation of the plant) and qualified operating lease proceeds from this plant; and

    o 50% of MOD III Subsidiary's series B preferred stock. Each holder of MOD III Subsidiary's series B preferred stock will be entitled to its pro rata share of the amount (if any) by which the MOD III plant's sale proceeds (less taxes and other expenses) exceed the liquidation preference plus accrued and unpaid dividends on the series A preferred stock. ZiLOG will hold the remaining 50% of the series B preferred stock. The series A preferred stock and the series B preferred stock issued to each holder of our Senior Notes will be traded together as a unit.

    The plan provides for the cancellation of ZiLOG's existing preferred and common stock and all related warrants and options. Each holder of ZiLOG common stock will receive a pro rata share of $50,000. Each holder of ZiLOG preferred stock will receive a pro rata share of $150,000.

    Under the plan, we will pay general unsecured creditors, such as trade creditors, in full, designate a new board of directors, enter into a two-year employment contract with our chief executive officer, and offer to execute mutual releases with current and former officers, directors, and controlling shareholders.

If the plan receives sufficient accepting votes, we intend to commence cases under Chapter 11 of the Bankruptcy Code and promptly seek the bankruptcy court's confirmation of the plan. The transactions described above will take place only if the court confirms the plan.

Recommendations: Our board of directors has unanimously approved this Offering Memorandum and Disclosure Statement and the reorganization plan and recommends that all holders of 9 1/2% Senior Secured Notes and all holders of our outstanding Series A Cumulative Preferred Stock submit ballots to accept the plan. In addition, all members of an informal group comprised of holders of 59% of our 9 1/2% Senior Secured Notes (the "Informal Group") have agreed to accept the reorganization plan, subject to the terms of a lock-up agreement summarized in these materials.

--------------------------------------------------------------------------------
 Voting Deadline:  Our voting agent must receive your vote to accept or reject the reorganization plan by 5:00 p.m. (New York
                   City time) on February 26, 2002.
--------------------------------------------------------------------------------

          The Voting Agent for the solicitation of acceptances is:
                         Innisfree M&A Incorporated


                             TABLE OF CONTENTS

                                                                            Page

I.    INTRODUCTION.............................................................1
      A.   The Plan............................................................1
      B.   Summary of Classification and Treatment of
           Claims and Interests................................................3
      C.   Voting - Who May Vote; Voting Procedure and Deadline................4
      D.   Confirmation........................................................5
      E.   Overview of Chapter 11..............................................5
      F.   Exhibits............................................................6

II.   THE BUSINESS.............................................................7
      A.   Company History and General Background..............................7
      B.   Capital Structure of the Company....................................7
      C.   Business Strategy/Post-Confirmation Business Plan...................8
      D.   Directors and Officers of the Company...............................8

III.  KEY EVENTS LEADING TO THE RESTRUCTURING.................................15
      A.   Certain Reasons for Our Current Financial Condition................15
      B.   Restructuring Activities...........................................16
      C.   Prepackaged Chapter 11 Plan........................................20
      D.   Creation of MOD III Subsidiary, MOD III Subsidiary Guarantee.......21

IV.   ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES..........................21
      A.   Administration of the Chapter 11 Cases.............................21
      B.   Bar Date...........................................................22
      C.   Confirmation Hearing...............................................22

V.    THE REORGANIZATION PLAN.................................................22
      A.   Classification and Treatment of Claims and Equity
           Interests Under the Plan...........................................22
      B.   Implementation of the Plan.........................................27
      C.   Securities Laws Matters............................................31
      D.   Plan Provisions Governing Distribution.............................34
      E.   Other Plan Provisions..............................................36

VI.   DESCRIPTION OF NEW SECURITIES TO BE ISSUED UNDER THE PLAN...............42
      A.   The New MOD III Series A Preferred Stock...........................42
      B.   The New MOD III Series B Preferred Stock...........................47
      C.   The New ZiLOG Common Stock.........................................48

VII.  CERTAIN FACTORS AND RISKS AFFECTING THE COMPANY.........................50
      A.   Certain Bankruptcy Law Considerations and Risks....................50
      B.   Risks Related to the New Securities................................52
      C.   Factors Affecting the Reorganized Company..........................54

VIII. HOW TO VOTE ON THE PLAN.................................................66
      A.   Voting Procedures..................................................66
      B.   Classes Impaired Under the Plan....................................68

IX.   CONFIRMATION AND EFFECTIVENESS OF THE PLAN..............................69
      A.   Confirmation Hearing...............................................69
      B.   Confirmation Requirements..........................................69
      C.   Effectiveness of the Plan..........................................73

X.    ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN...............74
      A.   Liquidation Under Chapter 7........................................74
      B.   Alternative Plan of Reorganization.................................74

XI.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.....................75
      A.   Certain Federal Income Tax Consequences to Senior Note Holders.....76
      B.   Certain Federal Income Tax Consequences to Holders of Shares.......80
      C.   Certain Federal Income Tax Consequences to Holders of
           New MOD III Series A Preferred Stock...............................81
      D.   Certain Federal Income Tax Consequences to Holders of
           New MOD III Series B Preferred Stock...............................83
      E.   Certain Federal Income Tax Consequences to Holders of
           New ZiLOG Common Stock.............................................83
      F.   Certain Federal Income Tax Consequences to the Company
           and MOD III Subsidiary.............................................84
      G.   Information Reporting and Backup Withholding.......................85

XII.  ADDITIONAL DISCLOSURE...................................................85
      A.   Incorporation of Documents By Reference............................85
      B.   Cautionary Statements..............................................86
      C.   Where You Can Find More Information................................87

XIII. CONCLUSION..............................................................87



                              I. INTRODUCTION

         In this Offering Memorandum and Disclosure Statement, "we," "ZiLOG," the "Company," the "Debtor," and similar expressions refer to ZiLOG, Inc., and the "Reorganized Debtor" and "Reorganized ZiLOG" refer to ZiLOG, Inc. after the consummation of the Plan. "MOD III Subsidiary" refers to ZiLOG-MOD III, Inc., ZiLOG's currently wholly-owned subsidiary, and "Reorganized MOD III Subsidiary" refers to ZiLOG-MOD III, Inc. after the consummation of the Plan. Capitalized terms not otherwise defined in this document have the meanings given to them in the reorganization plan attached as Exhibit 1.

A.       The Plan

         In this Offering Memorandum and Disclosure Statement, we are proposing a transaction with the holders of our outstanding 9 1/2% Senior Secured Notes due 2005 (the "Senior Notes") that will significantly deleverage our capital structure, reduce our debt service requirements, and enhance our ability to grow our business. We intend to implement the transaction through a plan of reorganization (the "Plan"), to be confirmed under Chapter 11 of the United States Bankruptcy Code. Under this Plan, the obligations of both the Company and MOD III Subsidiary will be restructured.

         Under the Plan, the Senior Notes will be cancelled. Each holder will receive, in exchange for its Senior Notes, its pro rata share of:

         o 100% of the newly-issued series A preferred stock (the "New MOD III Series A Preferred Stock") issued by our currently wholly-owned subsidiary ("MOD III Subsidiary"). Holders of the New MOD III Series A Preferred Stock will be entitled to receive an aggregate liquidation preference of $30 million plus any accrued but unpaid dividends on the New MOD III Series A Preferred Stock from the net proceeds of the sale of our MOD III fabrication plant including the facility, equipment and all other assets necessary for the operation of the facility, located in Nampa, Idaho (the "Net Sale Proceeds"), which we will transfer to MOD III Subsidiary when the Plan becomes effective and from certain Qualified Operating Lease Proceeds (as defined in Section VI.A herein). Dividends will accrue on the New MOD III Series A Preferred Stock at 9 1/2% per annum. We will not consummate a sale of the facility before the Effective Date of the Plan. We cannot assure you that there will be a market for the facility or that we will be able to sell it for an acceptable price.

         o 50% of MOD III Subsidiary's newly-issued series B preferred stock (the "New MOD III Series B Preferred Stock"). We will retain the remaining 50% of the New MOD III Series B Preferred Stock. Holders of the New MOD III Series B Preferred Stock will be entitled to receive the Net Sale Proceeds in excess of the amount required to pay the liquidation preference and accrued but unpaid dividends on the New MOD III Series A Preferred Stock. We cannot assure you that the Net Sale Proceeds will exceed the amount due on the New MOD III Series A Preferred Stock.

         o 100% of our newly-issued common stock (the "New ZiLOG Common Stock"), except for 14% of the New ZiLOG Common Stock, which will be reserved for issuance to our employees, consultants, and directors under a management incentive plan attached to the Plan as Exhibit 3 (the "Management Incentive Plan").

For more information about these new securities, see Section VI, "DESCRIPTION OF NEW SECURITIES TO BE ISSUED UNDER THE PLAN."

         The Plan provides for the cancellation of our currently outstanding preferred and common stock and all options and warrants relating thereto. Each holder of common stock will receive a pro rata share of $50,000. Each holder of preferred stock will receive a pro rata share of $150,000.

         The Plan provides for the payment in full, with interest if appropriate, or reinstatement, as appropriate, of all employee and trade claims. Upon the Plan's effectiveness we will, among other things, revise our charter and bylaws, enter into a new secured financing agreement (the "Amended and Restated Financing Agreement") with The CIT Group/Business Credit, Inc. ("CIT"), or another lender, if the terms are not less favorable to Reorganized ZiLOG than the commitment letter provided by CIT and attached to the Plan as Exhibit 1, that will replace our existing CIT facility ("CIT Financing Agreement"), designate a new board of directors, and enter into a new, two-year employment agreement with James M. Thorburn, our Acting Chief Executive Officer pursuant to which Mr. Thorburn will become our Chief Executive Officer and Chairman of the Board on the Effective Date. Mr. Thorburn has agreed to enter into the form of the new employment agreement attached to the Plan. In addition, the entities doing business as Texas Pacific Group, including TPG Partners II, L.P. (collectively, "TPG"), have agreed to furnish the non-solicitation and non-hire agreement and the tax loss undertaking, each as described below.

         The only stakeholders in our Company whose claims or interests are impaired by the Plan are the holders of the Senior Notes (who will receive the consideration described above) and the holders of our outstanding preferred stock and common stock (who will receive their pro rata share of the cash distributions described above). The Plan also provides for certain releases to be given to former and current officers, directors, controlling shareholders, or affiliates of controlling shareholders (collectively, "Managers") that in turn grant releases to the Company (each, a "Mutual Release"). Under the Plan, the Company reserves the right to pursue claims against (i) Managers who do not enter into the Mutual Release and (ii) creditors whose claims are disputed.

         We have not yet commenced the Chapter 11 cases. We believe that by soliciting acceptances of the Plan first, the Chapter 11 cases will likely be shorter and less costly and result in less disruption to our continuing business operations. If the Plan receives sufficient accepting votes, we will commence cases under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of California, San Jose Division (the "Bankruptcy Court"), and promptly seek an order from that court confirming the Plan. For more information about the Chapter 11 cases, see Section IV, "ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES."

         If the Plan does not receive sufficient acceptances for confirmation, we may have to commence Chapter 11 cases without the benefit of a preaccepted reorganization plan. Section VII, "CERTAIN FACTORS AND RISKS AFFECTING THE COMPANY," discusses that and other risks and uncertainties relating to the Plan's confirmation and consummation. Please review that section carefully before voting.

         The Plan is the product of negotiations between the Company and an informal group comprised of holders of Senior Notes ("Informal Group"). The Informal Group has advised us that its members hold approximately 59% of the approximately $280 million in outstanding Senior Notes. The Informal Group is represented by the law firms of Klee, Tuchin, Bogdanoff & Stern LLP, and Alschuler, Grossman, Stein & Kahan LLP, and by Credit Suisse First Boston Corporation as its financial advisors.

         A copy of the Plan is attached to this Offering Memorandum and Disclosure Statement as Exhibit 1. Our board of directors recommends that holders of Senior Notes and holders of preferred stock vote to accept the Plan. In addition, all members of the Informal Group have agreed to vote to accept the Plan, subject to the terms of the lock-up agreement described in
Section III.B.5, "KEY EVENTS LEADING TO THE RESTRUCTURING - Restructuring Activities - Senior Notes Negotiations."

B.       Summary of Classification and Treatment of Claims and Interests

         The following chart summarizes the classification and treatment of claims and interests under the Plan. For more detail about these and other provisions of the Plan, see Section V, "The Reorganization Plan."


----------------------------------------------------------------------------------------------------------------------------

CLASS                              DESCRIPTION OF CLAIMS OR INTERESTS IN CLASS           TREATMENT UNDER THE PLAN
----------------------------------------------------------------------------------------------------------------------------
-- Administrative Claims           Costs and expenses of the Chapter 11 cases,           Paid in full.
                                   including professional fees.

Estimated Amount: see Article V,
"THE REORGANIZATION PLAN."
----------------------------------------------------------------------------------------------------------------------------

-- Priority Tax Claims             Federal and state government tax claims,              Paid in full.
                                   entitled to priority under Bankruptcy Code
                                   ss. 507(a)(8)

Estimated Amount: see Article V,
"THE REORGANIZATION PLAN."
----------------------------------------------------------------------------------------------------------------------------

Class 1 - Other Priority Claims    Other unsecured claims, other than                    Paid in full.
                                   Administrative Claims and Priority Tax
                                   Claims, entitled to priority under
                                   Bankruptcy Code ss. 507(a).
Estimated allowed amount:  $0.
----------------------------------------------------------------------------------------------------------------------------

Class 2 - Secured Lender Claims    Claims under the CIT Financing Agreement.             Paid in full, under a new financing
                                                                                         agreement with CIT.

Estimated allowed amount:
$13 million.
----------------------------------------------------------------------------------------------------------------------------

Class 3 - Senior Note Claims       Claims of holders of our 9 1/2% Senior                Each holder will receive its pro
                                   Secured Notes.                                        rata share of (a) 100% of the New
                                                                                         MOD III Series A Preferred Stock
Allowed amount:  $280 million                                                            issued by MOD III Subsidiary, (b)
plus interest through Petition                                                           50% of the New MOD III Series B
Date.                                                                                    Preferred Stock issued by MOD III
                                                                                         Subsidiary, and (c) 100% of
                                                                                         New ZiLOG Common Stock issued
                                                                                         by ZiLOG (subject to issuance
                                                                                         of shares under a management
                                                                                         incentive plan). See Article
                                                                                         VI, "DESCRIPTION OF NEW
                                                                                         SECURITIES TO BE ISSUED UNDER
                                                                                         THE PLAN."


----------------------------------------------------------------------------------------------------------------------------

Class 4 - Other Secured Claims     Secured claims other than claims in                   At our option: (a) each claim will
                                   Classes 2 or 3.                                        be paid in full together with
                                                                                         interest and reasonable fees, cost,
(Each Other Secured Claim will                                                           or charges, if any, payable under
constitute a separate Class,                                                             Bankruptcy Code ss 506(b); (b) the
numbered 4.1, 4.2, 4.3 and so on)                                                        holder of the claim will receive the
                                                                                         collateral securing the claim; or
                                                                                        (c) the claim will be treated in any
                                                                                         other manner that will leave it
Estimated allowed amount:  $0.                                                           unimpaired, as that term is used in
                                                                                         Bankruptcy Code ss.1124.
----------------------------------------------------------------------------------------------------------------------------

Class 5 - General Unsecured        Unsecured Claims not entitled to priority under       Paid in full (plus postposition
Claims                             Bankruptcy Code ss. 507, other than claims in         interest if otherwise payable under
                                   Class 3.                                              nonbankruptcy law).


Estimated allowed amount:  See
Section V, "THE REORGANIZATION
PLAN."
----------------------------------------------------------------------------------------------------------------------------

Class 6 - Old MOD III Common       MOD III's outstanding common stock, and all           Unimpaired.
Stock                              related warrants, options, and claims.
----------------------------------------------------------------------------------------------------------------------------

Class 7 - Old ZiLOG Preferred      ZiLOG's outstanding preferred stock, and all          Cancelled; each holder will receive
Stock                              related warrants, options, and claims.                its pro rata share of $150,000.
----------------------------------------------------------------------------------------------------------------------------

Class 8 - Old ZiLOG Common         ZiLOG's outstanding voting and class A                Cancelled; each holder will receive
Stock                              non-voting  common stock, and all                     its pro rata share of $50,000.
                                   related warrants, options, and claims.
----------------------------------------------------------------------------------------------------------------------------


C.       Voting - Who May Vote; Voting Procedure and Deadline

         Under the Plan, only holders of claims in Class 3 (holders of Senior Notes) and holders of interests in Class 7 (holders of preferred stock) are entitled to vote to accept or reject the Plan. All other claims and interests, other than the holders of claims in Class 8 (holders of common stock), are "unimpaired" under the Plan, and their holders are deemed to accept the Plan and are not entitled to vote. The Plan impairs our equity securities - preferred and common stock and related rights or claims in Classes 7 and 8 - by canceling them; the holders of the outstanding common stock will receive a pro rata share of $50,000 and holders of outstanding preferred stock will receive a pro rata share of $150,000. We will request the Bankruptcy Court to confirm the Plan regardless of whether the holders of common stock accept the Plan. Accordingly, we will not solicit votes from Class 8.

         If you are a holder of Senior Notes or preferred stock, you will receive a ballot together with this Offering Memorandum and Disclosure Statement. Please carefully read the instructions for voting on the ballot and in Section VIII, "How to Vote on the Plan."

         January 15, 2002 has been established as the record date for voting on the Plan. Only holders of Senior Notes and holders of preferred stock on that date are entitled to vote.

         February 26, 2002 at 5:00 p.m. (New York City time) is the deadline for voting on the Plan. If our voting agent does not receive your vote by February 26, 2002, it will not be counted. If the enclosed return envelope is addressed to your broker, bank, or other nominee, please allow sufficient time for your nominee (or its agent) to process and forward your vote so that the voting agent receives it by the voting deadline. The voting agent will not accept faxed ballots or ballots submitted electronically. If you are a holder of Senior Notes or preferred stock and you did not receive a ballot, received a damaged ballot, or have lost your ballot, or if you have any questions concerning the procedures for voting on the Plan, please call the voting agent: Innisfree M & A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022 at (877) 750-2689.

D.       Confirmation

         Under the Bankruptcy Code, a class of claims has accepted the plan if a majority of holders of claims in the class, holding at least two-thirds in amount of the claims in the class, votes to accept it, counting only those who vote.

         Under Bankruptcy Code ss. 1129(b), the court may confirm a reorganization plan even if a class of claims or interests votes to reject it (or is deemed not to accept it), so long as certain conditions are satisfied with respect to the dissenting class. Because Class 8 (consisting of interests based on our common stock and any related claims) will not have accepted the Plan, we intend to ask the court to confirm the Plan under ss.1129(b). Although we believe that the Plan satisfies ss. 1129(b)'s requirements for confirmation, we cannot assure you that the Bankruptcy Court will confirm the Plan.

         For a more detailed description of the requirements and effect of confirmation, see Section IX, "CONFIRMATION AND EFFECTIVENESS OF THE PLAN."

         If the Bankruptcy Court confirms the Plan, its provisions will be binding on all holders of Senior Notes and holders of preferred stock, including holders who vote against the Plan.

E.       Overview of Chapter 11

         Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor may reorganize its business for the benefit of itself, its creditors, and equity interest holders. Another goal of Chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated equity interest holders with respect to the distribution of a debtor's assets.

         The commencement of a Chapter 11 case creates an estate consisting of all legal and equitable interests of the debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor in possession."

         The consummation of a reorganization plan is the principal objective of a Chapter 11 case. A reorganization plan sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a reorganization plan by the bankruptcy court makes the plan binding on the debtor, any issuer of securities under the plan, any person acquiring property under the plan, and any creditor or equity interest holder of the debtor. Subject to certain exceptions, the confirmation order discharges a debtor from any debt that arose before the date of confirmation of the plan and substitutes for the debt the obligations specified in the confirmed plan.

         The Bankruptcy Code permits a debtor to solicit acceptances of its proposed reorganization plan before commencing the Chapter 11 case, as we are doing here. Under Bankruptcy Code ss. 1126(b), the solicitation must comply with any applicable nonbankruptcy law or, if there is no applicable nonbankruptcy law, with the Bankruptcy Code's disclosure requirements applicable to solicitations made after the commencement of a Chapter 11 case. In either case, before confirming the plan the court must find that the solicitation complied with ss. 1126(b). At the hearing to confirm the Plan, we will ask the court to approve this Offering Memorandum and Disclosure Statement and find that our solicitation of votes on the Plan complied with ss. 1126(b).

         No court has made a determination regarding the merits of the Plan described in this Offering Memorandum and Disclosure Statement. Therefore, the Plan's terms are not yet effective. If the Company commences the Chapter 11 cases and the court confirms the Plan, then the Plan will become effective upon the satisfaction of the conditions to the Effective Date set forth in the Plan.

F.       Exhibits

         Following is a list of the Exhibits to this Offering Memorandum and Disclosure Statement:

         o    The Plan - Exhibit 1

         o    Financial Projections - Exhibit 2

         o    Reorganization Value - Exhibit 3

         o    Liquidation Analysis - Exhibit 4

         o    Pending Litigation - Exhibit 5

         o Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000 (without exhibits thereto) - Exhibit 6

         o Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2001 - Exhibit 7

         o Quarterly Report on Form 10-Q for the fiscal quarter ended July 1, 2001 - Exhibit 8

         o Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001 - Exhibit 9

         o    Current Report on Form 8-K filed December 28, 2001 - Exhibit
              10

                             II. THE BUSINESS

         The following description of our business is qualified in its entirety by reference to Item 1, "Business," in our most recent Annual Report on Form 10-K/A, attached as Exhibit 6.

A.       Company History and General Background

         We design, manufacture, and market semiconductor micro-logic devices for the communications and embedded control markets. Our communications devices enable data communications and telecommunications companies to process and transmit information. Embedded control devices enable a broad range of consumer and industrial electronics manufacturers to control the functions and performance of their products. These devices target functions such as the speed of a motor, the on-screen display of a television or videocassette recorder, and the charging cycle of a battery charger. We currently offer 800 products that are sold in a wide selection of configurations to over 5,000 original equipment manufacturers and end-users worldwide.

         Founded in 1974 by Ralph Ungermann (co-founder of networking product maker Ungermann-Bass, now part of Compaq) and Federico Fagin (co-inventor of the microchip), we built one of the first mass-produced microprocessors. In 1981, Exxon acquired the Company. Following a management buyout in 1989, we went public in 1991 and were traded on the New York Stock Exchange. Originally incorporated in California, in 1997 we re-incorporated in Delaware. In 1998, TPG acquired a majority stake in the Company and took the Company private.

         Headquartered in San Jose, California, we employ approximately 900 people worldwide. We maintain design centers in San Jose; Austin, Texas; Ft. Worth, Texas; Nampa, Idaho; Seattle, Washington; and Bangalore, India, a worldwide customer service center in Austin, advanced manufacturing in Nampa, and test operations in Manila, Philippines. The address of our principal executive offices is 532 Race Street, San Jose, California, 95126. Our main telephone number is (408) 558-8500.

B.       Capital Structure of the Company

         The Company is highly leveraged. Our primary debt obligations arise from the following:

         o On February 28, 1998, we issued $280 million in principal amount of the Senior Notes.

         o On December 30, 1998, we entered into the CIT Financing Agreement. The amount outstanding under the revolving facility of this agreement as of December 31, 2001, was approximately $12.8 million.

         As of December 31, 2001, there were issued and outstanding 250,000 shares of series A cumulative preferred stock, 10,000,000 shares of class A non-voting common stock, and 32,017,222 shares of common stock. As of the same date, we also have 6,498,730 options outstanding with a weighted average exercise price of $3.83. Of these, 4,268,584 were exercisable as of December 31, 2001. All of these securities will be cancelled under the Plan.

C.       Business Strategy/Post-Confirmation Business Plan

         The Company has three primary business segments: (1) microprocessors (MPUs); (2) microcontrollers (MCUs); and (3) wireless. Over time we expect these businesses will become increasingly integrated as different semiconductor devices communicate over a very large range of communication networks. We call this increasing connectivity of people and devices "Extreme Connectivity." Today, our MPU business is introducing "embedded web servers", a complete internet-enabled web server on a chip. Our MCU business is completely overhauling the core Z8 microcontroller product line, adding flash memory technology to enable in-field programmability, and exploring lightweight communication protocols to network low cost MCUs together. Our wireless business is introducing a broad range of infra-red wireless (IrDA) modules for use in cell phones, PDA's, and other mobile devices.

D.       Directors and Officers of the Company

1.       Directors and Executive Officers

         The following table sets forth certain information regarding individuals who currently serve as directors, executive officers, or other key employees of ZiLOG. Officers are appointed by our board of directors and serve at the board's discretion. The officers and other key employees listed below serve on the Company's Executive Council, which meets periodically to advise the Chief Executive Officer concerning certain matters.

     Name                           Age         Position
     ----                           ---         --------
     John W. Marren                  38         Director

     William S. Price, III           45         Director

     James M. Thorburn               46         Director and Acting Chief
                                                Executive Officer and President

     Michael D. Burger               43         Director and Executive Vice
                                                President and General Manager

     Gerald J. Corvino               53         Senior Vice President and Chief
                                                Information Officer

     Perry Grace                     44         Vice President and Chief
                                                Financial Officer

     Daniel M. Jochnowitz            40         Vice President and General
                                                Counsel and Secretary

         John W. Marren joined Texas Pacific Group in 2000 as a partner and currently leads TPG's technology team. He also serves on the Board of Directors of GlobeSpan and Zhone, and on the Advisory Board of Intel 64 Venture Fund. From 1996 through 2000, Mr. Marren was a Managing Director at Morgan Stanley Dean Witter, most recently as co-head of the Technology Investment Banking Group. Prior to Morgan Stanley, he was a Managing Director and Senior Semiconductor Research Analyst at Alex. Brown and Sons. He spent eight years in the semiconductor industry working for VLSI Technology and Vitesse Semiconductor. Mr. Marren received his B.S. in Electrical Engineering from the University of California in Santa Barbara.

         William S. Price III became a director of the Company upon consummation of the Merger. Mr. Price was a founding partner of Texas Pacific Group in 1993. Prior to forming Texas Pacific Group, Mr. Price was Vice President of Strategic Planning and Business Development for GE Capital, and from 1985 to 1991 he was employed by the management consulting firm of Bain & Company, attaining partnership status and acting as co-head of the Financial Services Practice. Mr. Price is a graduate of Stanford University and received a Juris Doctorate degree from the Boalt Hall School of Law at the University of California, Berkeley. Mr. Price is Chairman of the Board of Favorite Brands International, Inc. and Co-Chairman of the Board of Beringer Wine Estates. He also serves on the Boards of Directors of Continental Airlines, Inc., Del Monte Foods, Denbury Resources, Inc., Vivra Specialty Partners, Inc., Landis & Gyr, Belden & Blake Corporation, Punch Taverns, Aerfi, and American Center for Wine, Food and Arts.

         James M. Thorburn was appointed Acting Chief Executive Officer and President in March 2001 and became a director in January 2002. He is also employed by Texas Pacific Group as a consultant. Prior to his joining the Company, Mr. Thorburn was Senior Vice President and Chief Operating Officer of ON Semiconductor. From May 1998 until August 1999, Mr. Thorburn served as Senior Vice President and Chief Financial Officer of ZiLOG. Prior to his joining the Company, Mr. Thorburn was the Vice President of Operations Finance at National Semiconductor. During his 17 year career at National Semiconductor, Mr. Thorburn also managed the financial needs for National Semiconductor's Communications and Computing Group, Analog Division and European Operations. Mr. Thorburn holds a Bachelor of Science degree in Economics from the University of Glasgow, Scotland and is a qualified accountant with the Institute of Chartered Management Accountants.

         Michael D. Burger was appointed Executive Vice President and General Manager of the Connecting Technology Business Unit in April 2001 and became a director in January 2002, having joined the Company in December 1998 as Senior Vice President of Worldwide Sales. Prior to his position at ZiLOG from 1998, Mr. Burger was Vice President of Worldwide Marketing and Sales at QuickLogic Corporation. Prior to QuickLogic beginning in 1985, Mr. Burger was the Vice President and Managing Director for National Semiconductors ASICs Division based in Hong Kong.

         Gerald J. Corvino was appointed Senior Vice President and Chief Information Officer for ZiLOG in June 1998. Beginning in 1996, 1994, and 1979 respectively, Mr. Corvino held the position of CIO for Oracle Corporation, CIO for AT&T Microelectronics, and Vice President Corporate Information Services at Amdahl. Mr. Corvino studied three years toward a Bachelor of Science in Mathematics at Boston College and is certified for Managing Information Systems Resources from Harvard Business School.

         Perry Grace was appointed Vice President and Chief Financial Officer for ZiLOG in July 2001. Prior to ZiLOG, Mr. Grace served as Vice President of Finance and Chief Financial Officer for Ramp Networks, an Internet security appliance provider acquired by Nokia in 2001. Prior to Ramp, Mr. Grace was employed by National Semiconductor Corporation from 1987 to 1999, where he held several finance and controller positions. Mr. Grace holds a Bachelor of Science degree in Accounting and Finance, Commercial Law, and Computer Science from Deakin University in Geelong, Australia, and is a chartered accountant.

         Daniel J. Jochnowitz was appointed Vice President, General Counsel, and Secretary for ZiLOG in June 2001. Prior to ZiLOG, Mr. Jochnowitz served as Senior Corporate Counsel for Inktomi Corporation. Prior to Inktomi, Mr. Jochnowitz was the Senior Vice President and General Counsel for BHP Power, Inc. Earlier in his career, Mr. Jochnowitz worked for O'Melveny & Meyers; Milbank, Tweed, Hadley & McCloy; and Milgrim Thomajan & Lee PC. He also clerked for the Honorable William E. Doyle of the Tenth Circuit Court of Appeals in Denver, Colo. Mr. Jochnowitz received a Bachelor of Arts degree and a Juris Doctorate from Columbia University.

2.       Compensation of Directors

         In the past, each outside director has received an option grant for 15,000 shares of common stock effective as of the date of their election or appointment as a member of the Board of Directors and an annual stock option grant of 7,500 shares. All options will be terminated under the Plan. Beginning January 2001, each outside director became entitled to receive a cash retainer of $20,000 per annum. Each outside director also has received $1,000 per meeting of the board or any committee of the board, whether the outside director appeared in person or by telephone, and reimbursement of expenses incurred to attend the meeting. This compensation was not paid pursuant to consulting contracts. The Company's other directors have not received any compensation for service on the board. There are no family relationships between any directors or executive officers of the Company. While this is how members of the board have been compensated in the past, it may not reflect how they will be compensated in the future.

3.       Employment Contracts

         In May 2000, we entered into an employment agreement and nondisclosure agreement with Gerald J. Corvino, in which Mr. Corvino agreed to serve as our Senior Vice President, Chief Information Officer. The term of the agreement is two years, commencing May 31, 2000, and may be extended for a period of two years upon a change of control, as that term is defined in the agreement. The full text of this agreement may be found in Exhibit
10.12 to our most recent Form 10-K/A.

         In September 2000, we entered into an employment agreement and nondisclosure agreement with Thomas Vanderheyden, in which Mr. Vanderheyden agreed to serve as our Senior Vice President, Worldwide Sales. The term of the agreement is two years, commencing September 1, 2000, and may be extended for a period of two years upon a change of control, as that term is defined in the agreement. The full text of this agreement may be found in Exhibit 10.8 to our most recent Form 10-K/A.

         In November 2000, we entered into an employment agreement and nondisclosure agreement with Michael D. Burger, in which Mr. Burger agreed to serve as our Senior Vice President and General Manager Connecting Technology BU. The term of the agreement is two years, commencing November 20, 2000, and may be extended for a period of two years upon a change of control, as that term is defined in the agreement. The full text of this agreement may be found in Exhibit 10.9 to our most recent Form 10-K/A.

         We intend to enter into an employment agreement with James M. Thorburn in connection with the restructuring. Under this agreement, Mr. Thorburn will become our Chief Executive Officer and Chairman of the Board. See Section V.E.2 - "THE REORGANIZATION PLAN - Other Plan Provisions - Employment Contracts."

4.       Summary Compensation Table

         The following table sets forth the compensation paid or earned by our Chief Executive Officer and the four other most highly compensated executive officers other than the chief executive officer who were serving as executive officers as of December 31, 2001 (collectively, the "Named Executive Officers"). For compensation information for fiscal years ended December 31, 2000 and December 31, 1999, see the Company's most recent Annual Report on Form 10-K/A.

------------------------------------------------------------------------------------------------------------------------

                                                                                         Long-Term
                                                                                       Compensation
                                                    Annual Compensation                   Awards            Other
------------------------------------------------------------------------------------------------------------------------
                                                                                        Securities
                                                                                        Underlying        All Other
Name and                                           Salary       Bonus       Other         Options        Compensation
--------                                           ------       -----       -----         -------        ------------
Principal Position                       Year       ($)          ($)         ($)            (#)              ($)
------------------                       ----       --           ---         ---            ---              ---
and Hire Date
-------------

James M. Thorburn                        2001     574,000(1)      -           -              2                -
    Acting Chief Executive
    Officer and President
    March 2001

Michael D. Burger                        2001     258,256      158,000      20,192           2              6,710
    Executive Vice President
    and General Manager
    December 1998

Gerald J. Corvino                        2001     252,629      253,000      26,880           2              293,594(3)
    Senior Vice President and
    CHief Information Officer
    June 1998

Daniel M. Jochnowitz                     2001     88,823(1)    15,000       4,153            2              190
    Vice President, General
    Counsel and Secretary
    June 2001

Perry Grace                              2001     86,106(1)    55,000       2,596            2              196
    Vice President and Chief
    Financial Officer
    July 2001
------------------------------------------------------------------------------------------------------------------------

--------------------------
(1) Represents compensation accrued from the initial date of employment to December 31, 2001.

(2) The Plan provides for cancellation of ZiLOG's existing preferred and common stock and all related warrants and options. Options held, if any, will be cancelled on the Effective Date of the Plan and holders will receive no value for them.

(3) Represents primarily deferred compensation.


5.       Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information regarding the beneficial ownership of ZiLOG, Inc. common and preferred stock as of December 31, 2001, by (i) each stockholder known by the Company to be the beneficial owner of more than five percent of ZiLOG, Inc. common or preferred stock, (ii) each of the directors of ZiLOG, Inc., (iii) each of the Named Executive Officers, and (iv) all current executive officers and directors of ZiLOG, Inc. as a group.

--------------------------------------------------------------------------------

                                                     Beneficial Ownership
--------------------------------------------------------------------------------
                                                Number              Percent
Beneficial Owner                              of Shares(4)         of Total(5)
----------------                              ---------            --------
TPG Partners II, L.P.                         26,172,770(6)         81.75%

Curtis J. Crawford                             2,129,786             6.65%

Cede & Co. Depository Trust Company            2,831,344             8.84%

John W. Marren                                        --(7)          0.00%

William S. Price III                                  --(8)          0.00%

James M. Thorburn                                 70,000             0.22%

Michael D. Burger                                159,500             0.50%

Gerald J. Corvino                                135,750             0.42%

Perry Grace                                           --             0.00%

Daniel M. Jochnowitz                                  --             0.00%

Directors and Officers as a Group                365,250             1.14%

--------------------------
(4) Unless otherwise indicated, the persons and entity named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(5) Applicable percentage ownership is based upon 32,017,272 shares of common stock outstanding at December 31, 2001.

(6) Includes 2,328,330 and 1,523,256 shares of common stock; 862,344 and 564,168 shares of class A non-voting common stock; and 21,559 and 14,104 shares of preferred stock held by TPG Investors II, L.P. and TPG Parallel II, L.P., respectively.

(7) Mr. Marren serves as a director for the Company and also is a partner of TPG Partners II, L.P., and disclaims beneficial ownership of such securities, except to the extent of his respective pecuniary interests therein.

(8) Mr. Price serves as a director for the Company and also is a partner of TPG Partners II, L.P., and disclaims beneficial ownership of such securities except to the extent of his respective pecuniary interests therein.


6.       Certain Relationships and Related Transactions

         In connection with the recapitalization merger with TPG in 1998, the Company paid TPG Partners II, L.P. ("TPG II") and certain affiliates financial advisory and other fees and reimbursed certain expenses, in an aggregate amount of approximately $8 million. In connection with this merger, TPG II and certain other investors received 27,000,000 new shares of common stock, 10,000,000 shares of class A non-voting common stock and 250,000 shares of series A cumulative preferred stock of ZiLOG, of the surviving corporation, after taking effect of a 4-for-1 stock split declared by the Board upon consummation of the merger and a 2-for-1 stock split approved by the Board in August 1998. The existing preferred stock has an initial liquidation value of $100 per share. The preferred stock provided for the accumulation of dividends at the rate of 13.5% per annum payable quarterly for periods ending on or prior to February 26, 2008, which would compound to the extent not paid in cash. Under the terms of the preferred stock, ZiLOG is scheduled to pay in cash all accumulated but unpaid dividends on the preferred stock on February 26, 2008. Thereafter, the preferred stock is scheduled to accumulate dividends at the rate of 15.5% per annum. In certain circumstances involving a change of control of ZiLOG, subject to restrictions imposed by certain indebtedness of ZiLOG, holders of preferred stock were to be able (but not required) to require ZiLOG to repurchase shares of preferred stock at liquidation value plus accumulated and unpaid dividends. The Plan provides for the cancellation of all of the preferred stock and these related rights.

         In January 1999, ZiLOG entered into an agreement with P.T. Astra Microtronics Technology, now known as Advanced Interconnect Technologies ("AIT"), pursuant to which AIT provides the Company with semiconductor assembly and test services through January 2003. AIT is owned by Newbridge Asia, an affiliate of TPG, which in turn is an affiliate of our principal stockholder. ZiLOG purchased services from AIT totaling approximately $6.3 million, and $17.4 million for the years ended December 31, 2001 and 2000, respectively. The Company had payments due to AIT of approximately $0.5 million and $1.5 million at December 31, 2001 and 2000, respectively. The Company's payment terms with AIT are net 30 days.

         The Company sells products and engineering services to GlobeSpan, Inc., of which Texas Pacific Group is a significant stockholder. The Company's net sales to GlobeSpan totaled approximately $6.0 million and $9.2 million during the years ended December 31, 2001 and 2000, respectively. As of December 31, 2001, the Company had $0.3 million accounts receivable from GlobeSpan, and as of December 31, 2000, the Company had accounts receivable of approximately $2.6 million from GlobeSpan.

7.       Summary of Employee Benefit Plans

         The Company has an employee savings plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. The Company's Philippine subsidiaries maintain a defined benefit pension plan for local employees that is consistent with local statutes and practices. These plans are described in Item 8, Note 10 of the Company's most recent Form 10-K/A.

         In August 1998, the ZiLOG, Inc. Long-Term Stock Incentive Plan and the ZiLOG, Inc. 1998 Executive Officer Stock Incentive Plan (jointly referred to as the "1998 Plans") were adopted by the Board. The 1998 Plans are described in Item 8, Note 11 of the Company's most recent Form 10-K/A.

         In February 2001, the ZiLOG, Inc. 2000 Stock Incentive Plan ("2000 Plan") was adopted by the Board. The 2000 Plan is described in Item 8, Note 11 of the Company's most recent Form 10-K/A.

         Under the terms of the Plan, each of the Company's existing employee benefit plans will be cancelled and the Management Incentive Plan will be adopted. The Company will reserve 4,558,140 shares of the New ZiLOG Common Stock for issuance under this plan, of which 2,116,279 will be reserved for issuance of options and 2,441,861 shall be reserved for issuance as restricted stock. The Management Incentive Plan is attached to the Plan as Exhibit 3.

               III. KEY EVENTS LEADING TO THE RESTRUCTURING

A.       Certain Reasons for Our Current Financial Condition

         We cannot make current interest payments on the Senior Notes and retain sufficient funds to pay our other debts when they become due. In order to preserve sufficient cash to continue to pay our suppliers and service providers, we elected not to pay the scheduled interest payment on our Senior Notes due on September 4, 2001. This resulted in an Event of Default under our Senior Notes. The resulting liquidity crisis facing us is due to a number of events, as discussed below.

1.       The Recapitalization Merger

         On February 28, 1998, in a going-private transaction, an affiliate of TPG merged with and into ZiLOG, with ZiLOG continuing as the surviving corporation. The consummation of this merger resulted in a recapitalization of the Company through which most of our then-existing common stockholders received cash for their shares and affiliates of TPG acquired a majority ownership of ZiLOG. The aggregate purchase price paid to effect this merger and the associated cancellation of stock options was approximately $434.4 million.

         The merger was financed by (a) equity investments by another affiliate of TPG and certain other investors of $117.5 million, (b) the use of approximately $36.1 million of our cash and cash equivalents, and (c) $280 million of gross proceeds from the sale of the Senior Notes through a private placement. These amounts were used to effect the merger, cancel outstanding stock options, and pay related fees and expenses.

2.       Indebtedness

         On December 30, 1998, we entered into the CIT Financing Agreement for up to $40 million in the form of separate senior secured revolving and capital equipment credit facilities. As of December 31, 2001, we had $12.8 million outstanding under the revolving credit facility established by the CIT Financing Agreement, as amended. As of December 31, 2001, the revolving credit facility bore interest at the stated prime rate stated by Chase Manhattan Bank of 5.0% per annum. Based on the applicable financial tests and other factors, we are unable to make additional borrowings under the revolving credit facility. There are no borrowings under the capital equipment credit facility.

         We did not make a required $13.3 million interest payment to the holders of the Senior Notes due on September 4, 2001. The aggregate principal amount of Senior Notes outstanding is $280 million.

3.       Withdrawn Public Offering

         On August 3, 2000, we announced that we had filed a registration statement with the Securities and Exchange Commission for the initial public offering for up to $150 million of our common stock. On September 8, 2000, due to weakened market conditions, we announced that we had elected to withdraw the offering. We incurred expenses of about $1.1 million in connection with this withdrawn offering and failed to improve our liquidity.

4.       Change in Executive Leadership

         On March 16, 2001, the Board of Directors accepted the resignation of Curtis J. Crawford, then our chairman of the board and chief executive officer. On March 19, 2001, the Company paid Mr. Crawford approximately $11.75 million (less applicable withholdings) that had previously been owing and entered into a General Release Agreement with Mr. Crawford. These transactions are described in more detail in Section V.E.11, "THE REORGANIZATION PLAN - Other Plan Provisions - Releases," below.

         After Mr. Crawford's resignation, the Board appointed Mr. James Thorburn as Acting Chief Executive Officer. Information about Mr. Thorburn and the Company's agreements with him are described below.

5.       Industry and Economic Downturn

         Our business and financial growth have been negatively affected by the extremely difficult business climate in which we have operated since the fourth quarter of 2000. General economic trends, particularly in the high technology sector, have been reflected in an overall decline in demand for our products. Net sales for the first nine months of 2001 decreased 28.6% from the comparable period of 2000. During that same period, EBITDA decreased from $37.9 million to $6.6 million and cash decreased from $40.7 million to $30.7 million.

B.       Restructuring Activities

         In light of the foregoing, ZiLOG and its board of directors initiated the following activities to deal with our liquidity position and to improve our prospects for a restructuring.

1.       Management and Organizational Changes

         We have made several changes to our key personnel, including the replacement of our Chief Executive Officer, described above. Upon Mr. Crawford's resignation, TPG agreed to provide the services of James M. Thorburn, one of TPG's executives in residence. Mr. Thorburn had previously served as our Chief Financial Officer from May 1998 to June 1999. Mr. Thorburn brings more than 20 years of semiconductor industry experience and a comprehensive background in strategy, finance, and operations. In addition, Gary Patten, our Chief Financial Officer, resigned; we named Perry Grace to replace Mr. Patten as Chief Financial Officer in July 2001.

2.       Reduction in Force and Operational Consolidation

         In April 2001, we announced that we had reduced our worldwide workforce by 10 percent, or 100 employees. This reduction primarily affected our facilities in Nampa, Idaho; Campbell, California; and Austin, Texas.

         On July 19, 2001, we announced that we would consolidate our Nampa, Idaho-based manufacturing facilities and relocate our wafer probe operation to our facilities in the Philippines. In connection with these restructuring efforts, we instituted a reduction in force that eliminated approximately 200 positions worldwide during the second quarter of 2001.

         On January 17, 2002, we announced that we will reduce our workforce by approximately 36 employees, most of whom are located in our facility in Austin, Texas. We expect to close this Austin facility in the first quarter of 2002.

3.       Restructuring Professionals

         In March 2001, we engaged Lazard Freres & Co., LLC ("Lazard") as financial advisor to assist us in exploring and evaluating strategic alternatives, restructuring our operations, and analyzing available capital restructuring and financial alternatives. In an engagement letter agreement dated as of March 1, 2001, as amended January 10, 2002, subject to certain specified terms and conditions, we agreed to pay Lazard its reasonable expenses as well as a monthly fee of (i) $175,000 for four months, beginning March 2001, and (ii) $150,000 for each month of Lazard's engagement thereafter beginning July 2001. Upon the commencement of this solicitation, Lazard has earned an additional fee of $3,000,000, less the aggregate monthly fees paid, which we will pay upon the earlier of the effective day of the Plan and 180 days after the date of this Offering Memorandum and Disclosure Statement. We anticipate that, as of the date that we file petitions in the Chapter 11 cases, we will have paid $2,060,000 to Lazard in connection with its engagement.

         We retained Skadden, Arps, Slate, Meagher & Flom LLP as our outside legal counsel in connection with a potential restructuring transaction.

4.       Strategic Transaction Analysis

         In March 2001, at our request, Lazard began the process of soliciting bids for the acquisition of the Company or our businesses by contacting approximately 60 potential strategic buyers. Thirteen of the potential buyers signed non-disclosure agreements, five performed due diligence and six submitted either formal or informal proposals to acquire all or parts of the Company.

         Each of the proposals received contained significant financing or due diligence contingencies. The Company and Lazard determined that these contingencies could seriously jeopardize the likelihood that a strategic transaction would be consummated.

5.       Senior Notes Negotiations

         On September 4, 2001, we did not make a required $13.3 million interest payment to holders of the Senior Notes. As of that date, the aggregate principal amount of the Senior Notes outstanding was $280 million. The applicable grace period for the non-payment expired October 4, 2001. As and after that date, we have been in violation of our payment obligations under the Senior Notes and certain financial and other covenants under the Senior Notes Indenture. As a result of these violations, we also are in violation of certain representations and covenants under the CIT Financing Agreement.

         In July 2001, certain holders of the Senior Notes formed the Informal Group. The Informal Group currently consists of Bond Street Capital, L.L.C.; AIG Global Corporation; Capital Research and Management Company; Stanfield Offshore Leveraged Assets, Ltd.; Stanfield CLO, Ltd.; Stanfield/RMF Transatlantic CDO, Ltd.; Brant Point CBO 1999-1, Ltd.; Brant Point II CBO 2000-1 Ltd.; Great Point CBO 1998-1 Ltd.; Great Point CLO 1999-1 Ltd.; Sankaty High Yield Asset Partners, L.P.; Sankaty High Yield Partners II, L.P.; and Sankaty High Yield Partners III, L.P. We understand that the Informal Group holds approximately 59% of the $280 million total principal amount outstanding of the Senior Notes.

         Klee, Tuchin, Bogdanoff & Stern, LLP ("KTBS") is legal counsel to the Informal Group. In a letter agreement dated as of July 10, 2001, subject to certain specified terms and conditions, we agreed to compensate KTBS for its reasonable fees and disbursements on behalf of the Informal Group and to pay KTBS a retainer in the amount of $50,000.

         Alschuler, Grossman, Stein & Kahan LLP ("Alschuler") also is legal counsel to the Informal Group, engaged to render advice regarding tax, corporate, and labor law issues. In a letter agreement dated October 12, 2001, we agreed to compensate Alschuler for its reasonable fees, costs, and other charges on behalf of the Informal Group and to pay Alschuler a $25,000 retainer.

         Credit Suisse First Boston Corporation ("CSFB") is financial advisor to the Informal Group. In an engagement agreement dated as of July 31, 2001, as amended January 10, 2002, subject to specified certain terms and conditions, we agreed to pay CSFB a monthly fee of $125,000 until the earlier of (i) the date that the engagement is terminated and (ii) the payment of a transaction fee.

         The amount of the transaction fee payable to CSFB is determined by the amount that holders of the Senior Notes receive in the transaction: (i) for recovery value equal to or less than $50,000,000, a transaction fee equal to 0.60% of the recovery; (ii) for recovery value greater than $50,000,000 and less than or equal to $100,000,000, a transaction fee equal to $300,000 plus 1.50% of the recovery in excess of $50 million; and (iii) for recovery value of more than $100,000,000, a transaction fee equal to $1,050,000 plus 2.00% of the recovery that is in excess of $100,000,000; provided, however, that in no event shall the total fees payable to CSFB exceed $2,500,000; provided, further that monthly fees in excess of $625,000 are credited against the transaction fee. Under CSFB's engagement agreement, recovery value is the fair market value as determined in good faith by CSFB and the Informal Group of the securities, property, or other consideration received by holders of the Senior Notes in any restructuring transaction. Based on the reorganization valuations set forth in Exhibit 3, assuming total valuations were used for the purposes of calculation CSFB's fee, CSFB would receive a transaction fee of between $1,625,000 and $1,925,000.

         In August 2001, we began negotiations with the Informal Group. After extensive negotiations, on November 27, 2001, we reached a non-binding agreement in principle with the Informal Group to work toward a restructuring of the Company on the terms set forth in a term sheet. Under the proposed restructuring through a Chapter 11 reorganization plan, our bondholders would exchange their $280 million principal amount of Senior Notes for (1) 100% of the New MOD III Series A Preferred Stock issued by MOD III Subsidiary, (2) 50% of the New MOD III Series B Preferred Stock issued by MOD III Subsidiary, and (3) 100% of the New ZiLOG Common Stock (except for 14% of the New ZiLOG Common Stock reserved for distribution under the Management Incentive Plan).

         When the Informal Group approved the documentation of the Plan, we entered into a Lock-Up Agreement, dated as of January 28, 2002, with the Informal Group's members. Under the Lock-Up Agreement, we are obligated to proceed expeditiously with the Plan, and the members of the Informal Group are obligated, subject to certain conditions, to vote in favor of the Plan.

         The Informal Group's members may, by written notice to us, terminate the Lock-Up Agreement and withdraw their delivery of acceptances of the Plan, upon the occurrence of certain events or circumstances including the following:

                  (a) at any time after January 29, 2002, if the Company has not then commenced the solicitation of acceptances of the Plan;

                  (b) at any time after February 28, 2002, if the Company has not then (i) completed the solicitation of acceptances to the Plan or
(ii) in the reasonable determination of the Informal Group, obtained the requisite acceptances to obtain confirmation of the Plan;

                  (c) at any time after March 5, 2002 if the Chapter 11 cases have not then been commenced and the Plan and Disclosure Statement have not then been filed in such Chapter 11 cases;

                  (d) at any time after April 25, 2002 if the Plan (with such amendments thereto as shall be approved in writing by the Informal Group) has not been confirmed by an order of the Bankruptcy Court under
Section 1129 of the Bankruptcy Code, entered on or before April 25, 2002;

                  (e) at any time after (i) the appointment of a trustee under Section 1104 of the Bankruptcy Code in the Chapter 11 cases, (ii) the dismissal of the Chapter 11 cases or (iii) the conversion of the Chapter 11 cases to cases under Chapter 7 of the Bankruptcy Code;

                  (f) at any time after May 15, 2002, if the Effective Date of the Plan has not then occurred;

                  (g) at any time, if the Bankruptcy Court rules that the Disclosure Statement does not comply with the requirements of Section 1126(b) of the Bankruptcy Code;

                  (h) at any time, if the Confirmation Order is reversed on appeal or vacated;

                  (i) at any time, if the Company breaches any material provision of the Lock-Up Agreement;

                  (j) if the Bankruptcy Court does not issue an order within 30 days after the date of the filing of the Chapter 11 cases, setting a final date by which all proofs of claim are to be filed;

                  (k) if the Company and the Informal Group do not reach agreement before the date of the filing of the Chapter 11 Cases on the form of the Certificate of Incorporation for Reorganized ZiLOG or for Reorganized ZiLOG MOD-III Subsidiary, with terms as set forth in Exhibit 10 to the Plan;

                  (l) if the Company and the Informal Group do not reach agreement before the filing of the Chapter 11 Cases on the form of the Contribution Agreement or Services Agreement, on terms consistent with those set forth in the Plan;

                  (m) if the Company does not obtain by the Effective Date a revolving line of credit or term loan facility for at least $10,000,000 and otherwise on such terms as are reasonably acceptable to the Company and a majority of the Informal Group (provided that if any member of the Informal Group is providing the financing, then at least one member of the Informal Group who is not providing the financing shall be all that is required to approve those terms), in addition to that provided under the Amended and Restated Financing Agreement;

                  (n) if the Company and the Informal Group do not reach agreement on the documents to be filed in the Plan Supplement by the Exhibit Filing Date;

                  (o) at any time after a Liabilities MAC Event or an Operational MAC Event, as those terms are defined in Exhibit 8 to the Plan.

         So long as the conditions set forth in the Lock-Up Agreement are satisfied, the members of the Informal Group will continue to be bound by its provisions.

C.       Prepackaged Chapter 11 Plan

         The Lock-Up Agreement contemplates that we will consummate the restructuring through a prepackaged Chapter 11 plan. In accordance with the Lock-Up Agreement, the Company and its advisors have prepared the Plan, described herein and attached as Exhibit 1, this Offering Memorandum and Disclosure Statement, and the related documents described herein.

         Under the Plan, holders of our Senior Notes would receive the consideration described above. We will pay all administrative expenses, tax, employee, trade, and other claims in full. Because holders of our Senior Notes will receive 100% of the Reorganized Company's equity (except for 14% of the New ZiLOG Common Stock reserved for issuance under the Management Incentive Plan), our outstanding capital stock will be cancelled. Holders of our outstanding common stock will receive a pro rata share of $50,000; holders of our outstanding preferred stock will receive a pro rata share of $150,000.

         The result will be a reorganized company with drastically reduced debt, which we believe is necessary to permit us to compete effectively in today's economic environment. We believe that the Plan's acceptance provides the best opportunity for enhanced recoveries for all our creditors.

D.       Creation of MOD III Subsidiary; MOD III Subsidiary Guarantee

         In connection with the restructuring, we formed MOD III Subsidiary as a wholly-owned subsidiary in January 2002. Soon thereafter, MOD III Subsidiary executed a Supplemental Indenture to become a guarantor on the Senior Notes. We intend to restructure the indebtedness of MOD III Subsidiary represented by this guarantee under the Plan. In addition to this guarantee, on the day before we file the Chapter 11 petitions, MOD III Subsidiary will execute a supplemental indenture pursuant to which it will become a co-obligor on $30 million of the Senior Notes.

            IV. ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES

A.       Administration of the Chapter 11 Cases

         We intend to operate in the ordinary course throughout the Chapter 11 cases. As an obligor on the Senior Notes, MOD III Subsidiary will also file a Chapter 11 petition, but will not hold any assets or engage in any significant operations until consummation of the Plan.

         On the petition date, we intend to request a series of orders from the Bankruptcy Court designed to minimize any disruption of business operations and to facilitate the reorganization. If granted, we anticipate that these orders - typical of orders frequently entered in a "prepackaged" Chapter 11 case - will authorize us to satisfy certain pre-petition obligations that might be outstanding and due to our (i) employees, such as wages and benefits, and (ii) certain vendors, servicers, and suppliers that provide goods or services for our ongoing operations and who agree to continue to supply goods and services on ordinary credit terms. We will also seek orders authorizing us, among other things, to (a) enter into a stipulation with CIT permitting us to use "cash collateral" during the Chapter 11 cases, (b) continue to use our existing cash management system and business forms, (c) establish procedures for requests for additional adequate assurance by utility companies, to ensure uninterrupted services for our manufacturing, design, sales, and administrative facilities, and
(d) retain Skadden, Arps, Slate, Meagher & Flom LLP as our general bankruptcy counsel and KPMG LLP as our accountants.

B.       Bar Date

         In accordance with the Bankruptcy Code and Bankruptcy Rules, we will request that the Bankruptcy Court issue an order establishing a deadline for filing proofs of claims against the Company (the "Bar Date"). We intend to post a notice of the Bar Date on our website (http://www.ZiLOG.com), to publish the notice in San Jose Mercury News and The Wall Street Journal (National Edition), and to mail it and a proof of claim form to all known holders of claims at least 30 days before the Bar Date. We anticipate that the Bar Date for holders (other than governmental units) of claims will occur before the Confirmation Date. Under Bankruptcy Rule 3003(c)(1), the Bar Date for governmental units holding claims may not occur before 180 days after the petition date. Accordingly, we anticipate that the Bar Date for governmental units will occur after the Confirmation Date.

C.       Confirmation Hearing

         We anticipate that as soon as practicable after commencing the Chapter 11 cases, we will seek a bankruptcy court order scheduling a hearing to consider confirmation of the Plan which will include the issues whether our solicitation of votes met the requirements of the Bankruptcy Code and whether this Offering Memorandum and Disclosure Statement contained adequate information. We intend to post a notice of these hearings on our website (http://www.ZiLOG.com), to publish the notice in San Jose Mercury News and The Wall Street Journal (National Edition), and to mail it to all known holders of claims and equity interests at least 25 days before the date by which objections must be filed with the bankruptcy court. See Section IX.A, "CONFIRMATION OF THE PLAN - CONFIRMATION HEARING."

                        V. THE REORGANIZATION PLAN

         The following is a non-technical discussion of certain provisions of the Plan. The Plan is attached as Exhibit 1. The terms of the Plan govern if any discrepancy exists between those terms and the following discussion.

A. Classification and Treatment of Claims and Equity Interests Under the Plan

         The Bankruptcy Code requires that a Chapter 11 plan divide the different claims against, and equity interests in, the debtor into separate classes based upon their legal nature. Claims of a substantially similar legal nature are usually classified together, as are equity interests of a substantially similar legal nature. The Bankruptcy Code does not require the classification of Administrative Class and certain Priority Tax Claims, and they are typically denominated "Unclassified Claims."

         A Chapter 11 plan must designate each separate class of claims and equity interests either as "impaired" (affected by the plan) or "unimpaired" (unaffected by the plan). If a class of claims is "impaired," under the Bankruptcy Code the holders of claims in that class are entitled to vote on the plan (unless the plan provides for no distribution to the class, in which case the class is deemed to reject the plan), and to the right to receive, under the plan, property with a value at least equal to the value that the holder would receive if the debtor were liquidated under Chapter 7 of the Bankruptcy Code.

         Under Bankruptcy Code ss. 1124, a class of claims is "impaired" unless the plan (i) leaves unaltered the legal, equitable, and contractual rights of the holders of claims in the class or (ii) cures all defaults (other than those arising from the debtor's insolvency, the commencement of the case, or nonperformance of a nonmonetary obligation) under and reinstates the maturity of the claims in the class, compensates the holders for their actual damages incurred as a result of their reasonable reliance on any acceleration rights, and does not otherwise alter their legal, equitable, and contractual rights. Typically, the holder of an unimpaired claim will receive payment in full, in cash, with post-petition interest to the extent appropriate and provided under the governing agreement (or if there is no agreement, under applicable nonbankruptcy law). Except for any right to accelerate the debtor's obligations, the holder of an unimpaired claim will be placed in the position it would have been in if the debtor's case had not been commenced.

         The Plan divides claims and equity interests into the following classes:

-------------------------------------------------------------- -------------------------------------------------------

Class                                                          Status
-------------------------------------------------------------- -------------------------------------------------------

Unclassified - Administrative Claims
-------------------------------------------------------------- -------------------------------------------------------

Unclassified - Priority Tax Claims
-------------------------------------------------------------- -------------------------------------------------------

Class 1 - Other Priority Claims                                Unimpaired - deemed to have accepted the Plan and not
                                                               entitled to vote.
-------------------------------------------------------------- -------------------------------------------------------

Class 2 - Secured Lender Claims                                Unimpaired - deemed to have accepted the Plan and not
                                                               entitled to vote.
-------------------------------------------------------------- -------------------------------------------------------

Class 3 - Senior Note Claims                                   Impaired - entitled to vote.
-------------------------------------------------------------- -------------------------------------------------------

Class 4 - Other Secured Claims                                 Unimpaired - deemed to have accepted the Plan and not
                                                               entitled to vote.

(Each Other Secured Claim shall constitute
a separate  Class numbered 4.1,4.2, 4.3, etc.)
-------------------------------------------------------------- -------------------------------------------------------

Class 5 - General Unsecured Claims                             Unimpaired - deemed to have accepted the Plan and not
                                                               entitled to vote.
-------------------------------------------------------------- -------------------------------------------------------

Class 6 - MOD III Stock                                        Unimpaired - deemed to have accepted the Plan and not
                                                               entitled to vote.
-------------------------------------------------------------- -------------------------------------------------------

Class 7 - Old Preferred Stock                                  Impaired - entitled to vote.
-------------------------------------------------------------- -------------------------------------------------------

Class 8 - Old Common Stock                                     Impaired - vote not solicited.
-------------------------------------------------------------- -------------------------------------------------------

1.       Unclassified Claims

         Administrative Claims

         Administrative claims include the actual and necessary costs and expenses of the Chapter 11 cases. Those expenses will include post-petition salaries and benefits owed to the Company's employees, post-petition rent, amounts owed to vendors providing goods and services to the Debtors during the Chapter 11 cases, tax obligations incurred after the petition date, and certain statutory fees and charges. Other administrative expenses include the actual, reasonable fees and expenses of the Debtors' professionals.

         We anticipate that most administrative expenses will be paid as they come due during the Chapter 11 cases, and that the administrative expenses to be paid on the Effective Date of the Plan will, for the most part, consist of professional fees and costs arising from the Debtor's assumption of executory contracts and unexpired leases under the Plan.

         Under the Plan, all applications for professional fees and expenses and the expenses of committee members must be filed and served no later than 60 days after the Plan's Effective Date (or any other date set by the Bankruptcy Court). We will schedule a bankruptcy court hearing as promptly as possible to consider these applications, and the disbursing agent under the Plan (which may be the Company) will promptly pay all amounts allowed by the court.

         On the Plan's Effective Date, we will pay the full amount outstanding under our current CIT Financing Agreement. We expect to do so with the proceeds of the Amended and Restated Financing Agreement, which will provide post-confirmation financing to the Reorganized Debtor.

         Also on the Plan's Effective Date, we will pay the full amount due under our arrangements with: Klee, Tuchin, Bogdanoff & Stern LLP ("KTBS") and Alschuler, Grossman Stein & Kahan LLP ("Alschuler") as counsel to the Informal Group; and Credit Suisse First Boston Corporation ("CSFB") as financial advisors to the Informal Group. We will pay the full amount due under our arrangement with Lazard Freres & Co. LLC ("Lazard"), our financial advisors, on the earlier of 180 days after the date of this Offering Memorandum and Disclosure Statement and the Effective Date.

         Priority Tax Claims

         Section 507(a)(8) of the Bankruptcy Code gives priority to certain tax claims. Under the Plan, we will either pay each Priority Tax Claim in full in one payment or, as permitted by the Bankruptcy Code, by making equal annual payments on account of the claim over a period not longer than six years after the date of the tax's assessment, including interest at the statutory rate. We estimate that the allowed amount of these claims will aggregate approximately $90,000.

         The Company's list of accounts payable at any time includes accrued income, sales, and property taxes. The outstanding payables listed on the Company's books and records at any time are a fair proxy for the Priority Tax Claims likely to require payment under the Plan. Based upon the outstanding payables reflected on the Company's books and records as of December 31, 2001, the Company estimates that the following would be Priority Tax Claims in the Chapter 11 cases: (a) a de minimis amount of accrued federal and state income taxes; (b) approximately $67,000 in accrued property taxes; and (c) approximately $23,000 in accrued sales and use taxes. In addition, the Company has reserved $14 million with respect to actual or potential disputes regarding its tax liability in prior years. The Company believes that this reserve will be more than adequate to cover any such potential liabilities.

2.       Classified Claims

         Class 1 - Other Priority Claims
         (Unimpaired; presumed to accept the Plan and not entitled to vote.)

         Section 507(a) of the Bankruptcy Code gives priority to certain employee compensation and benefit claims incurred within 90 days and 180 days, respectively, before the Petition Date, up to $4,650 per employee. The Plan provides that we will pay these claims in full.

         We intend to file a motion on the petition date for authorization to pay all employee claims in full, as they become due. Accordingly, we believe that no Other Priority Claims will be outstanding on the Effective Date.

         Class 2 - Secured Lender Claims
         (Unimpaired; presumed to accept Plan and not entitled to vote.)

         Secured Lender Claims consist of claims of CIT under the CIT Financing Agreement, discussed in Section III.A.2 above. Under the CIT Financing Agreement, which consists of a revolving credit facility and a capital credit facility, CIT was granted a limited license to our general intangibles and a security interest in substantially all of our personal property as well as in the limited license to our general intangibles. We have borrowed approximately $13.0 million under the revolving credit facility. There are no borrowings under the capital equipment credit facility. Under the Plan, we will satisfy all our obligations to CIT with the funds provided under the Amended and Restated Financing Agreement. Alternatively, ZiLOG may enter into replacement financing on terms not less favorable to Reorganized ZiLOG than the Amended and Restated Financing Agreement Commitment Letter.

         Class 3 - Senior Note Claims (Impaired; entitled to vote on the Plan.)

         Class 3 includes all Senior Note Claims, i.e., the claims of holders of the 9 1/2% Senior Secured Notes due 2005. These notes are secured by (a) our fabrication plants; (b) certain personal property belonging to us and our subsidiaries such as equipment, fixtures, agreements (excluding accounts receivable), cash and cash equivalents, intellectual property, and general intangibles; and (c) certain stock and debt securities owned by us and our subsidiaries. The aggregate principal amount of the Senior Notes is $280 million. On September 4, 2001, we did not make a $13.3 million interest payment due on the Senior Notes.

         MOD III Subsidiary, our newly-formed subsidiary, has guaranteed our payment of the Senior Notes under a supplement to the indenture governing the Senior Notes. See Section III.D, "KEY EVENTS LEADING TO THE RESTRUCTURING - Creation of MOD III Subsidiary; MOD III Subsidiary Guarantee." The Plan defines "Senior Note Claims" to include all Claims of holders of Senior Notes against MOD III Subsidiary under the MOD III Subsidiary Guarantee, and MOD III Subsidiary's obligations under its guarantee will be satisfied by the distributions under the Plan.

         Under the Plan, the holders of Senior Note Claims will receive their pro rata share of: (a) 100% of the New MOD III Series A Preferred Stock issued by MOD III Subsidiary, the holders of which will receive a liquidation preference equal to $30 million, in the aggregate, plus accrued and unpaid dividends out of the Net Sale Proceeds and Qualifying Operating Lease Proceeds; (b) 50% of the New MOD III Series B Preferred Stock issued by MOD III Subsidiary, the holders of which (including the other 50% to be issued to Reorganized ZiLOG) will receive pro rata portions of the amount by which the Net Sale Proceeds and Qualifying Operating Lease Proceeds exceed the liquidation preference on the New MOD III Series A Preferred Stock plus accrued and unpaid dividends; and (c) 100% of our New ZiLOG Common Stock, except for 14% reserved for distribution under the management incentive plan.

         Our issuance of the New ZiLOG Common Stock will, under ss.1145 of the Bankruptcy Code, generally be exempt from the registration requirements of the Securities Act and analogous state statutes. See Section V.C, "THE REORGANIZATION PLAN - Securities Law Matters." For the benefit of those recipients of New ZiLOG Common Stock who may be deemed issuers under
Section 2(11) of the Securities Act or underwriters under ss.1145 of the Bankruptcy Code, within 90 days after the Effective Date of the Plan, we will file a resale "shelf" registration statement covering the shares of New ZiLOG Common Stock. We will use commercially reasonable efforts to have the registration statement declared effective within 120 days after the filing of that registration statement.

         Class 4 - Other Secured Claims
         (Unimpaired; presumed to accept Plan and not entitled to vote.)

         Class 4 includes any claim that is secured by a lien upon Collateral, other than a Secured Lender Claim or a Senior Note Claim. Each Other Secured Claim shall constitute a separate Class numbered 4.1, 4.2, 4.3, etc. Under the Plan, at our option, each Other Secured Claim shall be treated as follows: (a) the claim will be paid in full, together with interest and reasonable fees, cost or charges, if any, payable under Bankruptcy Code ss. 506(b); (b) the holder of the claim will receive the Collateral securing the claim; or (c) the claim will be treated in any other manner that will leave it unimpaired, as that term is used in Bankruptcy Code ss. 1124. We do not believe there are any material liabilities in this Class.

         Class 5 - General Unsecured Claims
         (Unimpaired; presumed to accept Plan and not entitled to vote.)

         Class 5 includes all unsecured claims not entitled to priority under Bankruptcy Code ss. 507, other than Senior Note Claims. Under the Plan, we will pay these claims in full, either on the Effective Date or as and when due (without giving effect to any purported acceleration), plus Post-Petition Interest if otherwise payable under applicable nonbankruptcy law.

         As of December 31, 2001, the Company would have had approximately $14.1 million in "trade" claims and approximately $9.0 million in accrued claims for accrued employee compensation, benefits, and withholdings. In addition, we anticipate that any claims resulting from the rejection of unexpired leases would not exceed $550,000, before any setoffs or reductions to account for, among other things, a landlord's duty to mitigate damages or the present value of future obligations under the leases. As these numbers are generally consistent with the Company's recent historical experience, the Company estimates that the Allowed Class 5 claims will be generally consistent with these numbers.

         General Unsecured Claims include all unsecured claims of parties to pending litigation that ultimately establish entitlement to an allowed claim. The pending litigation to which the Company is a party is summarized in Exhibit 5. The claims set forth therein are disputed in their entirety.

         Class 6 - Old MOD III Stock
         (Unimpaired; presumed to accept Plan and not entitled to vote)

         Class 6 consists of MOD III Stock, i.e., the common stock of MOD III Subsidiary. The MOD III Stock will not be affected by the Plan.

         Class 7 - Old ZiLOG Preferred Stock
         (Impaired; entitled to vote)

         Class 7 includes all legal, equitable, contractual, and other rights or claims with respect to the ZiLOG preferred stock, and all related warrants, options, and claims. The holders of ZiLOG preferred stock will receive their pro rata share of $150,000. The ZiLOG Preferred Stock will be cancelled.

         Class 8 - Old ZiLOG Common Stock
         (Impaired; acceptance not required or solicited; not entitled to vote)

         Class 8 includes all legal, equitable, contractual, and other rights or claims with respect to the ZiLOG common stock, and all related warrants, options, and claims. The holders of ZiLOG common stock will receive their pro rata share of $50,000. The ZiLOG common stock will be cancelled.

B.       Implementation of the Plan

1.       Plan Funding

         We will fund payments under the Plan with funds generated by our and our non-debtor subsidiaries' operations, the Amended and Restated Financing Agreement, and cash on hand. MOD III Subsidiary will fund its payments under the Plan on the New MOD III Series A and Series B Preferred Stock with the Net Sale Proceeds of and Qualified Operating Lease Proceeds from the Non-Operating Assets.

2.       Amended and Restated Financing Agreement

         On or before the Effective Date, we will enter into the Amended and Restated Financing Agreement with CIT or another lender, if terms are not less favorable to us than the Amended and Restated Financing Agreement Commitment Letter, attached as Exhibit 1 to the Plan. The Amended and Restated Financing Agreement will be included in the Plan Supplement at least five days before the confirmation hearing.

3.       Cancellation of Senior Notes and Old Stock

         On the Effective Date, the notes, share certificates, and other instruments evidencing obligations on the Senior Notes and existing ZiLOG equity securities shall be cancelled, and our obligations under them and those of MOD III Subsidiary, including the MOD III Subsidiary Guarantee, and MOD III's obligation on $30 million of the Senior Notes assumed one day before we file the Chapter 11 petitions will be discharged and released.

4.       MOD III Subsidiary Transactions

         On the Effective Date, MOD III Subsidiary and we will take the following actions:

         o first, we will contribute the Non-Operating Assets to MOD III Subsidiary on the terms set forth in the Contribution Agreement to be attached to the Plan Supplement;

         o second, MOD III Subsidiary will issue 100% of the New MOD III Series A Preferred Stock to the holders of the Senior Notes;

         o third, we will enter into a Services Agreement with MOD III Subsidiary that sets forth the terms on which we will manage the Non-Operating Assets, including any sale or lease transaction (to be attached to the Plan Supplement); and

         o fourth, MOD III Subsidiary will issue 50% of the New MOD III Series B Preferred Stock to us and 50% of the New MOD III Series B Preferred Stock to the holders of the Senior Notes.

         Under the Contribution Agreement: (1) ZiLOG will contribute the Non-Operating Assets to MOD III Subsidiary on the Effective Date; (2) ZiLOG will represent that such assets are free and clear of all liens and that such assets constitute all assets used in the operations of the MOD III facility, other than certain equipment which is not essential to the operations of the facility and which would not materially diminish the saleable value of the MOD III facility. For this purpose, "material" means assets with a value in excess of $100,000.

         Under the Services Agreement:

         (1) Reorganized ZiLOG will manage, without any servicing or management fee, except as described below, the operations of Reorganized MOD III Subsidiary, including any sale or lease transaction of the Non-Operating Assets;

         (2) Reorganized ZiLOG will lease the Non-Operating Assets solely on a triple net lease basis unless the board representative of the Informal Group ("Informal Group Designee") approves the lease on some other basis;

         (3) any expenses that Reorganized ZiLOG incurs in connection with the sale of the Non-Operating Assets for which it is entitled to obtain reimbursement will be reimbursed by Reorganized MOD III Subsidiary as funds are received by Reorganized MOD III Subsidiary from the sale of such assets;

         (4) any expenses that Reorganized ZiLOG incurs in connection with the lease of the Non-Operating Assets will be reimbursed by Reorganized MOD III Subsidiary solely out of lease proceeds and as such proceeds are received by Reorganized MOD III Subsidiary;

         (5) Reorganized ZiLOG shall be responsible for any costs incurred relating to the Non-Operating Assets to the extent that such expenses are
(i) not deductible from the gross proceeds of sale or (ii) not reimbursable from lease proceeds pursuant to (4) above;

         (6) Reorganized ZiLOG, in its capacity as manager, may, subject to the requirements set forth in (2) and (4) above, lease the Non-Operating Assets in any way that does not interfere with or compromise the intended sale of the Non-Operating Assets; and

         (7) in the event that the Non-Operating Assets are leased pursuant to clause (6) above, Reorganized ZiLOG will be entitled to a management fee equal to 10% of the first five million dollars in proceeds, net of amounts reimbursable under clauses (3) and (4) above, from such lease and 15% of amounts in excess of that. The remaining 90% of the first five million dollars in proceeds, net of amounts reimbursable under clauses (3) and (4) above, from such lease and 85% of amounts in excess of that shall be used:
(i) first, to pay accrued but unpaid dividends on the Series A Preferred Stock and (ii) second, to redeem the New MOD III Series A Preferred Stock at its liquidation preference of $30 million, in the aggregate (or $1074.42 per share under the recapitalization to be effected pursuant to the Plan) plus accrued and unpaid dividends. Prior to application as set forth in clauses (i) and (ii) above, the net proceeds of such lease will accumulate in an interest bearing account of Reorganized MOD III Subsidiary until they total $1 million and payments of dividends, redemptions and management fees will not be required to be paid under the Services Agreement until that amount has been reached. In the event that Reorganized MOD III Subsidiary is not permitted by law to make such dividends or redemptions, then the amounts that would have been distributed as a dividend or used in the redemption shall continue to accumulate.

5.       Sale of MOD III

         As of the Effective Date, under the Services Agreement, we will provide MOD III Subsidiary with funds or services to maintain the Non-Operating Assets in a salable condition and will continue to manage the Non-Operating Assets until the facility is sold. We will cause MOD III Subsidiary to sell the Non-Operating Assets when our new board and MOD III Subsidiary's new board believes the sale to be appropriate. Unless the director of the MOD III Subsidiary designated by the Informal Group (discussed below) consents, we are not permitted to sell the Non-Operating Assets if the sale would generate Net Sale Proceeds in an amount less than the liquidation preference of the outstanding New MOD III Series A Preferred Stock plus accrued but unpaid dividends on the New MOD III Series A Preferred Stock.

         A majority of the Series A Preferred Stock must approve of any merger, sale or other transfer or disposition of MOD III Subsidiary or the Non-Operating Assets where both (1) the consideration to the holders of the New MOD III Series A Preferred Stock includes consideration other than cash or marketable securities and (2) the holders of the New MOD III Series A Preferred Stock receive less than the liquidation preference plus accrued but unpaid dividends in cash or marketable securities.

6.       New ZiLOG Common Stock

         On the Effective Date, we will issue 28,000,000 shares of New ZiLOG Common Stock out of the 40,000,000 authorized shares to the holders of Senior Notes and reserve 4,558,140 shares of New ZiLOG Common Stock to be issued to our employees under the management incentive plan attached as
Exhibit 3 to the Plan. All shares of New ZiLOG Common Stock, when issued, will be fully paid and non-assessable, and the holders of these shares will have no preemptive or other rights to subscribe for additional shares.

         Our issuance of the New ZiLOG Common Stock will, under ss.1145 of the Bankruptcy Code, generally be exempt from the registration requirements of the Securities Act and analogous state statutes. See Section V.C, " THE REORGANIZATION PLAN - Securities Law Matters." For the benefit of those recipients of New ZiLOG Common Stock who may be deemed issuers under
Section 2(11) of the Securities Act or underwriters under ss.1145 of the Bankruptcy Code, within 90 days after the Effective Date of the Plan, we will file a "shelf" registration statement to register the shares of New ZiLOG Common Stock. We will use commercially reasonable efforts to have the registration statement declared effective within 120 days after filing of the registration statement.

7.       Corporate Action

         Under Section 303 of the Delaware General Corporation Law, upon confirmation and without action by our directors or shareholders, we may implement the Plan and all matters contemplated in the Plan, including, (i) the adoption of the new Certificates of Incorporation and new Bylaws of both ZiLOG and MOD III Subsidiary, (ii) the initial selection of our new directors and officers, (iii) the issuance and distribution of the New MOD III Series A Preferred Stock, New MOD III Series B Preferred Stock, New ZiLOG Common Stock, and stock and options under the management incentive plan, and (iv) the entry into the Amended and Restated Financing Agreement.

8.       Corporate Governance

         Our new board of directors will consist of five members. Our management will designate two members, one of whom must be the chief executive officer, or "CEO," and the other must be another officer of the Company ("Management Designee"). The Informal Group will designate one member ("Informal Group Designee"). The Informal Group will also designate two independent members that have appropriate industry experience and are reasonably acceptable to the CEO ("Independent Designees"). The Plan Supplement will include a list of the individuals who will serve as our initial directors and a summary of their qualifications. On the Effective Date, the authority, power, and incumbency of the individuals then acting as our directors will be terminated, and they shall be deemed to have resigned, except to the extent that a director is made a director of Reorganized ZiLOG. Under the terms of a voting agreement to be entered into between Reorganized ZiLOG and Reorganized MOD III Subsidiary, Reorganized ZiLOG will vote all of its shares to elect a board of directors of Reorganized MOD III Subsidiary mirrors the composition of the board of directors of Reorganized ZiLOG.

         The Reorganized ZiLOG board will be a "classified" or "staggered" board: (i) the CEO and the Informal Group Designee will serve an initial three-year term and be subject to an election at our annual meeting in 2005; (ii) the Management Designee and one Independent Designee will serve initial two-year terms and be subject to an election at our annual meeting in 2004; and (iii) one Independent Designee will serve an initial one-year term and be subject to an election at our annual meeting in 2003.

         A nomination committee comprised of the CEO and the Informal Group Designee will appoint a new board member upon the expiration of any other member's term, or upon the death, incapacity, resignation, or removal for cause of any other member. The member appointed will serve as director until the next majority shareholder vote to accept or reject that appointment. If the CEO or the Informal Group Designee vacates his or her directorship, an Independent Designee chosen by the remainder of the new board will serve on the nomination committee to fill the vacancy. Changes to the structure, number and composition of directors can be made with the approval of a majority vote of the stockholders upon the earliest of: (i) a sale of substantially all our operating assets; (ii) consummation of an underwritten public offering of our equity yielding proceeds to us of at least $25 million; (iii) a Change in Control (as defined in the ZiLOG Amended and Restated Certificate of Incorporation); (iv) the second anniversary of the Effective Date; or (v) the unanimous vote of the board plus majority approval by the stockholders.

C.       Securities Laws Matters

         The securities law considerations detailed below pertain to the issuance of the New ZiLOG Common Stock to be issued by ZiLOG and the New MOD III Series A Preferred Stock and New MOD III Series B Preferred Stock (together, the "New MOD III Preferred Stock") to be issued by MOD III Subsidiary in the event that we commence the Chapter 11 cases and seek confirmation of the Plan.

         Under the Plan, we will issue and distribute the New ZiLOG Common Stock, and MOD III Subsidiary will issue and distribute the New MOD III Preferred Stock. Neither we nor MOD III Subsidiary have filed a registration statement under the Securities Act or any other federal or state securities laws with respect to any of the New ZiLOG Common Stock or the New MOD III Preferred Stock that it may be deemed to be offering by virtue of the solicitation of acceptances of the Plan pursuant to this Offering Memorandum and Disclosure Statement.

         We will rely on Bankruptcy Code ss.1145(a) to exempt from registration under the Securities Act and any applicable state securities laws the offer and issuance of any New ZiLOG Common Stock and New MOD III Preferred Stock that may be deemed to be made pursuant to this Offering Memorandum and Disclosure Statement or the Plan.

         To the extent that ss.1145(a) is unavailable, we will rely on
Section 3(a)(9) to exempt the offer of New MOD III Preferred Stock and New ZiLOG Common Stock which may be deemed to be made by us pursuant to our solicitation of votes on the Plan. Section 3(a)(9) exempts from the registration requirement of the Securities Act any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid for soliciting such exchange. It does not exempt exchanges of securities issued in a case under Chapter 11 of the Bankruptcy Code.

         Generally, ss.1145(a)(1) exempts the offer and sale of securities pursuant to a plan of reorganization from such registration requirements if the following conditions are satisfied: (i) the securities are issued by a debtor (or its affiliate or successor) under a plan of reorganization; (ii) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against, the debtor; and (iii) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor, or are issued "principally" in such exchange and "partly for cash or property." We believe that the New ZiLOG Common Stock and the New MOD III Preferred Stock issued pursuant to the Plan will satisfy the requirements of ss.1145(a)(1).

         The New ZiLOG Common Stock and New MOD III Preferred Stock issued to holders of Senior Notes may be resold by the holders thereof without restriction, except for any such holder that is deemed to be an "underwriter" as defined in ss.1145(b)(1) with respect to the New ZiLOG Common Stock or the New MOD III Preferred Stock. Generally, ss.1145(b)(1) defines an "underwriter" as any person who (i) purchases a claim against, or an interest in, a debtor with a view towards distribution of any security to be received in exchange for such claim or interest, (ii) offers to sell securities issued pursuant to a bankruptcy plan for the holders of such securities, (iii) offers to buy securities issued pursuant to a bankruptcy plan from persons receiving such securities, if the offer to buy is made with a view towards distribution of such securities, or (iv) is an issuer within the meaning of Section 2(11) of the Securities Act. Section 2(11) of the Securities Act provides that the term "issuer" includes all persons who, directly or indirectly, through one or more intermediaries, control, or are controlled by, or are under common control with, an issuer of securities. Under Rule 405 of Regulation C under the Securities Act, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. Accordingly, an officer or director of a reorganized debtor (or its affiliate or successor) under a plan of reorganization may be deemed to "control" such debtor (and therefore be an underwriter for purposes of ss.1145), particularly if such management position is coupled with the ownership of a significant percentage of a debtor's (or its affiliate's or successor's) voting securities. Any person that is an "underwriter" but not an "issuer" with respect to an issue of securities is, however, entitled to engage in exempt "ordinary trading transactions" within the meaning of ss.1145(b).

         Holders of such securities who are deemed to be "underwriters" within the meaning of ss.1145(b)(1) or who may otherwise be deemed to be "underwriters" of, or to exercise "control" over, the Company within the meaning of Rule 405 of Regulation C under the Securities Act should, assuming all other conditions of Rule 144A are met, be entitled to avail themselves of the safe harbor resale provisions thereof. Rule 144A, promulgated under the Securities Act, provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for resales to certain "qualified institutional buyers" of securities which are not securities of the same class of securities then listed on a national securities exchange (registered as such under Section 6 of the Exchange
Act) or quoted in a U.S. automated interdealer quotation system (e.g., NASDAQ). Under Rule 144A, a "qualified institutional buyer" is defined to include, among other Persons (e.g., "dealers" registered as such pursuant to Section 15 of the Exchange Act and "banks" as defined in Section 3(a)(2) of the Securities Act), any entity which purchases securities for its own account or for the account of another qualified institutional buyer and which (in the aggregate) owns and invests on a discretionary basis at least $100 million in the securities of unaffiliated issuers.

         Holders of New ZiLOG Common Stock distributed under the Plan who may be deemed to be "underwriters" within the meaning of ss.1145(b)(1), and persons who are affiliates of the Reorganized Company, may also be able to sell such securities pursuant to the safe harbor resale provisions of Rule 144 promulgated under the Securities Act. Generally, such persons may resell their securities if, among other things, the conditions of such Rule relating to volume limitations, manner of sale, and availability of current information about the issuer, are satisfied. Such persons, however, will not be subject to the holding period requirements of Rule 144 since the securities to be received under the Plan will not be deemed "restricted securities" within the meaning of Rule 144.

         At the Confirmation Hearing, the Company will request that, in accordance with ss.1145, the Bankruptcy Court make a specific finding and determination that the issuance of New ZiLOG Common Stock and New MOD III Preferred Stock under the Plan will be exempt from the registration requirements of the Securities Act and any state or local law requiring registration or qualification with respect to the offer and sale of a security.

         We will provide holders of New ZiLOG Common Stock who are deemed issuers under Section 2(11) of the Securities Act or underwriters under ss. 1145 of the Bankruptcy Code with the following shelf registration rights. Within 90 days after the Effective Date, we will file a resale shelf registration statement and use our commercially reasonable efforts to have such registration statement declared effective within 120 days thereafter. We will keep the shelf registration statement effective until all remaining registered shares have been sold or may be sold within any three month period under Rule 144 under the Securities Act. We may suspend sales under the registration statement upon notice to selling shareholders in order to update the registration statement or otherwise comply with securities laws. We will bear all costs associated with preparing and filing the registration statement (including printing, blue sky laws and reasonable fees of one counsel for selling shareholders) but we will not pay any selling commissions or underwriter discounts. We will provide customary indemnification to holders, and if requested, enter into an underwriting agreement upon customary terms with respect to the registered shares.

         Because of the complex, subjective nature of the question of whether a particular holder may be an underwriter, we make no representation concerning the ability of any person to dispose of the New MOD III Preferred Stock, or the New ZiLOG Common Stock distributed under the Plan. We recommend that all recipients of securities under the Plan consult with legal counsel concerning their ability to dispose of these securities.

D.       Plan Provisions Governing Distribution

         1.       Disbursing Agent

         We will initially serve as the Plan's disbursing agent.

         2.       Distributions to Holders of Senior Note Claims

                 (a)      Distributions to Indenture Trustee

         Distributions to holders of Senior Notes will be made to the Senior Notes Indenture Trustee, who will make distributions in accordance with the provisions of the Plan.

                 (b)      Surrender of Securities or Instruments

         On or before the Distribution Date, or as soon as practicable thereafter, each holder of a certificate evidencing a Senior Note Claim must surrender the certificate to the Senior Notes Indenture Trustee, and the certificate will be cancelled. No holder will receive any distribution under the Plan until the surrender of the Senior Note or the delivery of a reasonably satisfactory affidavit of loss and indemnity. Any holder who fails to surrender its certificate or to deliver a reasonably satisfactory affidavit of loss and indemnity before the 18-month anniversary of the Effective Date will forfeit all rights and claims in respect of the Senior Note and will not participate in any distribution under the Plan. All property (including any interest or dividends accrued thereon) in respect of forfeited distributions will revert to us, notwithstanding any federal or state escheat law to the contrary.

         If the Plan is confirmed, holders will receive a separate notice with instructions on how and when to surrender securities. Holders should NOT surrender their securities with their ballots on the Plan.

                 (c) Distribution Record Date

         The record date for distribution purposes will be three business days after the Confirmation Date.

3.       Distribution Reserve

         The disbursing agent will establish a reserve sufficient to satisfy all disputed claims in accordance with the Plan if they should ultimately become Allowed Claims.

         The disbursing agent may move for a bankruptcy court order estimating any disputed claim and, if the Bankruptcy Court enters such an order, may adjust the amount held in the distribution reserve on account of that disputed claim in accordance with the order. The estimated amount of any disputed claim so determined by the Bankruptcy Court will constitute the maximum amount that its holder may recover after the ultimate liquidation of the disputed claim.

4.       Fractional Distributions

         Only whole shares of New ZiLOG Common Stock and New MOD III Preferred Stock will be issued and distributed under the Plan. Fractions of 1/2 a share or more of New ZiLOG Common Stock or New MOD III Preferred Stock will be rounded to the next greater whole number of shares; fractions of less than 1/2 of a share of New ZiLOG Common Stock or New MOD III Preferred Stock will be rounded to the next lower whole number of shares. No consideration will be provided in place of the fractional shares that are rounded down and not issued.

5.       Withholding and Reporting Requirements

         In making distributions, the disbursing agent must comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority.

6.       Setoffs

         The disbursing agent may, but is not required to, set off against any claim, and the payments or other distributions to be made in respect thereof, claims of any nature whatsoever that any Debtor or Reorganized Debtor may have against the claim's holder, but neither the failure to do so nor the allowance of any claim will constitute a waiver or release of a claim or cause of action of either Reorganized Debtor.

E.       Other Plan Provisions

1.       Executory Contracts and Unexpired Leases

         We will assume all our executory contracts and unexpired leases in force on the confirmation date, including those listed on the Assumed Contract List attached to the Plan as Exhibit 6. We will reject as of the Effective Date the contracts and leases on the Rejected Contract List attached to the Plan as Exhibit 7. The Assumed Contracts list includes our pre-bankruptcy agreements with the Professionals retained by the Informal Group, including KTBS, CSFB, and Alschuler. Although we may amend the Assumed Contract and Rejected Contract Lists at any time before the confirmation hearing, we may not amend the Assumed Contracts List to delete any contract marked thereon with an asterisk [*], including the contracts with the Informal Group's Professionals. For details on our agreements with the Informal Group's Professionals, see Sections III.B.5, "KEY EVENTS LEADING TO THE RESTRUCTURING - Senior Notes Negotiations" and V.E.12, "THE REORGANIZATION PLAN - Payment of Informal Group Professionals."

         The confirmation order will establish the 45th day after the date of entry of the confirmation order, or any later date that the bankruptcy court sets, as the deadline for filing a Claim arising from the rejection of an executory contract or unexpired lease under the Plan ("Rejection Damages Deadline"). Any Claim not filed by that deadline will be deemed waived and forever barred.

         We will cure all defaults under the executory contracts and unexpired leases to be assumed under the Plan, other than certain non-monetary defaults, the cure of which is excused by the Bankruptcy Code. The Assumed Contract List may indicate a specific cure amount with respect to certain contracts or leases. Our payment of the specified amount will be conclusively deemed to constitute a cure of all defaults with respect to that contract or lease, unless the other party to the contract or lease files an objection asserting a demand for additional cure by the Rejection Damages Deadline. The Bankruptcy Court will resolve any dispute related to the assumption or rejection of contracts and leases under the Plan, including any dispute as to the amount necessary to cure a default.

2.       Employment Contracts

         We will enter into a two-year employment agreement with our Chief Executive Officer and Chairman, James M. Thorburn. This employment agreement contains the following principal terms: (1) on the Effective Date, Mr. Thorburn will become Chairman of the ZiLOG Board and Chief Executive Officer of ZiLOG and will be paid an annual salary of $800,000;
(2) Mr. Thorburn will be eligible to earn an annual incentive payment in an amount between 25% and 200% of his annual salary based on the annual EBITDA of ZiLOG; and (3) on the Effective Date, Mr. Thorburn will receive up to 4% of the shares of the outstanding New ZiLOG Common Stock in options and restricted stock under the Management Incentive Plan. A copy of the agreement is attached as Exhibit 5 to the Plan.

3.       Compensation and Benefit Programs; Retiree Benefits

         All our employment plans, practices, programs, and policies will be treated as executory contracts that we will assume under the Plan, subject to our rights under nonbankruptcy law to amend or terminate any of them. Stock option plans, however, will be canceled and replaced with the Management Incentive Plan, attached as Exhibit 3 to the Plan. Our obligation, if any, to pay "retiree benefits" as that term is defined in Bankruptcy Code ss. 1114(a), will continue subject to our rights with respect thereto.

         The number of shares issued and reserved for issuance under employee incentive plans, including the Management Incentive Plan, will not exceed 14% of the outstanding shares, which amount cannot be increased for three years from the Effective Date without the approval of a majority vote of Reorganized ZiLOG's stockholders and Board of Directors.

4.       Indemnification Obligations

         Our obligations to indemnify our present and former directors, officers, or employees under our certificate of incorporation, by-laws, employee-indemnification policy, state law, or any agreement will survive and be unaffected by the Plan's confirmation, regardless of whether the right to indemnification arose before or after the petition date.

5.       Exculpation and Limitation of Liability

         The Plan includes a broad exculpation of liability in favor of many of the persons who participated in the formulation of, the solicitation for, and the effort to confirm the Plan. Under this Plan, neither the Reorganized Company or any official or unofficial committee, nor any of their respective present or former members, officers, directors, employees, advisors, attorneys, or agents (each, an "Indemnified Person") will have or incur any liability to any holder of a claim or an interest, any other party in interest, or any other person for any act or omission in connection with, relating to, or arising out of, the Chapter 11 cases, the solicitation of acceptances of the Plan, the pursuit of the Plan's confirmation or consummation, or the administration of the Plan or the property to be distributed under the Plan, whether or not occurring before or after the petition date. This exculpation of liability will not apply to acts or omissions that constitute gross negligence or willful misconduct. Each Indemnified Person will in all respects be entitled to reasonably rely on the advice of counsel with respect to its duties and responsibilities under the Plan. The Company has agreed to maintain its existing directors' and officers' liability insurance policy, or a comparable policy, until the expiration of the statute of limitations period.

6.       Dissolution of the Committees

         On the Effective Date, the duties of all committees formed in connection with the restructuring will terminate, except with respect to any pending appeal of an order entered in the Chapter 11 cases and the prosecution of professional fee claims.

7.       Vesting and Liens

         On the Effective Date, all our assets and the bankruptcy estate will vest in the Reorganized Company free and clear of all claims, security interests, liens, and equity interests, except as provided in the Plan. As of the Effective Date, we may operate our business and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan.

8.       Retention of Jurisdiction

         The Bankruptcy Court will retain jurisdiction over the Chapter 11 cases to the fullest extent permitted by law. Among other things, the court may resolve disputes relating to claims and other issues presented by or arising under the interpretation, implementation, or enforcement of the Plan.

9.       Modification/Revocation of Plan

         We reserve the right to modify the Plan either before or after confirmation to the fullest extent permitted under Bankruptcy Code ss. 1127 and Bankruptcy Rule 3019, with the prior written consent of the Informal Group, which consent may not be unreasonably withheld. We may withdraw the Plan at any time before the Effective Date, with the prior written consent of the Informal Group, which consent may not be unreasonably withheld, but the prior consent is required if and only if (a) Class 3 has voted to accept the Plan and not withdrawn that acceptance and (b) the Informal Group has not filed an objection to the confirmation of the Plan or filed an alternative plan of reorganization.

10.      Section 1146 Exemption

         Under Bankruptcy Code ss. 1146, the issuance, transfer or exchange of any security under the Plan, or the making or delivery of an instrument of transfer under the Plan, may not be taxed under any law imposing a stamp or similar tax.

11.      Releases

         Under the Plan, we will release all claims arising under Bankruptcy Code, including preference, fraudulent transfer, and other "avoiding power" claims, against all Persons other than (i) those Managers (current or former officers, directors, controlling shareholders, or affiliates of a controlling shareholder), who do not enter into a Mutual Release, as described in the next paragraph, with the Company, and (ii) Persons who assert Disputed Claims. As to Persons in these two categories, the Plan releases none of the Company's rights to commence any action, including any fraudulent transfer, preference, or other avoiding power action or any other claim or cause of action. Instead, as set forth in
Section 7.12 of the Plan, the Plan reserves to the Reorganized Debtors the estates' rights to pursue these actions, all of which will vest in the Reorganized Debtors.

         We will enter into a Mutual Release, in a form attached as Exhibit 2 to the Plan, with each Reciprocating Manager, i.e., Managers willing to enter into Mutual Releases with us. Under the Mutual Release, we will release all claims against the Reciprocating Manager, including those described in the preceding paragraph, except those arising under the Plan or any agreement entered into in connection with or assumed under the Plan. The Mutual Release will cover both known and unknown claims or causes of action held by the Company and Reciprocating Managers, including possible preference claims, described in general terms in the next section. TPG will be a third-party beneficiary of any Mutual Release that Curtis Crawford is willing to execute.

         Under an agreement dated January 15, 1998 between TPG and Curtis Crawford, TPG agreed to cause the Company to employ Mr. Crawford as Chairman of the Board and Chief Executive Officer and to pay him an $8 million sign-on bonus amount. The Company entered into an employment agreement with him on March 1, 1998, under which he received an additional $1.0 million sign-on bonus and we established a deferred bonus amount for him of $8.0 million, which earned interest of 8% per annum, compounded annually. Although the matter is not entirely free from doubt, the Company believes that the March 1, 1998 employment agreement relieved TPG from any further obligations to Mr. Crawford under the January 15, 1998 agreement.

         At the time of Mr. Crawford's resignation on March 16, 2001, the Company owed him $10,236,730 under the employment agreement. In connection with Mr. Crawford's termination of employment, we entered into a General Release Agreement with Mr. Crawford, effective March 16, 2001, which addressed certain matters concerning his separation of employment. Under the General Release Agreement, Mr. Crawford provided a full and final release to the Company and our subsidiaries, shareholders, employees, officers, and directors, among others, from any and all claims arising in connection with his employment with us. In return for this release, and in satisfaction of all compensation obligations under his employment agreement or otherwise (except with respect to amounts due under our 401(k) and deferred compensation plans), the Company provided Mr. Crawford with: (i) payment on March 19, 2001 of $10,236,730, less applicable withholdings; and
(ii) continuation until March 15, 2003 of the right to exercise his options to purchase 1,500,000 shares of our Old Common Stock during the 24-month period following termination of employment and to retain the anti-dilution protection of these options, as set forth in his employment agreement. In addition, the General Release Agreement acknowledges termination of Mr. Crawford's employment agreement and provides that the provisions of the Stockholders' Agreement dated August 7, 1998, to which Mr. Crawford is a party, remain in full force and effect. On March 16, 2001, Mr. Crawford received a payment of $155,163.86, less applicable withholdings, reflecting $34,077.23 for regular wages and $121,086.63 for vacation payout. On March 21, 2001, Mr. Crawford received a payment of $1,009,436, less applicable withholdings, as a payout from his deferred compensation account. On April 23, 2001, Mr. Crawford received an additional payment of $2,121.93, less applicable withholdings, as a final payment from his deferred compensation account. Mr. Crawford also received one $345,000 payment in 2001 as the first half of his long term portion under the Executive Performance Incentive Program.

         At or about the same time, the Company authorized the distribution and termination of the Company's 1994 Deferred Compensation Plan. Under the Company's 1994 Deferred Compensation Plan, Company executives were entitled to defer a portion of their compensation for later payment and the Company contributed additional funds and credited the deferrals with interest. Funds owing under the deferred compensation plan were segregated from the Company's general assets in a "Rabbi Trust," which was nevertheless subject to the claims of the Company's creditors. Gerald Corvino received $291,062.76 in deferred compensation and Richard Pickard received $282,867.34 in deferred compensation. The Company did not have any reasons to dispute the validity of these obligations.

         Upon the filing of the Chapter 11 cases, the Company will have the right to assert claims under the ss. 547, the preference section, of the Bankruptcy Code. Section 547(b) authorizes the trustee (or debtor in possession) to avoid (i.e., set aside) a transfer of property of the debtor, made to or for the benefit of a creditor, for or on account of an antecedent debt owed by the debtor before the transfer was made, made while the debtor was insolvent and on or before 90 days before the date of the bankruptcy filing (between 90 days and one year before the date of the petition, if such creditor at the time of such transfer was an insider), and that enables the creditor to receive more than the creditor would receive if the case were a liquidation case under Chapter 7 of the Bankruptcy Code, the transfer had not been made, and the creditor received payment of the debt to the extent provided by the provisions of the Bankruptcy Code. Section 547(c) provides certain defenses to actions under ss. 547(b), including a defense if the debt was incurred in the ordinary course of business or financial affairs of the debtor and the creditor, and the transfer was made in the ordinary course of business and according to ordinary business terms.

         The payments made to Mr. Crawford may constitute avoidable preferences. The payments were made from property of the debtor, on account of the Company's antecedent debt to Mr. Crawford, who was a creditor at the time the payments were made. The Company arguably was insolvent at the time the payments were made. And payment in full of Mr. Crawford's claims probably enabled him to recover more than he would have recovered in a hypothetical Chapter 7 liquidation case for the Company.

         On the other hand, the payments were made after Mr. Crawford's resignation as an officer of the Company, so the 90-day "reach-back" period, rather than the one-year period, may apply. If so, any preference liability of Mr. Crawford would have expired 90 days after the payments were made, that is, in June 2001. In addition, it is arguable that the employment agreements were entered into, and the payments were made, in the ordinary course of business according to ordinary business terms, thus providing Mr. Crawford a potential defense to avoidance of the payment. Finally, because general unsecured creditors will be paid in full under the Plan and because any creditor that returns a preference generally has a general unsecured claim for the amount returned, Mr. Crawford could likely recover under the Plan any amount that he would be required to return as a preference. Thus, under the Plan that is being proposed, there is a serious question whether the Company could actually recover any net amount in its Chapter 11 case.

         TPG may also have liability under the preference section, because of the January 15, 1998 TPG-Crawford agreement. Under the preference section, the debtor in possession may recover a preference from a creditor for whose benefit the payment was made, even if the creditor did not directly receive the payment. If TPG's January 15, 1998 agreement were not superseded by Mr. Crawford's March 1, 1998 agreement with the Company, then TPG might still have owed Mr. Crawford for amounts due under the January 15, 1998 agreement, and TPG would have been a creditor of the Company based on a contingent claim for reimbursement of any amount that it ultimately had to pay Mr. Crawford on that obligation. The Company's payment of those amounts would have relieved TPG of that obligation, so the payment would have been for the benefit of TPG, a creditor.

         TPG has advised the Company that it strongly disputes any liability whatsoever in connection with these or any other transactions. In addition to any defense that it would have based on the termination under the March 1, 1998 agreement of any obligation it had under the January 15, 1998 agreement, it would have all of the defenses, if any, that are available directly to Mr. Crawford, except that TPG is clearly an insider throughout the relevant period.

         Moreover, if we were to assert a preference claim against Mr. Crawford, we believe that Mr. Crawford might assert counterclaims against the Company. Although we believe that any such claims would be without merit, their assertion could create litigation risk for us. In addition, we do not want our management resources distracted after the reorganization on litigation over pre-reorganization matters that relate to the reorganization, detracting from management's ability to devote its full energies and attention to the growth and success of the Company.

         For these reasons, among others, the Company will make Mutual Releases available under the Plan to Mr. Crawford and to TPG (as well as to the other parties who received payment under the 1999 Deferred Compensation Plan and any other officer or director). If we execute a Mutual Release with Mr. Crawford, it will cover any claim against him that we may have to recover amounts paid to him after his employment with the Company terminated. If we execute a Mutual Release with TPG, it will cover any claim against TPG arising, among other things, from the payments made to Mr. Crawford. Although we are not currently aware of any, the Company may also have other claims against Mr. Crawford or TPG relating to the operations and management of the Company. A Mutual Release would cover any such claims as well.

         In exchange for this release, TPG will enter into a Non-Solicitation and Non-Hire Agreement with ZiLOG that will obligate TPG not to solicit the employment or interfere with ZiLOG's employment agreement with James M. Thorburn. This Non-Solicitation and Non-Hire Agreement is attached as Exhibit 4 to the Plan. TPG also will enter into a Tax Agreement with ZiLOG in which TPG will make acknowledgements and covenants that preclude it from taking some tax losses until 2002, which we expect will result in significant tax savings to the Company.

12.      Payment of Informal Group Professionals

         On the Effective Date, we will pay the reasonable expenses of the members of the Informal Group and the reasonable fees and expenses of the Informal Group's Professionals, including KTBS, CSFB, and Alschuler, without application to the Bankruptcy Court, in accordance with their respective agreements with ZiLOG. If we cannot agree with any of those Professionals as to the amount of fees and expenses to which it is entitled, the Bankruptcy Court will resolve the dispute. For details on our agreements with these Professionals, see III.B.5, "KEY EVENTS LEADING TO THE RESTRUCTURING - Restructuring Activities - Senior Note Negotiations."

       VI. DESCRIPTION OF NEW SECURITIES TO BE ISSUED UNDER THE PLAN

A.       The New MOD III Series A Preferred Stock

         The principal terms of the New MOD III Series A Preferred Stock to be issued by Reorganized MOD III Subsidiary are as follows:

Authorized Shares.....................28,000 shares.

Proposed Ownership After
Restructuring.........................28,000 shares by holders of Senior Notes.

Par Value.............................$0.01 per share.

Dividends.............................Shares of New MOD III Series A
                                      Preferred Stock will accrue dividends
                                      on the Series A Liquidation
                                      Preference at the rate of 9.5% per
                                      annum, compounded annually, whether
                                      or not declared by the board. Unless
                                      otherwise declared by the board,
                                      dividends will be payable only out of
                                      Net Sale Proceeds and Qualifying
                                      Operating Lease Proceeds (as defined
                                      herein).

                                      o   "Net Sale Proceeds" shall mean
                                          the net cash proceeds from a
                                          Liquidation after payment of:
                                          (1)(a) the reasonable costs of
                                          Liquidation, including outside
                                          professional fees incurred in
                                          connection with such sale and
                                          reasonably necessary
                                          environmental clean-up costs
                                          incurred as a result of the
                                          discontinuance of operations of
                                          the Non-Operating Assets and its
                                          sale; (b) any United States,
                                          federal, state, local and foreign
                                          income, franchise, sales, or
                                          other taxes required to be paid
                                          by Reorganized ZiLOG or
                                          Reorganized MOD III Subsidiary
                                          primarily as a result of a
                                          Liquidation; and (c) costs
                                          incurred, during any period in
                                          which operations are
                                          discontinued, to maintain the
                                          Non-Operating Assets in a salable
                                          condition; and (2) any Residual
                                          Liability Amount.

                                      o   "Liquidation" shall mean: (i) any
                                          liquidation, dissolution or
                                          winding up of the affairs of
                                          Reorganized MOD III Subsidiary,
                                          whether voluntary or involuntary;
                                          (ii) sale, conveyance or transfer
                                          of all or substantially all of
                                          the assets of Reorganized MOD III
                                          Subsidiary, whether in one
                                          transaction or a series of
                                          transactions, whether such
                                          transactions are related or
                                          unrelated; (iii) the consummation
                                          of a merger or consolidation of
                                          Reorganized MOD III Subsidiary or
                                          any direct or indirect subsidiary
                                          of Reorganized MOD III Subsidiary
                                          with any other corporation or
                                          other entity, other than a merger
                                          or consolidation that results in
                                          the voting securities of
                                          Reorganized MOD III Subsidiary
                                          outstanding immediately prior to
                                          such merger or consolidation
                                          continuing to represent (either
                                          by remaining outstanding or by
                                          being converted into voting
                                          securities of the surviving
                                          entity or any parent thereof), in
                                          combination with the ownership of
                                          any trustee or other fiduciary
                                          holding securities under an
                                          employee benefit plan of
                                          Reorganized MOD III Subsidiary or
                                          any subsidiary of Reorganized MOD
                                          III Subsidiary, at least 50% of
                                          the combined voting power of the
                                          securities of Reorganized MOD III
                                          Subsidiary or such surviving
                                          entity or any parent thereof
                                          outstanding immediately after
                                          such merger or consolidation;
                                          (iv) the acquisition by any
                                          person, entity or group within
                                          the meaning of Section 13(d) or
                                          14(d) of the Exchange Act (as if
                                          those sections were applicable),
                                          or any comparable successor
                                          provisions (excluding any
                                          employee benefit plan, or related
                                          trust, sponsored or maintained by
                                          Reorganized MOD III Subsidiary or
                                          any Affiliate of Reorganized MOD
                                          III Subsidiary) of the beneficial
                                          ownership (within the meaning of
                                          Rule 13d-3 promulgated under the
                                          Exchange Act, or comparable
                                          successor rule) of securities of
                                          MOD III Subsidiary representing
                                          at least fifty percent (50%) of
                                          the combined voting power
                                          entitled to vote in the election
                                          of directors.

                                      o   "Residual Liability Amount" shall
                                          mean the amount of any liability,
                                          if any, whether unliquidated or
                                          contingent, that arises from the
                                          sale of the Non-Operating Assets
                                          that Reorganized MOD III
                                          Subsidiary may owe after a sale
                                          of Non-Operating Assets in
                                          connection with a reserve,
                                          holdback or indemnification
                                          provided under an agreement for
                                          the disposition of a
                                          Non-Operating Asset, which amount
                                          has been determined in good faith
                                          by each of the New Board and
                                          board of directors of Reorganized
                                          MOD III Subsidiary.

Series A Liquidation
 Preference...........................Upon a Liquidation, before any distribution to the holders of the
                                      Series B Preferred Stock by reason of
                                      their ownership thereof, the holders
                                      of New MOD III Series A Preferred
                                      Stock shall be entitled to receive a
                                      liquidation preference equal to an
                                      aggregate of $30 million ($1071.42
                                      per share of Series A Preferred Stock
                                      under the recapitalization provided
                                      for in the Plan) less the aggregate
                                      redemption price paid in connection
                                      with a Mandatory Redemption, as
                                      described below, if any (the "Series
                                      A Liquidation Preference"), plus all
                                      accrued but unpaid dividends as of
                                      the Liquidation Date, out of the Net
                                      Sale Proceeds. On the first
                                      anniversary of the Liquidation Date,
                                      the holders of the New MOD III Series
                                      A Preferred Stock shall be entitled
                                      to receive, prior to and in
                                      preference to any distribution of the
                                      assets to the holders of the New MOD
                                      III Series B Preferred Stock by
                                      reason of their ownership thereof, a
                                      pro rata share of any amount of the
                                      Residual Liability Amount (plus an
                                      amount equal to that portion of the
                                      Residual Liability Amount paid to any
                                      third party which would not have been
                                      deductible from clause (1) of the
                                      definitions of Net Sale Proceeds)
                                      that has neither been paid, nor
                                      determined to be due and owing, to
                                      any third party to whom such amounts
                                      have been determined to be due, up to
                                      an amount that, when added to the
                                      distribution made upon consummation
                                      of a Liquidation, does not exceed the
                                      Series A Liquidation Preference plus
                                      all accrued but unpaid dividends as
                                      of that first distribution date.

Voting Rights.........................Five votes per share; provided, however, that Reorganized MOD III
                                      Subsidiary will require the approval
                                      of a majority of holders of New MOD
                                      III Series A Preferred Stock, voting
                                      as a class, to do any of the
                                      following:

                                      o   incur debt for borrowed money of
                                          any nature or guarantee debt of
                                          any nature, except in either case
                                          to the extent necessary to
                                          maintain the assets in a salable
                                          condition or in connection with a
                                          sale of assets;

                                      o   issue additional preferred or
                                          common stock or engage in any
                                          other form of recapitalization
                                          (such as stock splits and reverse
                                          stock splits, stock dividends,
                                          and similar transactions);

                                      o   pay dividends other than on the
                                          New MOD III Series A Preferred
                                          Stock, redeem capital stock other
                                          than on the New MOD III Series A
                                          Preferred Stock, or make other
                                          restricted investments or
                                          payments (which such restricted
                                          payments shall not include
                                          payments under the Services
                                          Agreement);

                                      o   incur consensual liens on its
                                          assets;

                                      o   engage in any business other than
                                          leasing the MOD III assets to
                                          third parties.

                                      o   The New MOD III Series A
                                          Preferred Stock will vote
                                          together with the common stock
                                          and the New MOD III Series B
                                          Preferred Stock on any
                                          Liquidation requiring a vote of
                                          stockholders of Reorganized MOD
                                          III Subsidiary under Delaware
                                          law; provided, however, that a
                                          majority of the New MOD III
                                          Series A Preferred Stock must
                                          approve of any merger, sale or
                                          other transfer or disposition of
                                          MOD III Subsidiary or the
                                          Non-Operating Assets where both
                                          (1) the consideration to the
                                          holders of the New MOD III Series
                                          A Preferred Stock includes
                                          consideration other than cash or
                                          marketable securities and (2) the
                                          holders of the New MOD III Series
                                          A Preferred Stock receive less
                                          than the Series A Liquidation
                                          Preference plus accrued but
                                          unpaid dividends in cash or
                                          marketable securities.

Mandatory Redemption..................Upon any partial sale of the assets or receipt of proceeds net of
                                      expenses (including the management
                                      fee) under the Services Agreement
                                      from an operating lease in excess of
                                      $1 million ("Qualifying Operating
                                      Lease Proceeds"), and to the extent
                                      of legally available funds,
                                      Reorganized MOD III Subsidiary must
                                      first apply such proceeds to pay all
                                      accrued but unpaid dividends then
                                      must redeem the New MOD III Series A
                                      Preferred Stock at a purchase price
                                      of 100% of the Series A Liquidation
                                      Value plus the accrued and unpaid
                                      dividends to the date of redemption.

Transfer Restrictions.................None, other than those upon holders that are deemed "underwriters" under
                                      ss. 1145 of the Bankruptcy Code. Each
                                      share of New MOD III Series A
                                      Preferred Stock will trade as a unit
                                      with one share of New MOD III Series
                                      B Preferred Stock and will not be
                                      separately transferable until the New
                                      MOD III Series A Preferred Stock is
                                      redeemed.

Listing...............................The New MOD III Series A Preferred
                                      Stock will not be listed for trading
                                      on any national securities exchange
                                      or for quotation on any automated
                                      quotation system.

Enforcement Remedies..................Holders of the New MOD III Series A
                                      Preferred Stock shall have the right
                                      to elect the entire board of
                                      directors: (1) in the event of a
                                      material breach of any of the terms
                                      of the New MOD III Series A Preferred
                                      Stock which is not cured within 30
                                      days; (2) if Reorganized ZiLOG
                                      materially breaches its obligations
                                      under the Services Agreement or the
                                      Contribution Agreement and such
                                      breach is not cured within the cure
                                      period provided under such agreement,
                                      if any; or (3) if ZiLOG transfers
                                      more than 50% of its shares in
                                      Reorganized MOD III Subsidiary
                                      pursuant to any involuntary transfer
                                      or foreclosure proceeding; in any
                                      such case, which board will serve
                                      until such default has been cured.

Covenants.............................Reorganized MOD III Subsidiary will not (1) effect a Liquidation or sell
                                      any assets unless Net Sale Proceeds,
                                      together with the Qualifying
                                      Operating Lease Proceeds, if any,
                                      would equal or exceed the Series A
                                      Liquidation Preference plus accrued
                                      but unpaid dividends or (2) engage in
                                      any business other than leasing MOD
                                      III assets to third parties on a
                                      triple net basis without the consent
                                      of the bondholder representative on
                                      the board.

Charter Restrictions..................A change in the requirement that the bondholder representative on the
                                      board must approve any liquidation of
                                      the Non-Operating Assets for less
                                      than the Series A Liquidation
                                      Preference plus accrued but unpaid
                                      dividends requires a two-thirds vote
                                      of the preferred shareholders and
                                      unanimous approval by the Board of
                                      Directors.

B.       The New MOD III Series B Preferred Stock

         The principal terms of the New MOD III Series B Preferred Stock to be issued by Reorganized MOD III Subsidiary are as follows:

Authorized Shares.....................56,000 shares.

Proposed Ownership After
Restructuring.........................28,000 shares by the holders of
                                      Senior Notes; 28,000 shares by
                                      Reorganized ZiLOG.

Par Value.............................$0.01 per share.

Voting Rights.........................One vote per share. The New MOD III
                                      Series A Preferred Stock will vote
                                      together with the common stock and
                                      the New MOD III Series B Preferred
                                      Stock on any Liquidation and all
                                      other matters requiring a vote of
                                      stockholders of Reorganized MOD III
                                      Subsidiary under Delaware law;
                                      provided, however, that a majority of
                                      the New MOD III Series A Preferred
                                      Stock must approve of any merger,
                                      sale or other transfer or disposition
                                      of Reorganized MOD III Subsidiary
                                      where both (1) the consideration to
                                      the holders of the New MOD III Series
                                      A Preferred Stock includes
                                      consideration other than cash or
                                      marketable securities and (2) the
                                      holders of New MOD III Series A
                                      Preferred Stock will receive less
                                      than the Series A Liquidation
                                      Preference plus accrued but unpaid
                                      dividends in cash or marketable
                                      securities.

Liquidation Preference................Upon a Liquidation, the holders of
                                      Series B Preferred Stock shall be
                                      entitled to receive a pro rata share
                                      of any amount by which the Net Sale
                                      Proceeds exceed the Series A
                                      Liquidation Preference and the
                                      dividends accrued but unpaid on the
                                      New MOD III Series A Preferred Stock.
                                      On the first anniversary of the
                                      Liquidation Date, the holders of the
                                      New MOD III Series B Preferred Stock
                                      shall be entitled to receive a pro
                                      rata share of the remaining Residual
                                      Liability Amount not distributed to
                                      the holders of the New MOD III Series
                                      A Preferred Stock.

Transfer Restrictions.................None, other than those upon holders that are deemed "underwriters" under
                                      ss. 1145 of the Bankruptcy Code.
                                      Shares of New MOD III Series B
                                      Preferred Stock issued to the former
                                      holders of Senior Notes will trade as
                                      a unit with one share of New MOD III
                                      Series A Preferred Stock and will not
                                      be separately transferable unless the
                                      New MOD III Series A Preferred Stock
                                      is redeemed.

Listing...............................The New MOD III Series B Preferred
                                      Stock will not be listed for trading
                                      on any national securities exchange
                                      or for quotation on any automated
                                      quotation system.

         All of MOD III Subsidiary's 1,000,000 shares of common stock, par value $0.01 per share have one vote per share and are held by ZiLOG and will continue to be held by Reorganized ZiLOG after the Effective Date of the Plan. The common stock shall not be entitled to receive any dividends or proceeds upon a Liquidation or otherwise unless prior to such time all shares of New MOD III Series A and B Preferred Stock have been redeemed or retired.

C.       The New ZiLOG Common Stock

         The principal terms of the New ZiLOG Common Stock to be issued by Reorganized ZiLOG are as follows:

Authorized Shares.....................40,000,000 shares.

Proposed Ownership After
Restructuring.........................28,000,000 shares by holders of
                                      Senior Notes; 4,558,140 shares
                                      reserved for issuance under the
                                      Management Incentive Plan. The number
                                      of shares issued or reserved for
                                      issuance under employee incentive
                                      plans, including the Management
                                      Incentive Plan, will not exceed 14%
                                      of Reorganized ZiLOG's shares on a
                                      fully-diluted basis and no additional
                                      equity (whether in the form of
                                      warrants, options, phantom equity or
                                      outright equity) will be reserved for
                                      executive or employee incentive
                                      compensation for three years from the
                                      Effective Date of the Plan unless
                                      approved by a majority vote of
                                      shareholders in addition to the Board
                                      of Directors.

Par Value.............................$0.01.

Voting Rights.........................One vote per share.

Dividends.............................Payable at the discretion of the new board.

Registration Rights...................Reorganized ZiLOG will be obligated to (1) file a resale "shelf"
                                      registration statement within 90 days
                                      after the Effective Date of the Plan
                                      and (2) use its commercially
                                      reasonable efforts to cause the
                                      registration statement to become
                                      effective within 120 days after the
                                      filing of such registration
                                      statement. The securities listed on
                                      the resale shelf registration
                                      statement will be held by persons who
                                      may be deemed to be "affiliates," of
                                      the issuer as that term is defined in
                                      Rule 144 promulgated under the
                                      Securities Act of 1933 or
                                      "underwriters" of the issue, as
                                      defined in ss. 1145 of the Bankruptcy
                                      Code.

Reporting Requirements................Reorganized ZiLOG will continue to file reports pursuant to the
                                      Securities Exchange Act of 1934, as
                                      amended.

Transfer Restrictions.................None, other than those upon holders that are deemed "underwriters"
                                      underss.1145 of the Bankruptcy Code.

Listing...............................The New ZiLOG Common Stock will not initially be listed for trading on
                                      any national securities exchange or
                                      for quotation on any automated
                                      quotation system.

Charter Restrictions..................A change in any of the following provisions of the Certificate of
                                      Incorporation of Reorganized ZiLOG
                                      requires a two-thirds vote of the
                                      shareholders and unanimous approval
                                      by the Board of Directors: (1) the
                                      requirement that the Reorganized
                                      ZiLOG Board representative appointed
                                      by the bondholders must approve any
                                      liquidation of the Non Operating
                                      Assets for less than the Series A
                                      Liquidation Preference plus accrued
                                      but unpaid dividends as of the date
                                      of redemption; (2) the requirement
                                      that a majority vote of the
                                      shareholders and the Board of
                                      Directors is necessary to increase
                                      the amount of equity to be issued or
                                      reserved for issuance for executive
                                      or employee compensation for three
                                      years from the Effective Date of the
                                      Plan; (3) the requirement that a
                                      two-thirds vote of the Board of
                                      Directors is required to exceed the
                                      $3.1 million limit on the loan
                                      program to facilitate employees'
                                      ability to make the necessary tax
                                      payments on Reorganized ZiLOG's
                                      restricted stock.

            VII. CERTAIN FACTORS AND RISKS AFFECTING THE COMPANY

A.       Certain Bankruptcy Law Considerations and Risks

1.       Failure to Satisfy Vote Requirement

         If the Plan receives votes in number and representing claims in amount sufficient to enable the bankruptcy court to confirm the Plan, we intend to file a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code and to seek, as promptly as practicable afterward, the Plan's confirmation. If the Plan does not receive sufficient votes for confirmation, then we may nevertheless file a Chapter 11 petition. In that event, we may seek to confirm a plan providing for an alternative restructuring of our capitalization and obligations. We cannot assure you that a restructuring other than as proposed in the Plan would be successful or that its terms would be as favorable as the Plan's.

2.       Risk of Inadequate Solicitation of Votes

         We believe that our use of this Offering Memorandum and Disclosure Statement to solicit votes on the Plan complies with all applicable laws regarding the adequacy of disclosure, and that the Plan satisfies all requirements necessary for confirmation. We also believe that solicitation of Class 8 is not required to confirm the Plan. It is possible, however, that the bankruptcy court will not reach the same conclusions. The court might conclude that we must solicit Class 8, significantly delaying the progress of the Chapter 11 cases. If the court does not approve this Offering Memorandum and Disclosure Statement, we will have to revise it, submit the revision to the court for approval, and resolicit votes on the Plan. If the court concludes that the Plan is not confirmable, we may have to modify it or to propose a new plan. Any modifications may require a resolicitation of votes.

3.       Nonconsensual Confirmation

         Under Bankruptcy Code ss. 1129(b), a bankruptcy court may confirm a reorganization plan even if an impaired class of claims or equity interests votes (or is deemed to vote) to reject it, so long as (among other factors) at least one impaired class accepts the plan (without counting the vote of any "insider" of the debtor) and the bankruptcy court determines that the plan "does not discriminate unfairly" and is "fair and equitable" with respect to each dissenting impaired class. See Section VIII.B.2, "CONFIRMATION OF THE PLAN - Requirements for Confirmation of the Plan - Nonconsensual Confirmation." Although we believe that the Plan satisfies these requirements as to Class 8 and will request that the Bankruptcy Court confirm the Plan under that section, it is possible that the Bankruptcy Court will decline to do so.

4.       Risk of Non-Occurrence of the Effective Date

         The Plan provides that its Effective Date may occur as soon as 11 days after the Confirmation Date, but there can be no assurance as to this timing. If the conditions precedent to the Effective Date have not been satisfied or waived by May 15, 2002, the Bankruptcy Court may vacate the Confirmation Order. In that event, the Plan would be deemed null and void, and we may propose and solicit votes on an alternative reorganization plan that may not be as favorable to parties in interest as the Plan.

5.       Effect of Chapter 11 Cases on the Business

         Our commencement of the contemplated Chapter 11 cases may adversely affect our business. These adverse effects may worsen if the Chapter 11 cases are prolonged.

         We believe that the duration of the Chapter 11 cases should be relatively short, i.e., 45 to 60 days. Nevertheless, we anticipate that we will incur substantial professional fees and expenses during the Chapter 11 cases. We estimate that the total of these fees and expenses, excluding those of the financial advisors, will not exceed $500,000, although the total may be greater if the Chapter 11 case is prolonged. The source of funds for repayment of these obligations will be the financing under the Amended and Restated Credit Agreement and cash from operations.

         Commencement of bankruptcy proceedings, even if only to confirm the Plan, could adversely affect the relationship between us and our employees, customers, and suppliers. This, in turn, could impair our ability to confirm the Plan.

         Although we intend to prosecute the Chapter 11 cases vigorously and to seek the Plan's prompt confirmation, the length of any bankruptcy case is subject to numerous factors, many beyond our control. Thus, the conclusion of the Chapter 11 cases may be delayed for reasons beyond our control.

B.       Risks Related to the New Securities

1.       Lack of Market

         The shares of the New ZiLOG Common Stock and New MOD III Preferred Stock are new securities for which there is no market. We do not intend to apply to list the securities on any national securities exchange or have them quoted on an interdealer quotation system. Accordingly, we cannot assure you that any market or liquidity for the shares of New ZiLOG Common Stock or New MOD III Preferred Stock will develop. If a trading market does not develop or is not maintained, holders of the shares of New ZiLOG Common Stock and New MOD III Preferred Stock may experience difficulty in reselling the shares or may be unable to sell them at all. If a market for the shares of New ZiLOG Common Stock and New MOD III Preferred Stock develops, that market may be discontinued at any time. General declines in any such market or declines in a market for similar securities may adversely affect the liquidity of, and trading market for, the shares of New ZiLOG Common Stock and New MOD III Preferred Stock. These declines may adversely affect the liquidity and trading market independent of our financial performance and prospects.

2.       Fluctuation of Value

         The value of the New ZiLOG Common Stock to be issued under the Plan depends on our future performance and on factors generally affecting the securities markets (including, for example, interest rates), which factors are influenced by conditions beyond our control. Some of these factors include:

         o our ability to introduce and sell new products and technologies on a timely basis;

         o    changes in the prices of our products;

         o    technological change and product obsolescence;

         o changes in product mix or fluctuations in manufacturing yields;

         o    variability of our customers' product life cycles;

         o the level of orders that we receive and can ship in a quarter, customer order patterns, and seasonality;

         o    increases in the cost of raw materials; and

         o    gain or loss of significant customers.

         In addition, high proportions of our costs are fixed, due in part to our significant sales, research and development and manufacturing costs. Therefore, small declines in revenue could disproportionately affect our operating results and thereby cause a disproportionate fluctuation in the value of the new securities.

3.       History of Losses

         We have a history of net losses, expect future net losses, and may not achieve profitability in the near future. We incurred net losses of $58.2 million in 2000, $37.9 million in 1999, and $87.5 million in 1998. As of September 30, 2001, we had an accumulated deficit of approximately $248.7 million. While we expect that the restructuring will eliminate our accumulated deficit and reduce our losses in the future, we do not anticipate that the restructuring alone will return us to profitability.

4.       Payment of New MOD III Preferred Stock

         The value of the New MOD III Preferred Stock is directly dependent upon the Net Sale Proceeds that MOD III Subsidiary receives from the intended sale of MOD III. No bid for MOD III is outstanding and neither MOD III Subsidiary nor the Company is in the process of soliciting bids at this time. We cannot assure you that we will be able to sell MOD III at its fair market value, if at all.

         Holders of the New MOD III Series of A Preferred Stock will be entitled to receive a liquidation preference equal to an aggregate of $30 million plus accrued and unpaid dividends only out of the Net Sale Proceeds and Qualified Operating Lease Proceeds. If we are unable to generate Net Sale Proceeds or Qualified Operating Lease Proceeds in excess of this amount, holders will have no recourse to Reorganized ZiLOG or any of its assets.

         Payments on the New MOD III Series B Preferred Stock will be due only if a sale of MOD III yields Net Sale Proceeds in excess of the liquidation preference of and accrued but unpaid dividends on the New MOD III Series A Preferred Stock. If there is no such excess, the New MOD III Series B Preferred Stock will expire and be cancelled without payment.

5.       Dividends

         We do not anticipate that any dividends will be paid with respect to the New ZiLOG Common Stock. In addition, the covenants in the Amended and Restated Financing Agreement or any future indebtedness may limit our ability to pay dividends.

6.       Transfer Restrictions for Some Holders

         The shares of New ZiLOG Common Stock and New MOD III Preferred Stock will be issued under Bankruptcy Code ss. 1145, free of restrictions on transfer other than those shares issued to holders that are deemed to be "underwriters" as defined in ss. 1145.

7.       Potential Dilution of New ZiLOG Common Stock

         The issuance of shares of our New ZiLOG Common Stock to management and employees will result in dilution of the equity interests of the holders of the New ZiLOG Common Stock issued in exchange for the Senior Notes, which could adversely affect the value of the New ZiLOG Common Stock distributed under the Plan. Immediately following the Effective Date, the 28,000,000 shares of the New ZiLOG Common Stock issued to holders of the Senior Notes will represent 100% of the total outstanding shares of New ZiLOG Common Stock, excluding shares issuable to management and employees. If all shares reserved for management and employees are issued, the total outstanding shares of the New ZiLOG Common Stock would be 32,558,140 and the percentage held by holders of Senior Notes would drop to approximately 86%.

         In addition, we might need to issue additional equity securities in the future in order to successfully implement our business plan, if we do not achieve our projected results or for other reasons, which could lead to further dilution. However, no additional equity (whether in the form of warrants, options, phantom equity or outright equity) will be reserved for executive or employee incentive compensation for three years from the Effective Date of the Plan unless approved by a majority vote of shareholders in addition to the Board of Directors.

C.       Factors Affecting the Reorganized Company

1.       Recent Terrorist Activities and Conflicts

         Terrorist attacks in New York, Washington, D.C. and Pennsylvania on September 11, 2001 have disrupted domestic and international commerce. The continued threat of terrorism, ongoing military action, escalating conflicts, including those between Israel and the Palestinians and India and Pakistan, and heightened security measures in response may cause significant disruption to commerce throughout the world. Our business and results of operations could be harmed to the extent that this disruption results in delays or cancellations of orders, a general decrease in spending on technology products, or our inability to market effectively and ship our products. We are unable to predict whether the threat of terrorism or the responses to it will result in any long-term commercial disruptions or if these activities or responses will have a long-term adverse effect on our business, results of operations, or financial condition.

2.       General Economic Slowdown

         We are exposed to risks related to the recent slowdown in the global economy, which is due to many factors, including decreased consumer confidence, concerns about inflation, and reduced corporate profits and capital spending. The recent terrorist attacks on September 11, 2001 appear to have further depressed economic activity in the United States. If these weak economic conditions continue or worsen, or if a wider global economic recession materializes, our business, financial condition, and results of operations may be materially and adversely affected.

3.       Industry Downturn

         The semiconductor industry is highly cyclical and has experienced significant economic downturns in the past, characterized by diminished product demand, erosion of average selling prices, and production over-capacity. We have been experiencing such a decline, and it is uncertain how long it will last.

         The terrorist attacks of September 11, 2001 and subsequent world events exacerbated this uncertainty. The end demand for consumer-oriented products such as personal computers and mobile wireless handsets may encounter a sharp and prolonged reduction in demand. Even before September 11, 2001, the supply chain for these consumer-oriented products faced weak consumer demand, excess inventory, low factory utilization rates, a pattern of slower upgrade cycles for personal computers, delay of next generation of mobile handset technology, and overall sluggishness. The combination of these existing business conditions and the loss of consumer confidence driven by the events of September 11, 2001 may result in a sharp deterioration in demand for our semiconductor component products that could unfavorably impact our revenues, operating results, and stock price.

         Our capacity utilization rates for our manufacturing facilities are also down. In light of the fixed costs associated with this manufacturing capacity, this decline has had and will continue to have a negative impact on our financial condition. In addition, we are currently, experiencing, and will likely in the future experience, substantial period-to-period fluctuations in operating results attributable to general industry conditions or events occurring in the general economy. Any economic downturn could also result in further decreased revenues, cash generation, and profitability.

         We may be unable to implement this business strategy and, even if we do implement our strategy successfully, our results of operations may fail to improve. Many of our markets are currently in a significant downturn and could seriously harm our revenues and future profitability. It is uncertain how long this slowdown will last.

4.       Need for Additional Liquidity

         Our business is expected to have substantial capital expenditure needs. While our projections assume that we will generate sufficient funds to meet our working capital and capital expenditure needs for the foreseeable future, even assuming we do not obtain a $10 million revolving line of credit or term loan facility, our ability to gain access to additional capital, if needed, cannot be assured, particularly in view of competitive factors and industry and general economic conditions.

         On the Effective Date, we will obtain working capital through a senior secured bank facility (the "Amended and Restated Financing Agreement"). The facility will encumber substantially all of our assets other than the MOD III facility and the New MOD III Preferred Stock. See
Section V.B.2, "THE REORGANIZATION PLAN -Implementation of the Plan - Amended and Restated Financing Agreement." This facility will also contain covenant restrictions concerning its commitment limits, including levels of collateral, financial covenants, and limitations on capital expenditures. These restrictions could have an adverse impact on our future liquidity and ability to implement our business plan.

         We will also use our best efforts to obtain a revolving line of credit or a term loan facility for at least $10 million and otherwise on such terms as are reasonably acceptable to us and a majority of the Informal Group (provided that if any member of the Informal Group is providing the financing, then at least one member of the Informal Group who is not providing the financing shall be all that is required to approve those terms). Although obtaining this financing is a condition to effectiveness, this condition can be waived by a majority of the Informal Group and the Company. There can be no assurance that we will be able to obtain this financing on terms favorable to us if at all.

5.       Cost Cutting

         As have other semiconductor companies, we have implemented and are considering implementing additional, significant cost-cutting measures, but these measures may not result in increased efficiency or future profitability. Additional significant cost-cutting measures may include:

         o    refocusing of business priorities;

         o reallocation of personnel and responsibilities to better utilize human resources;

         o    reductions in workforce; and

         o    temporary office and facility shutdowns.

6.       Business Strategy Implementation

         Our future financial performance and success are largely dependent on our ability to implement our business strategy, which is described in our most recent Annual Report on Form 10-K/A and in Section II.C, "THE BUSINESS - Business Strategy/Post-Confirmation Business Plan." We have recently changed our business strategy to providing more integrated connected solutions. We may be unable to implement our business strategy and, even if we do implement our strategy successfully, our results of operations may fail to improve.

         In addition, many of our markets are currently in a significant downturn. Our revenues and future profitability could be harmed seriously. It is uncertain for how long this slowdown will last.

7.       New Products

         Our operating results depend on our ability to introduce and sell new products. Rapidly changing technologies and industry standards, along with frequent new product introductions, characterize the industries that are currently the primary end-users of semiconductors. As these industries evolve and introduce new products, our success will depend on our ability to adapt to such changes in a timely and cost-effective manner by designing, developing, manufacturing, marketing, and providing customer support for new products and technologies.

         Our ability to introduce new products successfully depends on several factors, including:

         o    proper new product selection;

         o    timely completion and introduction of new product designs;

         o the complexity of the new products to be designed and manufactured;

         o development of support tools and collateral literature that make complex products easy for engineers to understand and use; and

         o market acceptance of our products and our customers' products.

         We cannot assure you that the design and introduction schedules for any new products or any additions or modifications to our existing products will be met, that these products will achieve market acceptance, or that we will be able to sell these products at prices that are favorable to us.

8.       Release of eZ80 Internet Engine Family Products

         We announced our newest product, the eZ80 Internet Engine family of products, in September 1999. We have delivered our first eZ80 product to the market. These new products may not perform as anticipated and there may be unforeseen redesigns or delays in their final release. Our failure to release other products as scheduled or the failure of these products to meet our customers' expectations would affect us adversely. We did not receive significant revenues from these products in 2001 and future revenues may be insufficient to recover the costs associated with their development.

         Products as complicated as the eZ80 Internet Engine frequently contain errors and defects when first introduced or as new versions are released. Delivery of products with errors, defects, or reliability, quality or compatibility problems, could require significant expenditures of capital and other resources and significantly delay or hinder market acceptance of these products. Any such capital expenditures or delays could harm our operating results materially, damage our reputation, and affect our ability to retain our existing customers and to attract new customers.

9.       Competition

         The semiconductor industry is intensely competitive and is characterized by price erosion, rapid technological change, and heightened competition in many markets. The industry consists of major domestic and international semiconductor companies, many of which have substantially greater financial and other resources than we do with which to pursue engineering, manufacturing, marketing, and distribution of their products. Emerging companies are also increasing their participation in the semiconductor industry.

         Our current and future communications products compete with, or are expected to compete with, products offered by Advanced Micro Devices, ARM, Atmel, Conexant, Intel, Lucent Technologies, Maxim, MIPS Technologies, Mitel, Motorola, NEC, NetSilicon, Philips, PMC-Sierra, Sharp, Texas Instruments, and Toshiba. Our current and future embedded control products compete with, or are expected to compete with, products offered by Atmel, Hitachi, Intel, Microchip, Mitsubishi, Motorola, NEC, Philips, Samsung, Sanyo, Sharp, ST Microelectronics, and Toshiba.

         Our ability to compete successfully in our markets depends on factors both within and outside of our control, including:

         o our ability to design and manufacture new products that implement new technologies;

         o our ability to protect our products by effectively utilizing intellectual property laws;

         o    our product quality, reliability, ease of use, and price;

         o the diversity of product line and our efficiency of production;

         o the pace at which customers incorporate our devices into their products; and

         o the success of our competitors' products and general economic conditions.

         To the extent that our products achieve market acceptance, competitors typically seek to offer competitive products or embark on pricing strategies, which, if successful, could harm our results of operations and financial condition materially.

10.      Manufacturing

         Our semiconductors are highly complex to manufacture. Production yields are sensitive to a wide variety of factors, including the level of contaminants in the manufacturing environment, impurities in the materials used, and the performance of personnel and equipment. From time to time, we have experienced difficulties in effecting transitions to new manufacturing processes and have suffered delays in product deliveries or reduced yields. We may experience similar difficulties or suffer similar delays in the future. Our production yields may be inadequate in the future to meet our customers' demands, and our operating results could be harmed as a result.

         For example, we may experience problems that make it difficult to manufacture the quantities of our products that we anticipate producing in our .65 micron wafer fabrication processes. These difficulties may include:

         o    process technology changes not operating as expected;

         o complications in moving production from our eight-inch wafer fabrication facility to our five-inch wafer fabrication facility or to outside foundries in connection with our announced wafer fabrication consolidation plans; and

         o    engineers not operating equipment as expected.

         If we are unable to obtain adequate production capacity, our business could be harmed. In addition, unless we maintain manufacturing efficiency and avoid manufacturing difficulties, our future profitability could be harmed.

11.      Reliance on Third Party Foundries

         We intend to rely on independent third-party foundry manufacturers to fabricate some of our products. Industry-wide shortages in foundry capacity could harm our financial results. Should we be unable to obtain the requisite foundry capacity to manufacture our complex new products, or should we have to pay high prices to foundries in periods of tight capacity, our ability to increase our revenues might be impaired. Any delay in initiating production at third-party facilities, any inability to have new products manufactured at foundries, or any failure to meet our customers' demands could damage our relationships with our customers and may decrease our sales.

         Other significant risks associated with relying on these third-party manufacturers include:

         o reduced control over the cost of our products, delivery schedules, and product quality;

         o the warranties on wafers or products supplied to us are limited;

         o increased exposure to potential misappropriation of our intellectual property; and

         o the cost and consumption of time associated with switching foundries.

12.      Reliance on Third Party Assemblers

         We also depend on third-party assemblers to package our products. The failure of these third parties to continue to provide services to us on sufficiently favorable terms could harm our business. If we are unable to obtain additional assembly capacity on sufficiently favorable terms, our ability to achieve continued revenue growth might be impaired. Shortages in contract assembly capacity could cause shortages in our products and could also result in the loss of customers. Because we rely on these third parties, we also have less control over our costs, delivery schedules, and quality of our products, and our intellectual property is at greater risk of misappropriation.

13.      International Operations

         Approximately 54% of our net sales in 2000 were to foreign customers. We expect that international sales will continue to represent a significant portion of our net sales in the future. We maintain significant operations and rely on a number of contract manufacturers in the Philippines, Indonesia, Taiwan, Malaysia, and India. We cannot assure you that we will be successful in overcoming the risks that relate to or arise from operating in international markets.

         Our international operations subject us to risks inherent in doing business in foreign countries that could impair our results of operations. Risks inherent in doing business on an international level include:

         o    economic and political instability;

         o changes in regulatory requirements, tariffs, customs, duties, and other trade barriers;

         o    transportation delays;

         o    power supply shortages and shutdowns;

         o difficulties in staffing and managing foreign operations and other labor problems;

         o    language barriers and cultural distinctions;

         o    taxation of our earnings and the earnings of our personnel;
              and

         o other uncertainties relating to the administration of or changes in, or new interpretation of, the laws, regulations, and policies of the jurisdictions in which we conduct our business.

         In addition, our activities outside the United States are subject to risks associated with fluctuating currency values and exchange rates, hard currency shortages, and controls on currency exchange. While our sales are primarily denominated in U.S. dollars, worldwide semiconductor pricing is influenced by currency rate fluctuations, and these fluctuations could harm our operating results materially.

         The risks inherent in our international operations have been increased by the terrorist attacks of September 11, 2001. These attacks, coupled with the international military response, have created an uncertain economic environment and we cannot predict the impact of these events, any subsequent terrorist acts, or of any related military action on our customers or our business.

14.      Customer Concentration

         Historically we have been, and we expect to continue to be, dependent on a relatively small number of customers for a significant portion of our revenues primarily because we depend on third-party distributors to market and sell our products. These third-party distributors accounted for approximately 40% of our sales in 1999 and 40% of our sales in 2000. Our distributors may not continue to effectively market, sell, or support our products.

         Our ten largest customers accounted for approximately 48% of our net sales in 1999 and 49% of our net sales in 2000. Arrow Electronics alone accounted for approximately 13% of our net sales in 1999 and Pioneer-Standard accounted for approximately 12% of our net sales in 2000. Particular customers may change from period to period, but we expect that sales to a limited number of customers will continue to account for a significant percentage of our revenues in any particular period for the foreseeable future. The loss of one or more major customers or any reduction, delay, or cancellation of orders by any of these customers or our failure to market successfully to new customers could harm our business materially.

         We have very few long-term contracts with our customers and, like us, our customers typically compete in cyclical industries. In the future, these customers may decide not to purchase our products at all, to purchase fewer products than they did in the past, or to alter their purchasing patterns, particularly because substantially all of our sales are made on a purchase order or sales order acknowledgment basis. We typically permit our customers to cancel, change, or delay product purchase commitments upon 30 days' notice for standard products and 60 days' notice for custom products. Customers may still cancel or reschedule within these time periods, although they routinely incur a cancellation or rescheduling charge. This risk is increased because our customers can purchase some similar products from our competitors.

15.      Changes in Technologies or Consumption Patterns

         As a result of technological changes, from time to time, our products are designed out of some devices by our customers. Any resulting decreased sales could reduce the demand for our products and therefore reduce our profitability. For example, we have learned that a number of our customers have changed the designs of computer mouse pointing devices that they manufacture, and that as a result, these devices will no longer contain our products. Because we do not have long-term supply contracts with most of our customers, changes in the designs of their products can have sudden and significant impacts on our sales. As a result of these design changes, net sales of our computer mouse pointing devices and other computer peripheral products decreased substantially from approximately $28.2 million in 1999 to approximately $15.4 million in 2000. For the nine months ended September 30, 2001, peripheral product net sales totaled $3.9 million. This reduction is sales has and may continue to harm our operating results materially.

16.      Reliance on Key Personnel

         We depend on key personnel, and the loss of our current personnel or our failure to hire and retain additional personnel could affect our business negatively. We depend on our ability to attract and retain highly skilled technical and managerial personnel. We believe that our future success in developing marketable products and achieving a competitive position will depend in large part on our ability to identify, recruit, hire, train, retain, and motivate highly skilled technical, executive, managerial, marketing, and customer service personnel. Competition for these personnel is intense, especially in Northern California, where our headquarters are located, and we may not be able to successfully recruit, assimilate, or retain sufficiently qualified personnel.

         Our failure to recruit and retain necessary technical, executive, managerial, merchandising, marketing, and customer service personnel could harm our business and our ability to obtain new customers and develop new products. In addition, the current financial condition of the Company could have a negative impact on our ability to recruit and retain employees.

         Our success and future prospects also depend on the continued contribution of our senior management, including James M. Thorburn, our current Acting Chief Executive Officer and President, who will become our Chief Executive Officer and Chairman of the Board on the Effective Date. We might not be able to find qualified replacements for these individuals if their services were no longer available. The loss of services of one or more of them could have a material adverse effect on our business, financial condition, and results of operations.

17.      Proprietary Rights

         The measures we take to protect our intellectual property rights may be inadequate to protect our proprietary technologies and processes from misappropriation, and these measures may not prevent independent third party development of competitive products. We may not be able to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Despite our efforts to protect our proprietary rights in both the United States and in foreign countries, existing intellectual property laws in the United States provide only limited protection and, in some cases, the laws of foreign countries provide even less protection.

         Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of our proprietary rights or the proprietary rights of others. Any such litigation could require us to incur substantial costs and divert significant valuable resources, including the efforts of our technical and management personnel, which may harm our business materially.

18.      Infringement Claims

         The semiconductor industry is characterized by frequent claims and related litigation regarding patent and other intellectual property rights. Third parties may assert claims or initiate litigation against us, our licensors, our foundries, our service providers, or our customers with respect to existing or future products. Any intellectual property litigation initiated against us could subject us to significant liability for damages and attorneys' fees, invalidation of our proprietary rights, injunctions, or other court orders that could prevent us from using specific technologies or engaging in specific business activities.

         These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management's time and attention from our business. Any potential intellectual property litigation could also force us to do one or more of the following:

         o    pay substantial damages;

         o cease using key aspects of our technologies or processes that incorporate the challenged intellectual property;

         o cease the manufacture, use, sale, offer for sale, and importation of infringing products;

         o    alter our designs around a third party's patent;

         o obtain licenses to use the technology that is the subject of the litigation from a third party;

         o expend significant resources to develop or obtain non-infringing technology;

         o create new brands for our services and establish recognition of these new brands; or

         o make significant changes to the structure and the operation of our business.

         Implementation of any of these alternatives could be costly and time-consuming and might not be possible at all. An adverse determination in any litigation to which we were a party could harm our business, our results of operations, and financial condition. In addition, we may not be able to develop or acquire the technologies we need, and licenses to such technologies, if available, may not be obtainable on commercially reasonable terms. Any necessary development or acquisition could require us to expend substantial time and other resources.

         One party has notified us that it may be infringing certain patents. Four of our customers have notified us that they have been approached by patent holders who claim that they are infringing certain patents. The customers have asked us for indemnification. We are investigating the claims of all of these parties. We believe that we are unlikely to have liability in any of these situations, but no assurance can be given in this regard. In the event we determine that such notice may involve meritorious claims, we may seek a license. Based on industry practice, we believe that in most cases any necessary licenses or other rights could be obtained on commercially reasonable terms. However, no assurance can be given that licenses could be obtained on acceptable terms or that litigation will not occur. The failure to obtain necessary licenses or other rights or the advent of litigation arising out of such claims could have a material adverse effect on us.

19.      Litigation

         We are defending several lawsuits, both in and out of the ordinary course of business; we may lose these suits and we may be subject to material judgments against us.

         For example, in July 1996 we filed suit against our former insurers, Pacific Indemnity Company, Federal Insurance Company and Chubb & Son, Inc., in the Superior Court of the State of California in and for Santa Clara County. Our former insurers counter-claimed, alleging that two lawsuits brought against us were not covered by our insurance policies. In these underlying lawsuits, some of our employees and their families claimed that they suffered personal injuries and discrimination because of alleged exposure to chemicals at our manufacturing facility in Idaho in 1993 and 1994. The insurers seek reimbursement of attorneys' fees, costs, and settlement funds expended on our behalf, totaling approximately $6.3 million plus interest. A hearing for our renewed motion for summary adjudication that Pacific Indemnity Company was obligated to defend the entirety of the actions brought by the plaintiffs in the underlying cases was made on November 20, 2001. The court denied our motion. A mediation is scheduled for February 18, 2002. A trial setting conference is scheduled for March 19, 2002. Based upon information presently known to management, we are unable to determine the ultimate resolution of this lawsuit or whether it will materially harm our financial condition.

         The insurance coverage lawsuit has been and is likely to continue to be time consuming and expensive to resolve. We are also participating in other litigation and responding to claims arising in the ordinary course of business. We intend to defend ourselves vigorously in these matters. Our management believes that it is unlikely that the outcome of these matters will materially harm our business, but as the results are still undetermined, we may face liabilities that may harm our business. A list of pending litigation is attached as Exhibit 3.

20.      Acquisitions

         To grow our business and maintain our competitive position, we have made acquisitions in the past and may acquire other businesses in the future. In the past, for example, we acquired substantially all of the assets and assumed the operating liabilities of Seattle Silicon Corporation in April 1999 for approximately $6.1 million. In March 2000, we acquired 20% of the common stock of Qualcore, along with an option to acquire the remaining 80% interest in Qualcore, for approximately $8.1 million, including expenses. In December 2001, we settled all disputes with Qualcore with a payment of cash and the previously acquired 20% common stock. We did not elect to exercise this option and settled a dispute with Qualcore related to this non-election for $450,000 and the forfeiture of the 20% interest we held. In July 2000, we acquired Calibre in exchange for 743,714 shares of our common stock, including shares of our common stock issuable upon the exercise of vested options.

         Acquisitions involve a number of risks that could harm our business and result in the acquired business not performing as expected, including:

         o insufficient experience with technologies and markets in which the acquired business is involved that may be necessary to successfully operate and integrate the business;

         o ineffective communication and cooperation in product development and marketing among senior executives and key technical personnel;

         o problems integrating the acquired operations, personnel, technologies or products with the existing business and products;

         o diversion of management time and attention from our core business and to the acquired business;

         o potential failure to retain key technical, management, sales and other personnel of the acquired business; and

         o difficulties in retaining relationships with suppliers and customers of the acquired business.

         In addition, acquisitions could require investment of significant financial resources and may require us to obtain additional equity financing, which may dilute our stockholders' equity, or to incur additional indebtedness.

21.      Environmental Regulations

         We are subject to a variety of environmental laws and regulations and our failure to comply with present or future laws and regulations could harm our business materially.

         Our manufacturing processes require us to use various hazardous substances and, as a result, we are subject to a variety of governmental laws and regulations related to the storage, use, emission, discharge and disposal of such substances. Although we believe that we are in material compliance with all relevant laws and regulations and have all material permits necessary to conduct our business, our failure to comply with present or future laws and regulations or the loss of any permit required to conduct our business could result in fines being imposed on us, the limitation or suspension of production or cessation of our operations. Compliance with any future environmental laws and regulations could require us to acquire additional equipment or to incur substantial other expenses. Any failure by us to control the use of, or adequately restrict the discharge of, hazardous materials could subject us to future liabilities that could materially harm our business. In addition, we may be required to incur significant expense in connection with governmental investigations and/or environmental employee health and safety matters.

22.      Inherent Uncertainty of Financial Projections

         The Projections set forth in Exhibit 4 attached to this disclosure statement cover our operations through fiscal year 2004. These Projections are based on certain assumptions, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Company and our operating subsidiaries, industry performance, general business and economic conditions, and other matters, many of which are beyond our control and some or all of which may not materialize. In particular, the recent terrorist attacks in New York, Washington, D.C., and Pennsylvania may effect the national economic environment in ways that cannot be reliably predicted.

         In addition, unanticipated events and circumstances occurring after the date hereof may affect the actual financial results of our operations. These variations may be material and may adversely affect our ability to make payments with respect to our indebtedness or adversely affect the value of our stock. Because the actual results achieved throughout the periods covered by the Projections may vary from the projected results, perhaps significantly, the Projections should not be relied upon as a guaranty or other assurance of the actual results that will occur.

23.      Tax Consequences

         Consummation of the Plan will have significant tax consequences that may adversely affect the Company and MOD III Subsidiary. See Section XI, "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN - Certain Federal Income Tax Consequences to the Company and MOD III Subsidiary."

                       VIII. HOW TO VOTE ON THE PLAN

         If you have any questions about the voting procedures for voting your Senior Notes or preferred stock or the packet of material you received, please contact the voting agent:

                  Innisfree M&A Incorporated
                  501 Madison Avenue, 20th Floor
                  New York, New York 10022
                  (877) 750-2689
                  (212) 750-5833 (for inquiries from brokers or banks)

         If you believe that you received the wrong ballot or if you wish to obtain an additional copy of the Plan, this Offering Memorandum and Disclosure Statement, or any exhibits to these documents, please contact the voting agent.

A.       Voting Procedures

         The record date for determining which holders of our Senior Notes or preferred stock are entitled to vote on the Plan is January 15, 2002. The Senior Notes Indenture Trustee for our Senior Notes will not vote on behalf of the holders of these securities. Holders must submit their own Ballots in accordance with these procedures and the instructions on each Ballot. Please review the ballot carefully before you vote. If you hold both Senior Notes (Class 3) and preferred stock (Class 7), you should receive a ballot for each class.

         The Voting Deadline is February 26, 2002 at 5:00 p.m. (New York City time).

1.       Beneficial Owners

         Any beneficial owner holding our Senior Notes or preferred stock as record holder in its own name should vote on the Plan by completing and signing the enclosed ballot and returning it directly to the voting agent by the Voting Deadline, using the enclosed pre-addressed, postage-paid envelope. If no return envelope has been enclosed for this purpose, contact the voting agent for instructions.

         Any beneficial owner holding these securities in "street name" through a brokerage firm, bank, trust company, or other nominee should vote on the Plan through its nominee by following these instructions:

         (a) Review and complete the ballot, and then sign the ballot (unless the ballot has already been signed or "prevalidated" by your nominee).

         (b) Return the ballot in the enclosed pre-addressed, postage-paid envelope (if the enclosed return envelope is addressed to your nominee, make sure your nominee receives it in time to process your vote and deliver it to the voting agent by the Voting Deadline). If no return envelope has been enclosed for this purpose, contact the voting agent for instructions.

         Any ballot returned to a nominee by a beneficial owner will not be counted unless the nominee properly completes and delivers to the voting agent a master ballot (the "Master Ballot") that reflects the vote of the beneficial owner.

         Any beneficial owner that owns our securities through more than one broker, bank, or other nominee may receive multiple mailings containing ballots. Such a beneficial owner should execute a separate ballot for each block of our securities that it holds through any particular nominee and return each ballot to the respective nominee in the return envelope addressed to that nominee.

         Beneficial owners who execute multiple ballots with respect to our Senior Notes held through more than one nominee must indicate on each ballot the names of ALL other nominees and the additional amounts of our Senior Notes so held and voted.

2.       Instructions to Brokerage Firms, Banks, and Other Nominees

         An entity (other than a beneficial owner) who is a registered holder of our Senior Notes or preferred stock (or an agent of that entity) should vote on behalf of the beneficial owners by (i) immediately distributing a copy of this Offering Memorandum and Disclosure Statement and accompanying materials, the ballot, and a pre-addressed return envelope to each beneficial owner for whom it holds these securities; and (ii) taking any action required to enable each beneficial owner to timely vote its securities to accept or reject the Plan.

         To transmit the votes of beneficial owners of our securities, the nominee may either:

                           (a) deliver the beneficial owner ballot and this Offering Memorandum and Disclosure Statement and accompanying materials to each beneficial owner for which it holds securities and take any action required to enable each beneficial owner to
         (i) complete and execute the beneficial owner ballot and (ii) return the completed, executed ballot to the nominee in sufficient time to enable it to complete the master ballot and deliver it to the voting agent by the Voting Deadline; or

                           (b) prevalidate the beneficial owner ballot (by signing that ballot and by indicating on the ballot the record holder of the securities voted, the principal amount of Senior Notes or the number of shares of preferred stock, and the appropriate account numbers through which the beneficial owner's holdings are derived) and then forward the ballot and this Offering Memorandum and Disclosure Statement, and accompanying materials to the beneficial owner of the securities for voting so that the beneficial owner may return the completed ballot directly to the voting agent in the enclosed return envelope.

         For beneficial owner ballots returned to a nominee, the nominee must (i) complete the master ballots to reflect the voting instructions given to it in the beneficial owner ballots, (ii) forward the master ballots to the voting agent, and (iii) retain the beneficial owner ballots and related information in its records for one year after the voting deadline. Nominees should review the master ballot carefully before voting. A proxy intermediary acting on behalf of a nominee or beneficial owner may follow the procedures outlined in the preceding to vote on behalf of that party.

         If a nominee is both the registered or record holder and the beneficial owner of securities and wishes to vote them, it may return either a beneficial owner ballot or a master ballot.

3.       Fiduciaries and Other Representatives

         If a ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, this person should indicate this capacity when signing and, unless otherwise determined by us, must submit proper evidence satisfactory to us of authority to so act. Authorized signatories should submit separate ballots for each beneficial owner for whom they are voting.

4. Voting Procedures Applicable to Beneficial Owners, Nominees, and Authorized Signatories

         Unless the voting agent receives a properly completed ballot or master ballot by the Voting Deadline, your vote will not count.

         If the voting agent receives more than one timely, properly completed ballot or master ballot voting the same block of securities, only the ballot or master ballot that bears the latest date will count.

         The enclosed ballot is not a letter of transmittal. Do not surrender certificates representing your securities at this time.

B.       Classes Impaired Under the Plan

         Class 3 and Class 7 are impaired under, and entitled to vote on, the Plan. Except with respect to Class 8, all other classes are unimpaired under the Plan, are deemed under Bankruptcy Code ss. 1126(f) to have accepted the Plan, and their votes to accept or to reject the Plan will not be solicited.

         Impaired classes are generally entitled to vote to accept or reject a plan. Their acceptance, however, is not required if a bankruptcy court can confirm the plan over their objection under Bankruptcy Code ss. 1129(b), commonly known as the "cramdown" provision. See Section VII.A.3, "CERTAIN FACTORS AND RISKS AFFECTING THE COMPANY - Certain Bankruptcy Law Considerations and Risks - Nonconsensual Confirmation." We believe that the Plan would satisfy the requirements for confirmation under ss. 1129(b), if only Class 8 did not accept the Plan. Moreover, a pre-petition solicitation of these holders of our common stock would likely require us to incur additional costs, which would likely exceed the amount to be distributed to these classes. Accordingly, we are not soliciting votes from Class 8.

         A vote may be disregarded if the Bankruptcy Court determines, under ss. 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

              IX. CONFIRMATION AND EFFECTIVENESS OF THE PLAN

A.       Confirmation Hearing

         We will request that the Bankruptcy Court schedule a confirmation hearing as promptly as practicable after we commence the Chapter 11 cases. We will provide notice of the confirmation hearing to all known creditors and equity holders or their representatives. Under Bankruptcy Code ss. 1128(b), any party in interest may object to the Plan's confirmation. The notice of the confirmation hearing will include information as to the deadline and procedure for objecting. The Bankruptcy Court may adjourn the confirmation hearing from time to time without further notice except for an announcement of the adjourned date at the confirmation hearing.

         Unless an objection to confirmation is timely served and filed, the bankruptcy court may determine not to consider it.

B.       Confirmation Requirements

         At the confirmation hearing, the bankruptcy court will determine whether the Plan satisfies the confirmation requirements specified in Bankruptcy Code ss. 1129. That section includes numerous technical requirements that, we believe, the Plan satisfies in full. The following discusses three of the more substantive requirements: whether the Plan satisfies the "best interest test," whether the Plan is "feasible," and whether the court may confirm the Plan notwithstanding the fact that Class 8 will not have accepted it.

1.       Best Interests Test

         Section 1129(a)(7) of the Bankruptcy Code requires that the bankruptcy court find that each person who has not accepted (or has been deemed to accept) the Plan will receive property with a value, as of the Effective Date, that is not less than the amount that it would receive if the Company were liquidated under Chapter 7 of the Bankruptcy Code on that date. This requirement is known as the "best interest of creditors" test.

         In a Chapter 7 case, a bankruptcy trustee would sell our assets to generate cash. In general, the net proceeds from the sale of assets encumbered by valid security interests would be paid to the creditors holding those security interests. The remaining proceeds would be applied to the administrative expenses of the liquidation, including the trustee's fees and the fees of his or her professionals, and then to certain statutory priority claims, including certain employee and tax claims. Proceeds remaining after the satisfaction of these claims would be available for distribution to unsecured creditors.

         Our Plan provides for different treatment of holders of our Senior Notes and trade and other general unsecured creditors: holders of Senior Notes will receive 100% of our New ZiLOG Common Stock; general unsecured creditors will receive payment in full in cash. In a Chapter 7 liquidation, this different treatment would not be permissible. If a Chapter 7 trustee liquidated the collateral that secures the Senior Notes and distributed the net sale proceeds to the holders of the Senior Notes, the unpaid deficiency owing on the Senior Notes would constitute unsecured claims. These claims would have the same priority as the General Unsecured Claims (Class 5 under the Plan). Holders of the Senior Note deficiency claims would share, on a pro rata basis, in the proceeds of any other assets (if any), after payment of the administrative expenses, priority, and other secured claims as discussed above.

         Our financial advisor, Lazard prepared a liquidation analysis in October 2001, as part of a presentation to the Informal Group. That presentation is attached as Exhibit 4, together with a summary of its underlying assumptions. It demonstrates that in a liquidation under Chapter 7 of the Bankruptcy Code, the aggregate recoveries to creditors would be less than under the Plan.

         The liquidation analysis does not expressly show the value of the collateral that secures the Senior Notes but makes the simplifying assumption that all liquidation proceeds available after payment of administrative expenses and CIT's secured claim would be paid to the holders of Senior Notes. In fact, some of the proceeds might be unencumbered and therefore payable on account of unsecured claims. As noted above, the portion of the Senior Note claims that remain unpaid from the proceeds of the Senior Note collateral would share, along with other general unsecured claims such as trade payables, in the amount payable on account of unsecured claims. Nevertheless, we believe that the assumption is reasonable under the circumstances, because the aggregate recoveries to all creditors other than CIT under the Plan exceeds their aggregate recoveries under a Chapter 7 liquidation, so even if all proceeds were unencumbered and available for unsecured claims, the Plan would meet the "best interest of creditors" test.

         The liquidation analysis does not include an analysis of potential recoveries of avoidable prebankruptcy transfers, such as preferences. Assets available for distribution to our unsecured creditors in a liquidation would include avoidable preference recoveries, but preference recoveries would also increase the amount of unsecured claims, because they would generally entitle the entity that was required to return the preference to the estate to an unsecured claim in the amount of the preference returned.

         We note possible avoidance of preferences of up to $12 million in
Section V.E.11, "THE REORGANIZATION PLAN - Other Plan Provisions - Releases." We have not, however, conducted an extensive preference analysis for this purpose, because the amount of potential recoveries must exceed nearly $50 million before it would begin to alter the analysis under the "best interest of creditors" test or under the alternatives to confirmation of the Plan discussed in Section X.A, "ALTERNATIVE TO CONFIRMATION AND CONSUMMATION OF THE PLAN - Liquidation Under Chapter 7."

         Our financial advisor estimates that after the Plan's confirmation and consummation, the Reorganized Debtors will have a Reorganization Value between $80 million and $100 million, as discussed below in Section IX.B.3, "CONFIRMATION AND EFFECTIVENESS OF THE PLAN - Confirmation Requirements - Best Interests Test." The holders of Senior Notes would therefore receive about $80-$100 million in distributions under the Plan, subject to dilution on account of the issuance of equity and stock options to management, but excluding any recovery on the New MOD III Series A and Series B Preferred Stock. Excluding possible preference recoveries, the estimated recovery value under a Chapter 7 liquidation for the holders of Senior Notes is about $31 million, as shown on Exhibit 4. We believe, therefore, that the Plan satisfies the best interest of creditors test as to all impaired Classes.

2.       Feasibility

         Section 1129(a)(11) of the Bankruptcy Code requires that the court determine that confirmation is not likely to be followed by the liquidation or the need for the Company's further financial reorganization. This is the so-called "feasibility" test. To meet this test, we must show that we can make all payments required to be made under the Plan on the Effective Date and that the Company is likely to be able to meet its obligations in the future.

         We believe that we will have ample cash on hand to make all payments required to be made on the Effective Date (see Exhibit 2 hereto), even assuming that we are unable to obtain an additional $10 million line of credit or term loan.

         With assistance from Lazard and others, we have prepared financial projections (the "Projections") of the Reorganized Debtors' operations for the years 2002-2004. The Projections are attached as Exhibit 4, along with a discussion of their underlying assumptions and certain cautions and other factors that should be considered in reviewing them. Among other things, the Projections reflect our post-confirmation business plan, discussed above. The Projections indicate that during the projected period, we will be able to meet all of our obligations under the Plan and maintain operations on a going-forward basis. The Company believes that it will have sufficient value and a positive track record of performance to refinance the obligations under the Amended and Restated Credit Agreement on or before the maturity of that facility. YOU SHOULD CONSULT WITH YOUR ACCOUNTANT, FINANCIAL ADVISOR OR OTHER ADVISOR IF YOU HAVE ANY QUESTIONS PERTAINING TO THESE FINANCIAL STATEMENTS.

         Based on the Projections, we believe that the Plan meets the feasibility test.

3.       Nonconsensual Confirmation

         Under Bankruptcy Code ss. 1129(b)(1), the bankruptcy court may confirm a plan, even if it is not accepted by all impaired classes of claims and interests, if, among other things, the plan "does not discriminate unfairly" and is "fair and equitable" as to each class that has rejected, or has not accepted the plan.

         Under the Plan, Class 8 (Old Common Stock) will receive an aggregate $50,000 to be distributed pro rata among its holders. We will not solicit acceptances from Class 8, so Class 8 will not have accepted the Plan. Accordingly, the Bankruptcy Court must find that the Plan does not discriminate unfairly and is fair and equitable with respect to Class 8.

         A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if the nonaccepting class is treated equally with respect to other classes of equal rank. Here, the interests in Class 8 are junior to the claims of all our creditors and to the interests of Class 7. Because there is no class of equal rank with Class 8, the Plan does not discriminate unfairly against Class 8.

         Under Bankruptcy Code ss. 1129(b)(2)(C), a plan is fair and equitable as to a class of equity interests that does not accept the plan, if the plan provides: (i) that each holder of an interest in the class will receive or retain on account of that interest property that has a value, as of the Effective Date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which the holder is entitled, any fixed redemption price to which the holder is entitled, or the value of such interest; or (ii) that no holder of an interest that is junior to the interest of the rejecting class will receive or retain under the plan any property on account of its junior interest.

         The Plan satisfies clause (ii) of ss. 1129(b)(2)(C), because there is no class junior to Class 8. It follows that no interest junior to the Interests in Class 8 will receive any property under the Plan.

         Finally, under the "fair-and-equitable" requirement, the court must find that no class senior to Class 8 will be paid more than in full. Under the Plan, we will pay all claims in full in cash, except for Class 3, which will receive 100% of the New MOD III Series A Preferred Stock, 50% of the New MOD III Series B Preferred Stock, and 100% of the New ZiLOG Common Stock (except for the 14% reserved for issuance under a management incentive plan). To determine whether Class 3 is being paid more than in full, it is necessary to calculate the value of the Reorganized Company, assuming that the Plan has been confirmed ("Reorganization Value").

         Our financial advisor, Lazard, has prepared an analysis of the Reorganized Company's Reorganization Value. That analysis is attached as
Exhibit 3, along with a discussion of the underlying assumptions and certain cautions and other factors that should be considered in reviewing it. The analysis concludes that, after the Plan's confirmation and consummation, the Reorganized Debtors will have a Reorganization Value between $80-$100 million.

         The principal amount currently outstanding under the Senior Notes is approximately $280 million, or more than twice the sum of the Reorganized Company's estimated Reorganization Value. Based on that analysis, we believe that the Plan pays neither Class 3 nor any other class more than in full, and that the Plan is therefore fair and equitable to Class 8

C.       Effectiveness of the Plan

1.       Conditions Precedent to Effectiveness

         The occurrence of the Plan's Effective Date and its consummation is subject to the satisfaction or waiver of several conditions precedent set forth in Section 10.1 of the Plan. The conditions are:

         o The Bankruptcy Court must have entered an order confirming the Plan, in form and substance reasonably satisfactory to the Informal Committee, no later than April 25, 2002. The confirmation order must, among other things, establish the Administrative Claims Bar Date and the Rejection Damages Deadline;

         o All conditions to the issuance of New ZiLOG Common Stock and New MOD III Preferred Stock, other than the occurrence of the Effective Date, if any, must have been satisfied;

         o There must not have occurred an Operational MAC Event or Liabilities MAC Event, as defined in Exhibit 8 to the Plan;

         o ZiLOG must have obtained by the Effective Date a revolving line of credit or term loan facility for at least $10,000,000 and otherwise on such terms as are reasonably acceptable to the Company and a majority of the Informal Group (provided that if any member of the Informal Group is providing the financing, then at least one member of the Informal Group who is not providing the financing shall be all that is required to approve those terms), in addition to that provided under the Amended and Restated Financing Agreement;

         o ZiLOG and the Informal Committee must have reached agreement on the documents to be filed in the Plan Supplement before the Exhibit Filing Date; and

         o All actions, other documents, and agreements necessary to implement the Plan must have been effectuated or executed and delivered.

2.       Waiver of Conditions

         The Informal Group and we may waive, in whole or in part, any of the conditions in Section 10.1 of the Plan (including those listed above), without notice to parties in interest or the bankruptcy court and without a hearing. Unless waived, the failure to satisfy any condition to the Effective Date will preclude the Effective Date's occurrence, regardless of the circumstances giving rise to the failure (including any action or inaction by us.

3.       Effect of Failure of Conditions

         If a condition specified in Section 10.1 of the Plan has not occurred or been waived on or before May 15, 2002, the confirmation order will be vacated, and the Plan will be null and void.

4.       Effect of Confirmation

         If the Plan is confirmed and becomes effective, its terms will be binding on all creditors and equity interest holders, including those who voted to reject the Plan or did not vote. All our and MOD III Subsidiary's obligations arising before the Plan's confirmation will be discharged, to be replaced by our obligations under the Plan. Creditors asserting pre-confirmation claims against the Company will be enjoined from taking any action to enforce or collect those claims, and may only assert the claims and exercise the rights provided in the Plan. Holders of our equity securities will be enjoined from taking any action to enforce rights relating to the equity securities.

                    X. ALTERNATIVES TO CONFIRMATION AND
                          CONSUMMATION OF THE PLAN

         If the Plan is not confirmed and consummated, the alternatives include (i) the Company's liquidation under Chapter 7 of the Bankruptcy Code and (ii) an alternative plan of reorganization.

A.       Liquidation Under Chapter 7

         If no plan can be confirmed, the Chapter 11 cases may be converted to a case under Chapter 7 of the Bankruptcy Code, in which case a trustee would be elected to liquidate our assets for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a Chapter 7 liquidation would have on the recoveries of holders of claims and equity interests is set forth in Section IX.B.1 above, and in the liquidation analysis attached as Exhibit 5.

         We believe that liquidation under Chapter 7 would result in smaller distributions to creditors than those provided for in the Plan, because of (a) the likelihood that our assets would have to be sold or otherwise disposed of in a less orderly fashion over a shorter period of time, (b) additional administrative expenses involved in the appointment of a trustee, and (c) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of our operations. And we believe that there would be no distributions to holders of interests.

B.       Alternative Plan of Reorganization

         If the Plan is not confirmed, we (or if our exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of our business or an orderly liquidation of its assets. We have explored various alternatives in connection with the formulation and development of the Plan described herein. We believe that the Plan enables creditors to realize the most value under the circumstances. In a liquidation under Chapter 11, our assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7, possibly resulting in somewhat greater, but indeterminate, recoveries than would be obtained in Chapter 7. For that and other reasons, a liquidation under Chapter 11 may be preferable to a Chapter 7 liquidation. We believe that any alternative liquidation under Chapter 11 is a much less attractive alternative to creditors than the Plan because of the greater return provided by the Plan.

          XI. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

         The following is a summary of certain Federal income tax consequences of the transactions proposed in the Plan for holders of Senior Notes, holders of Old ZiLOG Preferred Stock, the Company, and MOD III Subsidiary. This summary is provided for informational purposes only, is not intended to be a substitute for the receipt of tax advice, and is based upon existing Federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss all aspects of Federal income taxation which may be important to particular holders of Senior Notes or Old ZiLOG Preferred Stock in light of their specific circumstances (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations, partnerships, and foreign persons) or to persons that hold their Old ZiLOG Preferred Stock and Senior Notes, or will hold their New ZiLOG Common Stock, New MOD III Series A Preferred Stock, or New MOD III Series B Preferred Stock as part of a straddle, hedge, conversion, or constructive sale transaction for Federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. This summary assumes that holders have held their Old ZiLOG Preferred Stock and Senior Notes, and will hold their New ZiLOG Common Stock, New MOD III Series A Preferred Stock, and New MOD III Series B Preferred Stock, as capital assets (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the "Code"). In addition, this summary assumes that holders of Old ZiLOG Preferred Stock will not have, or be deemed to have, a continuing, direct or indirect, equity interest in the Company after the Effective Date, taking into account the attribution and constructive ownership rules under the Code. This summary furthermore does not address the Federal income tax consequences to holders of claims who are not entitled to vote. In addition, a substantial amount of time may elapse between the date of this Disclosure Statement and the receipt of a final distribution under the Plan. Developments of law subsequent to the date of this Disclosure Statement, such as additional tax legislation, court decisions, or administrative changes, could affect the Federal income tax consequences of the Plan and the transactions contemplated thereunder. No ruling will be sought from the Internal Revenue Service with respect to any of the tax aspects of the Plan and no opinion of counsel has been obtained by the Company or MOD III Subsidiary in respect thereof. The tax consequences to any particular investor may be uncertain and may vary depending on a holder's individual circumstances. Accordingly, each holder of a Senior Note and each holder of Old ZiLOG Preferred Stock is urged to consult his tax advisor regarding the Federal, state, local, and foreign income and other tax consequences of the Plan to such holder.

A.       Certain Federal Income Tax Consequences to Senior Note Holders

1.       General Considerations

                (a) Status of MOD III Subsidiary as Co-obligor of Senior Notes.

         Under the Plan, MOD III Subsidiary will become a co-obligor of a portion of the Senior Notes and will issue the New MOD III Series A Preferred Stock and the New MOD III Series B Preferred Stock in retirement of such portion of the Senior Notes. There is no legal authority that directly addresses the Federal income tax treatment of an existing debt instrument as to which a new entity has become a co-obligor and was not the original issuer, where the co-obligor subsequently retires such instrument by issuing a new security of the co-obligor. As described further below, for Federal income tax purposes, these transactions may be treated, in the alternative, as (i) a tax-free recapitalization between MOD III Subsidiary and holders of the Senior Notes, (ii) a taxable exchange directly between MOD III Subsidiary and holders of the Senior Notes, or (iii) a component of the exchange between ZiLOG and holders of the Senior Notes in which the New MOD III Series A Preferred Stock and the New MOD III Series B Preferred Stock is deemed to be "boot" received by the Senior Note holders in the exchange.

                (b) Classification of Senior Notes as "Securities" for
                    Federal Income Tax Purposes.

         The determination of whether (i) the exchange of a portion of the Senior Notes for New ZiLOG Common Stock and (ii) the exchange of a portion of the Senior Notes for New MOD III Series A Preferred Stock and New MOD III Series B Preferred Stock will be tax-free "recapitalizations" of the Company and MOD III Subsidiary, respectively, for Federal income tax purposes depends upon, among other things, whether the Senior Notes constitute "securities" for Federal income tax purposes.

         Whether a debt instrument qualifies as a "security" is a facts and circumstances test. The courts have often focused on the maturity date of the instrument. Generally, debt instruments with terms of less than five years have been held not to be securities, but debt instruments with terms of ten years or more have been held to be securities. Courts have also, among other approaches, used a "continuity-of-creditor" approach and have held that the maturity date of a debt instrument alone is not decisive and the overall nature of the debt instrument must be considered, including the degree of participation and continuing interest in the affairs of the business, the extent of the proprietary interest of the instrument in the corporate assets, and the purposes underlying the advances made.

                (c) Allocation of New ZiLOG Common Stock, New MOD III
                    Series A Preferred Stock, and New MOD III Series B Preferred Stock First to Repayment of Principal Amount of Senior Notes and Thereafter to Accrued but Unpaid Interest on the Senior Notes.

         The Plan provides that the value of the New ZiLOG Common Stock, New MOD III Series A Preferred Stock, and New MOD III Series B Preferred Stock issued to holders of Senior Notes in retirement of their Senior Notes shall first be applied to the repayment of the stated principal amount of the Senior Notes and the excess thereof, if any, shall be applied to the payment of accrued but unpaid interest on the Senior Notes. Accordingly, the Company and MOD III Subsidiary intend to report, for Federal income tax purposes, that the value of such New ZiLOG Common Stock, New MOD III Series A Preferred Stock, and New MOD III Series B Preferred Stock is first allocable to the repayment of the stated principal amount of the Senior Notes and the excess thereof, if any, is allocable to the payment of accrued but unpaid interest on the Senior Notes.

                (d) References to "Fair Market Value."

         All references set forth in the discussion below to the "fair market value" of the New ZiLOG Common Stock, New MOD III Series A Preferred Stock, and New MOD III Series B Preferred Stock refer to the fair market value of each such instrument as determined on the Effective Date.

2.       Holders of Senior Notes (Class 3)

                (a) Exchange of a Portion of Senior Notes for New ZiLOG
                    Common Stock - Tax-free Recapitalization Treatment.

         If the Senior Notes are classified as "securities" for Federal income tax purposes, then the exchange of a portion of the Senior Notes for New ZiLOG Common Stock should qualify as a tax-free recapitalization. Under this treatment and subject to the discussion below, a holder of Senior Notes will generally:

                   (1) not recognize gain or loss as a result of the exchange;

                   (2) have a tax basis in the New ZiLOG Common Stock received equal to the sum of the adjusted tax basis of the portion of the Senior Notes surrendered in exchange therefor and the fair market value of any New ZiLOG Common Stock attributable to accrued but unpaid interest on the Senior Notes; and

                   (3) have a holding period for the New ZiLOG Common Stock that includes the holding period of the Senior Notes (other than in the case of any such stock attributable to accrued but unpaid interest on the Senior Notes, which holding period will commence with the Effective
Date).

         A holder of Senior Notes may recognize gain (but not loss) in the event that the receipt of the New MOD Series A Preferred Stock and the New MOD III Series B Preferred Stock is deemed to be "boot" distributed by ZiLOG as part of the exchange between ZiLOG and the Senior Note holders and is not treated as a separate transaction between MOD III Subsidiary and the Senior Note holders. The amount of gain recognized by a holder of Senior Notes will be the lesser of the amount of (x) gain "realized" (i.e., the excess of (A) the fair market value of the New ZiLOG Common Stock, New MOD III Series A Preferred Stock, and New MOD III Series B Preferred Stock received in the exchange (other than any amount of such value attributable to accrued but unpaid interest on the Senior Notes) over (B) the adjusted tax basis in the Senior Notes surrendered in exchange therefor) or (y) the aggregate fair market value of the New MOD III Series A Preferred Stock and the New MOD III Series B Preferred Stock received (reduced by any amount of such value attributable to accrued but unpaid interest on the Senior Notes).

         In that case, a holder of Senior Notes will have (i) a tax basis in the New ZiLOG Common Stock received equal to the adjusted tax basis of the Senior Notes surrendered in exchange therefor, decreased by the fair market value of the New MOD III Series A Preferred Stock and the New MOD III Series B Preferred Stock received (other than any amount of such value attributable to accrued but unpaid interest on the Senior Notes) and increased by the amount of gain, if any, recognized on the exchange and the fair market value of any New ZiLOG Common Stock attributable to accrued but unpaid interest on the Senior Notes, (ii) a tax basis in the New MOD III Series A Preferred Stock and the New MOD III Series B Preferred Stock equal to their respective fair market values, (iii) a holding period for the New ZiLOG Common Stock that includes the holding period of the Senior Notes (other than in the case of any such stock attributable to accrued but unpaid interest on the Senior Notes, which holding period will commence with the Effective Date), and (iv) a holding period for the New MOD III Series A Preferred Stock and the New MOD III Series B Preferred Stock that commences as of the Effective Date.

         Except to the extent of the portion of gain subject to tax as ordinary "dividend" income under section 356 of the Code or attributable to any accrued but unrecognized market discount on Senior Notes, any such gain recognized by a holder will be capital gain, and will be long-term if the Senior Notes have been held for more than one year as of the Effective Date. Any remaining accrued but unrecognized market discount on the portion of the Senior Notes surrendered in the exchange will carry over to the New ZiLOG Common Stock. New ZiLOG Common Stock, New MOD III Series A Preferred Stock, and New MOD III Series B Preferred Stock received in the exchange that is attributable, if any, to accrued but unrecognized interest on the Senior Notes will be subject to tax as ordinary interest income.

                (b) Alternative Tax Treatment to the Tax Treatment
                    Described in Paragraph (a) Above: Exchange of a Portion of Senior Notes for New ZiLOG Common Stock - Taxable Exchange Treatment.

         If the exchange of Senior Notes for either (A) New ZiLOG Common Stock or (B) New ZiLOG Common Stock, New MOD III Series A Preferred Stock, and New MOD III Series B Preferred Stock (provided that the New MOD III Series A Preferred Stock and New MOD III Series B Preferred Stock are deemed to be transferred by the Company directly (rather than by MOD III Subsidiary) to holders of Senior Notes) is treated as a fully taxable exchange, then under this treatment, a holder will generally recognize gain or loss, for Federal income tax purposes, in an amount equal to the difference between (x) the fair market value of New ZiLOG Common Stock (plus, if applicable, the fair market value of the New MOD III Series A Preferred Stock and the New MOD III Series B Preferred Stock) received in the exchange (other than the amount of such consideration attributable to accrued but unpaid interest on the Senior Notes) and (y) the adjusted tax basis of the portion (or, if applicable, all) of the Senior Notes surrendered in exchange therefor. Any such gain or loss will be capital gain (except to the extent of any such gain attributable to accrued but unrecognized market discount on the Senior Notes) or loss, and will be long-term if the Senior Notes have been held for more than one year as determined on the Effective Date. In addition, the deductibility of capital loss may be subject to limitations for Federal income tax purposes. A holder will have a tax basis in the New ZiLOG Common Stock equal to its fair market value (and, if applicable, a tax basis in the New MOD III Series A Preferred Stock and New MOD III Series B Preferred Stock equal to their respective fair market values) and a holding period for the New ZiLOG Common Stock (and, if applicable, the New MOD III Series A Preferred Stock and the New MOD III Series B Preferred Stock) that commences with the Effective Date. New ZiLOG Common Stock (and, if applicable, New MOD III Series A Preferred Stock and New MOD III Series B Preferred Stock) received that is attributable, if any, to accrued but unrecognized interest on the portion (or all) of the Senior Notes surrendered in exchange therefor will be subject to tax as ordinary interest income.

                (c) Exchange of a Portion of Senior Notes for New MOD III
                    Series A Preferred Stock and New MOD III Series B Preferred Stock - Tax-free Recapitalization Treatment.

         If (1) the exchange of a portion of the Senior Notes for New MOD III Series A Preferred Stock and New MOD III Series B Preferred Stock is treated as an exchange directly between MOD III Subsidiary and the holders of Senior Notes, (2) the exchange is not disqualified as a "recapitalization" by virtue of MOD III Subsidiary becoming a "co-obligor" in respect of, rather than having been an original "issuer" of, the Senior Notes, and (3) the Senior Notes are classified as "securities" for Federal income tax purposes, then the exchange of Senior Notes for New MOD III Series A Preferred Stock and New MOD III Series B Preferred Stock should qualify as a tax-free recapitalization of MOD III Subsidiary. Under this treatment and subject to the discussion below, a holder of Senior Notes will generally:

                    (1) not recognize any gain or loss as a result of the exchange;

                    (2) have an aggregate tax basis in the New MOD III Series A Preferred Stock and New MOD III Series B Preferred Stock received equal to the sum of (A) the adjusted tax basis of the portion of the Senior Notes surrendered in exchange therefor and (B) the fair market value of any New MOD III Series A Preferred Stock and New MOD III Series B Preferred Stock attributable to accrued but unpaid interest on the Senior Notes; and

                    (3) have a holding period for the New MOD III
Series A Preferred Stock and New MOD III Series B Preferred Stock that includes the holding period of the Senior Notes (other than in the case of any such stock attributable to accrued but unpaid interest on the Senior Notes, which holding period will commence with the Effective Date).

         The aggregate tax basis in the New MOD III Series A Preferred Stock and the New MOD III Series B Preferred Stock described in item (2) immediately above will be allocated to each of the New MOD III Series A Preferred Stock and the New MOD III Series B Preferred Stock received in the exchange on the basis of their relative fair market values. Any accrued but unrecognized market discount on the portion of the Senior Notes surrendered in the exchange will carryover to the New MOD III Series A Preferred Stock and New MOD III Series B Preferred Stock. New MOD III Series A Preferred Stock and New MOD III Series B Preferred Stock received that is attributable, if any, to accrued but unrecognized interest on the portion of the Senior Notes surrendered in exchange therefor will be subject to tax as ordinary interest income.

                (d) Alternative Tax Treatment to the Tax Treatment Described
                    in Paragraph (c) Above: Exchange of a Portion of Senior Notes for New MOD III Series A Preferred Stock and New MOD III Series B Preferred Stock -
                    Taxable Exchange Treatment.

         If the exchange of a portion of Senior Notes for New MOD III Series A Preferred Stock, and New MOD III Series B Preferred Stock is not treated as a tax-free recapitalization of MOD III Subsidiary but instead is treated as a taxable exchange directly between MOD III Subsidiary and the holders of Senior Notes, then a holder of Senior Notes will generally recognize gain or loss in an amount equal to the difference between (x) the fair market value of the New MOD III Series A Preferred Stock and New MOD III Series B Preferred Stock (other than the amount of any such consideration attributable to accrued but unpaid interest on the Senior Notes) and (y) the adjusted tax basis of the portion of the Senior Notes surrendered in exchange therefor. Any such gain or loss will be capital gain (except to the extent of any such gain attributable to accrued but unrecognized market discount on the Senior Notes) or loss, and will be long-term if the Senior Notes have been held for more than one year as determined on the Effective Date. The deductibility of capital loss may be subject to limitations for Federal income tax purposes. A holder will have a tax basis in the New MOD III Series A Preferred Stock and New MOD III Series B Preferred Stock equal to their respective fair market values and a holding period for the New MOD III Series A Preferred Stock and New MOD III Series B Preferred Stock that commences with the Effective Date. New MOD III Series A Preferred Stock and New MOD III Series B Preferred Stock received that is attributable, if any, to accrued but unrecognized interest on the portion of the Senior Notes surrendered in exchange therefor will be subject to tax as ordinary interest income.

B.       Certain Federal Income Tax Consequences to Holders of Shares

1.       Holders of Old ZiLOG Preferred Stock (Class 7)

         The Company intends to treat the payment of cash to holders of Old ZiLOG Preferred Stock in exchange for the redemption of the Old ZiLOG Preferred Stock as an "exchange" in redemption of such shares for Federal income tax purposes. Under this treatment and assuming that a holder of Old ZiLOG Preferred Stock will not have, or be deemed to have, a continuing equity interest in the Company after the Effective Date (as described above in the first paragraph under the heading "Certain Federal Income Tax Consequences of the Plan"), such holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized in the transaction and the holder's adjusted tax basis in the Old ZiLOG Preferred Stock redeemed in exchange therefor. Any such gain or loss will be long-term if the Old ZiLOG Preferred Stock has been held for more than one year as determined on the Effective Date. The deductibility of capital loss may be subject to limitations. No assurances may be given as to whether the Internal Revenue Service would successfully challenge such treatment. Accordingly, each holder of Old ZiLOG Preferred Stock is urged to consult his tax advisor as to the specific Federal income tax considerations relating to his ownership of the Old ZiLOG Preferred Stock and the tax consequences of the Plan.

C. Certain Federal Income Tax Consequences to Holders of New MOD III Series A Preferred Stock

1.       Imputed Dividends

         Under the Treasury regulations, holders of preferred stock which is issued with a redemption premium or an accreting dividend may be required to include in income on an annual basis, as ordinary dividend income for Federal income tax purposes, a ratable portion of such premium or accretion under principles similar to those applicable to debt instruments issued with original issue discount. Under these rules, dividends are imputed for any particular taxable year only to the extent the corporation has available "earnings and profits" as determined under Federal income tax principles. Generally, these rules are limited to preferred stock that has limited privileges and does not participate in corporate growth to any significant extent. There is no legal authority, however, that directly addresses whether a preferred equity instrument with terms similar to the New MOD III Series A Preferred Stock will be subject to these redemption premium and accretion rules. Because the aggregate Liquidation Preference of the New MOD III Series A Preferred Stock is anticipated to represent a preponderance of the capitalized value of MOD III Subsidiary on the Effective Date, MOD III Subsidiary intends to treat the New MOD III Series A Preferred Stock, for purposes of the Federal income tax imputed dividend rules, as similar to common stock which significantly participates in corporate growth and thus not subject to the imputed dividend rules described above.

         If the Internal Revenue Service were to successfully assert that the New MOD III Series A Preferred Stock is subject to the imputed dividend rules of the Code as described above, holders of New MOD III Series A Preferred Stock would be required to include imputed dividends in income over the period that they hold the New MOD III Series A Preferred Stock in advance of the receipt of cash attributable thereto. The aggregate measure of the imputed dividends includible in income over the term of the New MOD III Series A Preferred Stock would generally be equal to the sum of (i) the stated dividends accruing during the term that the New MOD III Series A Preferred Stock remains outstanding and (ii) the excess of the Liquidation Preference of the New MOD III Series A Preferred Stock over its fair market value. Any amount of imputed dividends includible in income for a particular taxable year would be limited to a New MOD III Series A Preferred Stock holder's pro rata share of available earnings and profits of MOD III Subsidiary for such taxable year as determined for Federal income tax purposes, if any. Any such imputed dividend income would increase a holder's adjusted tax basis in the New MOD III Series A Preferred Stock.

2.       Disposition of New MOD III Series A Preferred Stock

                (a) Sale or Other Taxable Disposition (Other than Redemption).

         A holder will generally recognize gain or loss upon the sale or other taxable disposition (other than redemption) of the New MOD III Series A Preferred Stock in an amount equal to the difference between the amount realized by the holder in such disposition and such holder's adjusted tax basis in the New MOD III Series A Preferred Stock. Except to the extent of the portion of gain attributable to any accrued but unrecognized market discount on the New MOD III Series A Preferred Stock as described above, any such gain or loss will be capital gain or loss and will be long-term if the New MOD III Series A Preferred Stock has been held for more than one year. The deductibility of capital loss may be subject to limitations.

                (b) Redemption.

         If the New MOD III Series A Preferred Stock is redeemed in a transaction in which the holder of the New MOD III Series A Preferred Stock will not have, or be deemed to have, a continuing, significant equity interest in MOD III Subsidiary after such redemption, taking into account the attribution and constructive ownership rules under the Code, then a holder will recognize gain or loss in accordance with the rules described in the immediately preceding paragraph. Generally, for this purpose a holder will not have, and will not be deemed to have, a continuing significant equity interest in MOD III Subsidiary, if after any such redemption (or partial redemption) and taking into account the attribution and constructive ownership rules of the Code, the holder (i) owns less than 50% of the voting power of all classes of stock of MOD III Subsidiary, (ii) has reduced its percentage interest in MOD III Subsidiary's voting stock by more than 20%, and (iii) has reduced its percentage interest in MOD III Subsidiary's common stock by more than 20% (including, for this purpose, taking into account any New MOD III Series A Preferred Stock and New MOD III Series B Preferred Stock held by the holder immediately after any such redemption).

         If, on the other hand, the New MOD III Series A Preferred Stock is redeemed in a transaction in which the holder of the New MOD III Series A Preferred Stock will have, or be deemed to have, a continuing, significant equity interest in MOD III Subsidiary after such redemption, taking into account the attribution and constructive ownership rules under the Code then, depending on the facts and circumstances prevailing at the time of such redemption, (x) the amount received upon such redemption may be treated as ordinary dividend income (rather than a return of basis or capital gain) to the extent of such holder's pro rata share of the earnings and profits of MOD III Subsidiary as determined for Federal income tax purposes and (y) a claim in respect of any loss may be required to be deferred.

D. Certain Federal Income Tax Consequences to Holders of New MOD III Series B Preferred Stock

1.       Disposition of New MOD III Series B Preferred Stock

                (a) Sale or Other Taxable Disposition (Other than a Redemption).

         A holder will generally recognize gain or loss upon the sale or other taxable disposition (other than a redemption) of the New MOD III Series B Preferred Stock in an amount equal to the difference between the amount realized by the holder in such disposition and such holder's adjusted tax basis in the New MOD III Series B Preferred Stock. Except to the extent of the portion of gain attributable to any accrued but unrecognized market discount on the New MOD III Series B Preferred Stock as described above, any such gain or loss will be capital gain or loss and will be long-term if the New MOD III Series B Preferred Stock has been held for more than one year. The deductibility of capital loss may be subject to limitations.

                (b) Redemption.

         If the New MOD III Series B Preferred Stock is redeemed in a transaction in which the holder of the New MOD III Series B Preferred Stock will not have, or be deemed to have, a continuing, significant equity interest in MOD III Subsidiary after such redemption, taking into account the attribution and constructive ownership rules under the Code, then a holder will recognize gain or loss in accordance with the rules described in the immediately preceding paragraph. If, on the other hand, the New MOD III Series B Preferred Stock is redeemed in a transaction in which the holder of the New MOD III Series B Preferred Stock retains a significant equity interest in MOD III Subsidiary after such redemption, then, depending on the facts and circumstances prevailing at the time of such redemption, (x) the amount received upon such redemption may be treated as ordinary dividend income (rather than a return of basis or capital gain) to the extent of such holder's pro rata share of the earnings and profits of MOD III Subsidiary as determined for Federal income tax purposes and (y) a claim in respect of any loss may be required to be deferred.

E.       Certain Federal Income Tax Consequences to Holders of New
         ZiLOG Common Stock

1.       Disposition of New ZiLOG Common Stock

                (a) Sale or Other Taxable Disposition (Other than a Redemption).

         A holder will generally recognize gain or loss upon the sale or other taxable disposition (other than a redemption) of the New ZiLOG Common Stock in an amount equal to the difference between the amount realized by the holder in such disposition and such holder's adjusted tax basis in the New ZiLOG Common Stock. Except to the extent of the portion of gain attributable to any accrued but unrecognized market discount on the New ZiLOG Common Stock as described above, any such gain or loss will be capital gain or loss and will be long-term if the New ZiLOG Common Stock has been held for more than one year. The deductibility of capital loss may be subject to limitations.

                  (b) Redemption.

         If the New ZiLOG Common Stock is redeemed in a transaction in which the holder of the New ZiLOG Common Stock will not have, or be deemed to have, a continuing, significant equity interest in the Company after such redemption, taking into account the attribution and constructive ownership rules under the Code, then a holder will recognize gain or loss in accordance with the rules described in the immediately preceding paragraph. If, on the other hand, the New ZiLOG Common Stock is redeemed in a transaction in which the holder of the New ZiLOG Common Stock retains a significant equity interest in the Company after such redemption, then, depending on the facts and circumstances prevailing at the time of such redemption, (x) the amount received upon such redemption may be treated as ordinary dividend income (rather than a return of basis or capital gain) to the extent of such holder's pro rata share of the earnings and profits of the Company as determined for Federal income tax purposes and (y) a claim in respect of any loss may be required to be deferred.

F.       Certain Federal Income Tax Consequences to the Company and
         MOD III Subsidiary

1.       Cancellation of Indebtedness Income

         A debtor must generally include in gross income, for Federal income tax purposes, the amount of any cancellation of indebtedness income ("COD") realized during the taxable year. COD generally equals the excess of the amount of debt discharged (including accrued but unpaid interest) over the "value" paid in satisfaction thereof, which "value" is generally equal to the sum of cash paid and the fair market value of property transferred as determined under Federal income tax principles. If the discharge of such debt occurs while the debtor is under the jurisdiction of a court in a title 11 case, the debtor will not include in gross income, for Federal income tax purposes, any COD resulting from such discharge. Instead, such COD will generally reduce certain tax attributes of the debtor (and possibly certain tax attributes of its affiliates) as prescribed by the Code, including operating losses, net operating loss carryovers, tax credits, and tax credit carryforwards (collectively, "NOLs"), and the tax basis of the assets of the debtor (and possibly the tax basis of its affiliates). In addition, such NOLs may also be reduced under the section 382 ownership change provisions of the Code applicable to corporations undergoing an "ownership change" for Federal income tax purposes in the context of a bankruptcy proceeding. During the post-bankruptcy period, the availability of any surviving NOLs (and certain recognized "built-in" losses) may become subject to the substantial limitations under such ownership change provisions.

         Upon implementation of the Plan, the Company expects to (i) realize a substantial amount of COD arising from the discharge of its Senior Notes pursuant to the Plan and (ii) become subject to the section 382 ownership change provisions applicable in the context of a bankruptcy proceeding. As a result thereof, the NOLs of the Company are anticipated to be substantially reduced or eliminated altogether. In addition to such NOL reduction, it is possible that the adjusted tax basis of the assets of the Company (and possibly the adjusted tax basis of the Company's affiliates) may also become substantially reduced. NOLs (and certain "built-in" losses), if any, that survive such reduction may, during the post-bankruptcy period, be subject to the limitations imposed under the section 382 ownership change provisions of Code. In addition, MOD III Subsidiary may realize COD arising from the discharge of the portion of the Senior Notes in respect of which MOD III Subsidiary has become a co-obligor, in which case the tax attributes of MOD III Subsidiary would be subject to reduction as a result thereof.

G.       Information Reporting and Backup Withholding

         Certain payments, including the issuance or transfer of securities in settlement of claims and cash paid in redemption of the Old ZiLOG Preferred Stock pursuant to the Plan are generally subject to information reporting by the payor to the Internal Revenue Service. Such reportable payments are, moreover, subject to backup withholding under certain circumstances. Under the backup withholding rules of the Code, a holder of a claim or Old ZiLOG Preferred Stock may be subject to backup withholding at the applicable rate with respect to distributions or payments made pursuant to the Plan, unless the holder: (i) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number and certifies under penalties of perjury that (x) the taxpayer identification number is correct, (y) the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income, and (z) the taxpayer is a United States person.

                        XII. ADDITIONAL DISCLOSURE

A.       Incorporation of Documents By Reference

         The following documents that we previously filed with the Securities and Exchange Commission ("SEC") are attached as Exhibits and are incorporated in this Offering Memorandum and Disclosure Statement by reference:

         o Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000;

         o Quarterly Report on Form 10-Q for the quarter ended April 2, 2001;

         o Quarterly Report on Form 10-Q for the quarter ended July 1, 2001;

         o Quarterly Report on Form 10-Q for the quarter ended September 30, 2001; and

         o    Current Report on Form 8-K filed December 28, 2001.

         We encourage our securities holders to review those documents referenced above, especially those sections and notes specifically referred to in this Offering Memorandum and Disclosure Statement.

         In addition, all reports and other documents that we filed in accordance with the Exchange Act after the date of this Offering Memorandum and Disclosure Statement and before the Voting Deadline will be deemed to be incorporated by reference into and to be a part of this Offering Memorandum and Disclosure Statement from the dates of filing of those reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference will be deemed to be modified or superseded for purposes of this Offering Memorandum and Disclosure Statement to the extent that a statement contained in this document, or in any other later-filed document which also deemed to be incorporated by reference herein, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Offering Memorandum and Disclosure Statement.

B.       Cautionary Statements

         This Offering Memorandum and Disclosure Statement includes forward-looking statements within the meaning of the Private Securities Reform Act of 1995. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will," and similar expressions and include references to assumptions and relate to our future prospects, developments, and business strategies.

         Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

         o our ability to consummate the restructuring on the terms and with the timing outlined herein; and

         o our ability to improve our operating performance in accordance with long-term strategy.

         We undertake no obligation to revise the forward-looking statements included in this Offering Memorandum and Disclosure Statement to reflect any future events or circumstances. We discussed some of the factors that could cause or contribute to these differences in Section VII
- "CERTAIN FACTORS AND RISKS AFFECTING THE COMPANY," as well as elsewhere in this Offering Memorandum and Disclosure Statement.

         The information as of and for the year ended December 31, 2001 is unaudited and has been prepared in conformity with generally accepted accounting principles. In the opinion of management, the information for the year ended December 31, 2001 reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the period presented. The results of operations for the year ended December 31, 2001 are not necessarily indicative of the results that may be expected for any future period.

C.       Where You Can Find More Information

         We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly, and current reports and other information with the SEC. The public may read and copy any reports or other information that we file at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330 (1-800-732-0330). SEC filings are also available to the public from commercial document retrieval services and at a web site maintained by the SEC at "http://www.SEC.gov."

                             XIII. CONCLUSION

         The Plan provides for an equitable and early distribution to creditors. We believe that the Company's liquidation or any other alternative to confirmation could result in significant delays, litigation, and costs, and reduce your recovery. For these reasons, we urge you to return your ballot accepting the Plan.



Dated:  January 28, 2002



--------